            Securities and Exchange Commission on March 11, 1998
                                                 REGISTRATION NO. 333-46515
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         -----------------------------
                                  FORM S-4/A
                               (AMENDMENT NO. 1)
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933
                         -----------------------------
                          WHITNEY HOLDING CORPORATION
            (Exact name of registrant as specified in its charter)
                         -----------------------------

         LOUISIANA                                 6711                      72-6017893
(State or other jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)         Classification Code Number)        Identification No.)

                          ---------------------------

                            228 St. Charles Avenue
                         New Orleans, Louisiana  70130
                                (504) 586-7117
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

    Joseph S. Schwertz, Jr., Esq.             Copies to:                          Copies to:
            Secretary                  Patrick J. Butler, Jr., Esq.           Paul M. Haygood, Esq.
    Whitney Holding Corporation       Milling, Benson, Woodward,         Correro Fishman Haygood Phelps
   228 St. Charles Ave. - Room 622   Hillyer, Pierson & Miller, L.L.P.    Weiss Walmsley & Casteix, L.L.P.
       New Orleans, LA  70130         909 Poydras Street, Suite 2300    201 St. Charles Avenue, 46th Floor
          (504) 586-3474                New Orleans, LA 70112             New Orleans, Louisiana 70170
  (Name, address, including zip code, and
telephone number, including area code, of agent for service)
                                           -------------------

 APPROXIMATE  DATE  OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
Upon submission of the Plan of Merger described in this registration statement for the vote of shareholders of Louisiana National Security Bank.
                         -----------------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

                         -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                          WHITNEY HOLDING CORPORATION
                             CROSS REFERENCE SHEET

Item of Form S-4                             Location in Prospectus
----------------                             ----------------------

A.  Information About the Transaction

    1.  Forepart of Registration             Cover Page
        Statement and Outside Front Cover
        Page of Prospectus

    2.  Inside Front and Outside Back        Inside Cover; Table of Contents
        Cover Pages of Prospectus

    3.  Risk Factors, Ratio of Earnings      Summary
        to Fixed Charges and Other
        Information

    4.  Terms of the Transaction             Summary; The Plan of Merger

    5.  Pro Forma Financial Information      *

    6.  Material Contacts with the           The Plan of Merger - Background; The
        Company Being Acquired               Plan of Merger - Reasons for the Plan
                                             of Merger; The Plan of Merger -
                                             Recommendation of LNSB's Board of
                                             Directors

    7.  Additional Information Required      *
        for Reoffering by Persons and
        Parties Deemed to be Underwriters

    8.  Interests of Named Experts and       *
        Counsel

    9.  Disclosure of Commission             *
        Position on Indemnification for
        Securities Act Liabilities

B.  Information About the Registrant

    10. Information with Respect to S-3      Inside Cover; Summary; Information
        Registrants                          about Whitney

    11. Incorporation of Certain             Information about Whitney;
        Information by Reference             Incorporation of Certain Documents by
                                             Reference

    12. Information with Respect to S-2      *
        or S-3 Registrants

    13. Incorporation of Certain             *
        Information by Reference

    14. Information with Respect to          *
        Registrants other than S-3 or S-2
        Registrants

C.  Information About the Company
    Being Acquired

    15. Information with Respect to S-3      *
        Companies

    16. Information with Respect to S-2      *
        or S-3 Companies


                          WHITNEY HOLDING CORPORATION
                             CROSS REFERENCE SHEET


Item of Form S-4                             Location in Prospectus
----------------                             ----------------------
    17. Information with Respect to          Information about LNSB
        Companies other than S-3 or S-2
        Companies

D.  Voting and Management Information

    18. Information if Proxies,
        Consents or Authorizations are to
        be Solicited

        (1) Date, Time and Place             The Meeting - General
            Information

        (2) Revocability of Proxy            The Meeting - Solicitation, Voting
                                             and Revocation of Proxies

        (3) Dissenters' Rights of            Dissenters' Rights
            Appraisal

        (4) Persons Making the               The Meeting - General; The Meeting
            Solicitation                     -Solicitation, Voting and Revocation
                                             of Proxies

        (5) Interests of Certain             Summary - Interests of Certain
            Persons in Matters to be         Persons; The Plan of Merger -
            Acted Upon; Voting Securities    Interests of Certain Persons;
            and Principal Holders Thereof    Information About LNSB - Security
                                             Holdings of Principal Shareholders
                                             and Management

        (6) Vote Required for Approval       The Meeting - Shares Entitled to
                                             Vote; Quorum; Vote Required

        (7) Directors and Executive          Information About LNSB
            Officers; Executive
            Compensation; Certain
            Relationships and Related
            Transactions

    19. Information if Proxies,              *
        Consents or Authorizations are
        not to be Solicited or in an
        Exchange Offer

*Not applicable or answer is in the negative.

               [LETTERHEAD OF LOUISIANA NATIONAL SECURITY BANK]

                                March 13, 1998


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of Louisiana National Security Bank ("LNSB"), to be held in the main office of LNSB, 420 Mississippi Street, Donaldsonville, Louisiana on Monday, May 11, 1998 at 10:00 a.m., local time.

     The purpose of the Meeting will be to consider and vote upon an Agreement and Plan of Merger dated December 5, 1997 between Whitney Holding Corporation ("Whitney"), Whitney National Bank ("Whitney Bank") and LNSB and the related Agreement of Merger of LNSB into Whitney Bank (collectively, the "Plan of Merger") pursuant to which (a) LNSB would merge into Whitney Bank (the "Merger") and (b) each outstanding share of common stock of LNSB would be converted into shares of Whitney common stock on terms stated in the Plan of Merger. You are urged to read the attached Proxy Statement-Prospectus in its entirety for a more complete description of the terms of the Plan of Merger.

     The Board of Directors of LNSB has unanimously approved the Plan of Merger as being in the best interests of LNSB's shareholders. Chaffe & Associates, Inc., an investment banking firm experienced in the valuation of banking institutions, has advised your Board of Directors that, in its opinion, the consideration to be received by LNSB's shareholders pursuant to the Plan of Merger is fair, from a financial point of view, to LNSB's shareholders. Upon consummation of the Plan of Merger, you would receive common stock of Whitney, one of the largest Louisiana-based bank holding companies. It is a condition to the consummation of the Plan of Merger that LNSB and Whitney receive an opinion that the Merger will qualify as a tax-free reorganization for federal income tax purposes. The Board believes that LNSB's merger into Whitney will enhance our ability to compete effectively in the changing economic and legal environment facing all financial institutions, while continuing to offer a broad range of banking services to the market areas currently served by LNSB. In addition, Whitney's common stock is quoted on the Nasdaq National Market System, providing shareholders of LNSB, who pursuant to the Plan of Merger would become shareholders of Whitney, with the liquidity of owning publicly traded securities.

     The accompanying Notice of Special Meeting and Proxy Statement-Prospectus contain information about the proposed Plan of Merger. Please read carefully these materials and the documents about Whitney incorporated by reference herein. Copies of the documents about Whitney incorporated by reference are available as indicated under the caption "Documents Incorporated by Reference."

     The Board of Directors recommends that you vote FOR the Plan of Merger and urges you to sign and date the enclosed proxy and return it promptly in the accompanying envelope in order to ensure that your vote is counted. Of course, if you attend the Meeting, you nevertheless may vote in person, even though you previously returned your proxy.

     Finally, both personally and on behalf of the Board of Directors, I would like to express our appreciation to all of the shareholders of LNSB for your loyalty and support over many years. Your commitment to LNSB has been a great asset to the Board, LNSB, and our loyal employees, and we very much appreciate it.

                                         Very truly yours,



                                         James H. Thibaut
                                         Chairman of the Board and President

                       LOUISIANA NATIONAL SECURITY BANK
                            420 Mississippi Street
                        Donaldsonville, Louisiana 70346

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD MONDAY, MAY 11, 1998

To the Holders of Common Stock of Louisiana National Security Bank:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Louisiana National Security Bank ("LNSB") will be held at its main office, 420 Mississippi Street, Donaldsonville, Louisiana 70346, on Monday,
May 11, 1998 at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated December 5, 1997 between Whitney Holding Corporation ("Whitney"), Whitney National Bank ("Whitney Bank") and LNSB, and the related Agreement of Merger of LNSB into Whitney Bank, copies of which are attached as Appendix A to the accompanying Proxy Statement-Prospectus and are incorporated hereby by reference (collectively, the "Plan of Merger"), pursuant to which, among other things: (a) LNSB would merge into Whitney Bank and (b) each outstanding share of common stock of LNSB would be converted into shares of Whitney common stock as determined in accordance with the terms of the Plan of Merger, all as more fully described in the attached Proxy Statement-Prospectus.

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on March 10, 1998 are entitled to notice of and to vote at the Meeting or any adjournment or postponements thereof. Dissenting shareholders who comply with the procedural requirements of 12 U.S.C. (S)215a will be entitled to receive payment of the cash value of their shares based upon the appraisal prescribed by 12 U.S.C.
(S)215a.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and to return it promptly.

                              By order of the Board of Directors
                              of Louisiana National Security Bank



                              Lloyd Giblin
                              Secretary

Donaldsonville, Louisiana
March 13, 1998

--------------------------------------------------------------------------------

                               I M P O R T A N T

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER THAT YOU HOLD. PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POST-PAID ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF LNSB OR BY EXECUTING A PROXY OF A LATER DATE AND FILING IT WITH THE SECRETARY OF LNSB AT OR BEFORE THE MEETING.

--------------------------------------------------------------------------------

                       LOUISIANA NATIONAL SECURITY BANK

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD MONDAY, MAY 11, 1998

                           -------------------------

                          WHITNEY HOLDING CORPORATION

                                  PROSPECTUS
                          COMMON STOCK, NO PAR VALUE

     This Proxy Statement-Prospectus is being furnished to holders of common stock, par value $20.00 per share ("LNSB Common Stock"), of Louisiana National Security Bank ("LNSB") in connection with the solicitation of proxies by LNSB's Board of Directors for use at a Special Meeting of Shareholders of LNSB (the "Meeting") to be held on Monday, May 11, 1998 at 10:00 a.m., local time, at LNSB's main office, 420 Mississippi Street, Donaldsonville, Louisiana 70346, and at any adjournments or postponements thereof. The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated December 5, 1997 among LNSB, Whitney Holding Corporation ("Whitney") and Whitney National Bank ("Whitney Bank"), and the related Agreement of Merger of LNSB into Whitney Bank (collectively, the "Plan of Merger"). The Plan of Merger provides for, among other things, the merger of LNSB into Whitney Bank (the "Merger"). Upon consummation of the Merger, each outstanding share of LNSB Common Stock will be converted into shares of common stock, no par value, of Whitney ("Whitney Common Stock") in the manner described herein, with cash being paid for any fractional share interests. See "The Plan of Merger--Description of the Plan of Merger--Conversion of Common Stock." Consummation of the Merger requires the approval of the holders of at least two-thirds of the outstanding shares of LNSB Common Stock. Consummation of the Merger is also subject to the satisfaction of certain other conditions, including obtaining necessary regulatory approvals.

     Whitney has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering approximately 575,281 shares of Whitney Common Stock that may be issued in connection with the Merger, as determined on the basis of the pricing formula described herein. The actual number of shares of Whitney Common Stock to be issued will be determined in accordance with the terms of the Plan of Merger. See "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock." The outstanding shares of Whitney Common Stock are, and the shares of Whitney Common Stock offered hereby will be, included for quotation on the Nasdaq National Market System (the "Nasdaq Stock Market"). The closing price per share of Whitney Common Stock on the Nasdaq Stock Market on March 6, 1998 was
$59.50.

     This Proxy Statement-Prospectus, and the accompanying Notice of Special Meeting and form of proxy, are being first mailed to shareholders of LNSB on or about March 13, 1998.

                           -------------------------

  THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER HAVE NOT
    BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
    OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
         RACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS
     OF ANY BANK OR NON-BANK SUBSIDIARY OF WHITNEY AND ARE NOT INSURED BY
         THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                    FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                           -------------------------

         This Proxy Statement-Prospectus is dated March 12, 1998

     No person has been authorized to give any information or to make any representation in connection with the solicitation of proxies or the offering of securities made hereby other than those contained or incorporated by reference in this Proxy Statement-Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Whitney or LNSB. This Proxy Statement-Prospectus shall not constitute an offer to sell or exchange or the solicitation of an offer to purchase any security, or the solicitation of a proxy, nor shall there be any such sale, exchange or solicitation in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Whitney or LNSB since the date hereof.

     All information contained herein with respect to LNSB has been provided by LNSB, and Whitney is relying on the accuracy of that information. All information contained or incorporated by reference herein with respect to Whitney has been provided by Whitney, and LNSB is relying on the accuracy of that information.

                             AVAILABLE INFORMATION

     Whitney is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by Whitney, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and they are also available to the public at the web site maintained by the Commission at "http://www.sec.gov." In addition, Whitney Common Stock is included for quotation on the Nasdaq Stock Market (Symbol: WTNY). Such reports, proxy statements and other information concerning Whitney can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Whitney has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Whitney Common Stock offered by this Proxy Statement-Prospectus. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Proxy Statement-Prospectus as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to Whitney and the transactions described herein, reference is made to the Registration Statement, including the exhibits thereto and any documents incorporated by reference therein.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission by Whitney (File No. 0-1026) pursuant to the Exchange Act are incorporated by reference into this Proxy Statement-Prospectus:

     1. Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     2. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

     3. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997;

     4. Whitney's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997; and

     5. The description of Whitney common stock set forth in Whitney's registration statement under the Exchange Act, as updated and modified in its entirety by Whitney's Current Report on Form 8-K filed with the Commission on January 19, 1996 (File No. 0-1026).

     All documents filed by Whitney pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Meeting described herein shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of their filing. Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, or in any supplement hereto, or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM EDWARD B. GRIMBALL, CHIEF FINANCIAL OFFICER, WHITNEY HOLDING CORPORATION, 228 ST. CHARLES AVENUE, NEW ORLEANS, LOUISIANA 70130 (TELEPHONE
(504) 586-7252). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 4, 1998. Whitney hereby undertakes to provide copies of any such documents, other than exhibits thereto that are not specifically incorporated by reference therein, without charge to each person, including any beneficial owner of LNSB Common Stock, to whom this Proxy Statement-Prospectus is delivered, upon the written or oral request of such person to Whitney's Chief Financial Officer at the address and telephone number written above.

                               TABLE OF CONTENTS

SUMMARY....................................................................   vi
     Parties to the Merger.................................................   vi
          Whitney..........................................................   vi
          LNSB.............................................................   vi
     The Meeting...........................................................   vi
          General..........................................................   vi
          Purpose of the Meeting...........................................   vi
     Vote Required.........................................................   vi
     Reasons for the Plan of Merger........................................  vii
     Recommendation of LNSB's Board of Directors...........................  vii
     Fairness Opinion of Chaffe & Associates, Inc..........................  vii
     The Plan of Merger....................................................  vii
          Conversion of Common Stock.......................................  vii
          Exchange of Certificates......................................... viii
          Regulatory Approvals and Other Conditions to
          Consummation of the Merger....................................... viii
          Waiver, Amendment and Termination................................   ix
     Accounting Treatment..................................................   ix
     Certain Federal Income Tax Consequences...............................    x
     Dissenters' Rights....................................................    x
     Interests of Certain Persons..........................................    x
     Market Prices.........................................................    x
     Comparative Rights of Shareholders....................................    x
     Selected Financial Data of LNSB.......................................   xi
     Selected Financial Data of Whitney....................................  xii
     Comparative Per Share Data............................................ xiii
THE MEETING................................................................    1
     General...............................................................    1
     Purpose of the Meeting................................................    1
     Shares Entitled to Vote; Quorum; Vote Required........................    1
     Solicitation, Voting and Revocation of Proxies........................    1
THE PLAN OF MERGER.........................................................    2
     General...............................................................    2
     Background............................................................    2
     Reasons for the Plan of Merger........................................    3
          General..........................................................    3
          Whitney..........................................................    3
          LNSB.............................................................    4
     Recommendation of LNSB's Board of Directors...........................    4
     Opinion of LNSB's Financial Advisor...................................    5
     Description of the Plan of Merger.....................................    8
          Conversion of Common Stock.......................................    8
          Exchange of Certificates.........................................    9
          Transfer and Exchange Agents.....................................   10
          Regulatory Approvals and Other Conditions of the Merger..........   10
          Effective Date...................................................   10
          Conduct of Business Prior to the Effective Date..................   10
          Waiver, Amendment and Termination................................   11
          Expenses.........................................................   12
     Interests of Certain Persons..........................................   12
          Employee Benefits................................................   12
          Change in Control and Other Agreements...........................   12

          Advisory Board...................................................   13
          Indemnification and Insurance....................................   13
     Status Under Federal Securities Laws; Certain Restrictions
      on Resales...........................................................   14
     Accounting Treatment..................................................   14
     Pro Forma Data........................................................   14
DISSENTERS' RIGHTS.........................................................   15
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................   16
INFORMATION ABOUT LNSB.....................................................   17
     Description of Business...............................................   17
     Competition...........................................................   17
     Supervision and Regulation............................................   17
     Market Prices and Dividends...........................................   18
     Property..............................................................   18
     Employees.............................................................   18
     Security Holdings of Principal Shareholders and Management............   18
LNSB'S MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................   20
INFORMATION ABOUT WHITNEY..................................................   31
     General...............................................................   31
     Recent Developments...................................................   32
     Market Prices of and Dividends Declared on Whitney Common Stock.......   33
COMPARATIVE RIGHTS OF SHAREHOLDERS.........................................   33
     Description of Whitney Common Stock...................................   33
     Comparison of Whitney Common Stock and LNSB Common Stock..............   38
          Boards of Directors..............................................   38
          Removal of Directors.............................................   38
          Nomination of Directors..........................................   38
          Preferred Stock..................................................   39
          Special Meetings of Shareholders.................................   39
          Amendment to Charter and By-laws.................................   39
          Supermajority Vote Requirements..................................   39
          Indemnification Rights...........................................   39
LEGAL MATTERS..............................................................   40
EXPERTS....................................................................   40
SHAREHOLDER PROPOSALS......................................................   40
OTHER MATTERS..............................................................   40

BANK FINANCIAL STATEMENTS..................................................  F-1
     Appendix A - Agreement and Plan of Merger.............................  A-1
     Appendix B - Fairness Opinion of Chaffe & Associates, Inc.............  B-1
     Appendix C - Selected Provisions of 12 U.S.C. (S)215a.................  C-1

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

PARTIES TO THE MERGER

     Whitney. Whitney Holding Corporation, a Louisiana corporation ("Whitney"), is a bank holding company registered pursuant to the Bank Holding Company Act of 1956. Whitney became an operating entity in 1962 with Whitney National Bank ("Whitney Bank") as its only significant subsidiary. Whitney Bank, a national banking association headquartered in Orleans Parish, Louisiana, has been engaged in the general banking business in southern Louisiana since 1883. It currently conducts its general banking business through approximately 100 banking offices in south Louisiana, southern Mississippi and Alabama and northwestern Florida. Whitney Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

     Whitney and its subsidiaries are sometimes referred to collectively herein as "Whitney's consolidated group." At September 30, 1997, Whitney had consolidated assets of approximately $4.2 billion and total consolidated deposits of approximately $3.3 billion. Whitney's principal executive offices are at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117. See "Information About Whitney."

     LNSB. Louisiana National Security Bank ("LNSB") is a national banking association offering consumer and commercial banking services at three branches in Ascension Parish, Louisiana. At September 30, 1997, LNSB had total assets of approximately 104.5 million and total deposits of approximately 91 million. LNSB's principal executive offices are at 420 Mississippi Street, Donaldsonville, Louisiana 70346, and its telephone number is (504) 474-2940.
See "Information about LNSB."

THE MEETING

     General. A special meeting of the shareholders of LNSB (the "Meeting") will be held on May 11, 1998 at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders. Only record holders of the common stock, $20.00 par value per share, of LNSB ("LNSB Common Stock") at the close of business on March 10, 1998 are entitled to notice of and to vote at the Meeting. On that date, there were 32,097 shares of LNSB Common Stock issued and outstanding, each of which is entitled to one vote on each matter properly to come before the Meeting.

     Purpose of the Meeting. The purpose of the Meeting is to vote upon a proposal to approve an Agreement and Plan of Merger dated December 5, 1997 between Whitney, Whitney Bank and LNSB, and the related Agreement of Merger between LNSB and Whitney Bank (collectively, the "Plan of Merger"), copies of which are attached hereto as Appendix A, pursuant to which, among other things, LNSB will merge into Whitney Bank (the "Merger") and shareholders of LNSB will receive shares of Whitney common stock, no par value ("Whitney Common Stock"), and cash in lieu of fractional shares, as described below under " - The Plan of Merger -- Conversion of Common Stock." See "The Meeting - Purpose of the Meeting."

VOTE REQUIRED

     The Plan of Merger must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of LNSB Common Stock. Directors and executive officers of LNSB holding an aggregate of 2,962 shares, or approximately 9%, of the outstanding shares of LNSB Common Stock have agreed, subject to certain conditions, to vote their shares in favor of the Plan of Merger at the Meeting. Whitney, as the sole shareholder of Whitney Bank, must approve the Plan of Merger. Under Louisiana law, shareholders of Whitney are not required to approve the Plan of Merger. See "The Meeting - Shares Entitled to Vote; Quorum; Vote Required."

REASONS FOR THE PLAN OF MERGER

     The Board of Directors of LNSB believes that the approval of the Plan of Merger is in the best interests of LNSB and its shareholders. In reaching its decision, the Board considered a number of factors, including LNSB's and Whitney's business and prospects, the price to be received by LNSB's shareholders, the liquidity of Whitney Common Stock and the opinion of Chaffe & Associates, Inc. that the consideration to be received by LNSB's shareholders is fair, from a financial point of view, to LNSB's shareholders. See "The Plan of Merger - Background" and "The Plan of Merger - Reasons for the Plan of Merger."

RECOMMENDATION OF LNSB'S BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF LNSB HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER. SEE "THE PLAN OF MERGER - RECOMMENDATION OF LNSB'S BOARD OF DIRECTORS."

FAIRNESS OPINION OF CHAFFE & ASSOCIATES, INC.

     Chaffe & Associates, Inc. has rendered its opinion to LNSB's Board of Directors that, based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the consideration to be received by LNSB's shareholders under the Plan of Merger is fair, from a financial point of view, to LNSB's shareholders. Chaffe & Associates, Inc.'s opinion is directed only to the fairness of the terms of the Plan of Merger from a financial point of view and does not constitute a recommendation to any shareholder on how to vote at the Meeting. See "The Plan of Merger -- Opinion of LNSB's Financial Advisor."

     A copy of the fairness opinion of Chaffe & Associates, Inc. dated
March 12, 1998 is attached as Appendix B and should be read in its entirety.


THE PLAN OF MERGER

     Conversion of Common Stock. Pursuant to the Plan of Merger, if all conditions are satisfied or waived, on the effective date of the Merger (the "Effective Date"), LNSB will be merged into Whitney Bank and the separate existence of LNSB will cease. By reason of the Merger, the outstanding shares of LNSB Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into an aggregate number of shares of Whitney Common Stock equal to the sum of $32,000,000 plus Retained Net Income After Tax, as defined below (the "Purchase Price"), divided by the average of the closing per share trading prices (adjusted appropriately for any stock split, stock dividend recapitalization, reclassification or similar transaction that is effected or for which a record date occurs) of Whitney Common Stock (the "Trading Prices") on the 20 trading days preceding the fifth trading day immediately prior to the Effective Date (the "Average Market Price"). The actual number of shares of Whitney Common Stock that will be received by an LNSB shareholder by reason of the Merger will vary depending upon the Average Market Price of the Whitney Common Stock and the amount of LNSB's Retained Net Income After Tax, if any.

     "Retained Net Income After Tax" is defined as the consolidated retained net income of LNSB for the period July 1, 1997 through the end of the calendar month immediately preceding the Effective Date, as agreed to by Whitney and LNSB, based on normal banking net income, less appropriate income taxes and dividends declared and/or paid and excluding any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sale of investments or other assets. Retained Net Income After Tax is not reduced by LNSB's expenses for its counsel and investment advisor incurred in connection with the Merger, provided such expenses do not exceed $350,000 in the aggregate; any expenses in excess of that limit will reduce Retained Net Income After Tax on a dollar for dollar basis. For the period July 1, 1997 through February 28, 1998, on an unaudited basis, LNSB had Retained Net Income After Tax of approximately $272,000. This figure has not been reviewed by Whitney, and because the determination of Retained Net Income After Tax is dependent upon the facts as of the end of the month immediately preceding the Effective Date, it is not possible to estimate the amount of Retained Net Income After Tax, if any, with certainty at this time.

     If Whitney issues a press release prior to the Effective Date announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney would cease to be an independent, publicly traded company and has not thereafter issued a press release announcing the termination of such negotiations or definitive agreement, then the "Average Market Price" will be the average of the Trading Prices on the 20 trading days preceding the 10th trading day immediately prior to the first of such press releases.

     Inasmuch as the consideration to be paid by Whitney in the Merger will be based on the "Average Market Price" of Whitney Common Stock as defined in the Plan of Merger, the actual value on the Effective Date of the shares to be received by holders of LNSB Common Stock in the Merger may be more or less than the Average Market Price of those shares as calculated in accordance with the Plan of Merger.

     In lieu of issuing any fractional share of Whitney Common Stock, each LNSB shareholder who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price.

     See "The Plan of Merger - Description of the Plan of Merger" and "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

     For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of LNSB's shareholders, see "The Plan of Merger - Status Under Federal Securities Laws; Certain Restrictions on Resales."

     Exchange of Certificates. Upon consummation of the Merger, a letter of transmittal, together with instructions for the exchange of certificates representing shares of LNSB Common Stock for certificates representing shares of Whitney Common Stock, will be mailed to each person who was a shareholder of record of LNSB on the Effective Date. Shareholders are requested not to send in their stock certificates until they have received a letter of transmittal and further written instructions.

     Shareholders of LNSB who cannot locate their stock certificates are urged to contact promptly:

                                 Lloyd Giblin
                       Louisiana National Security Bank
                            420 Mississippi Street
                        Donaldsonville, Louisiana 70346
                                (504) 474-2940

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify LNSB and Whitney against any claim that may be made against LNSB or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. LNSB or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify LNSB and Whitney. See "The Plan of Merger -Description of the Plan of Merger -- Exchange of Certificates."

     Regulatory Approvals and Other Conditions to Consummation of the Merger.
In addition to approval by the shareholders of LNSB, consummation of the Merger is conditioned upon, among other things, (i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group, (ii) the receipt of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Merger may be accounted for as a pooling-of-interests, (iv) the receipt by Whitney and LNSB of opinions as to the qualification of the Merger as a tax-free reorganization under applicable law, (v) LNSB's receipt of a letter from Chaffe & Associates, Inc., dated as of the date of the Meeting, in form and substance satisfactory to LNSB, confirming its fairness opinion to the Board of Directors of LNSB and (vi) certain other conditions customary for agreements of this sort. The parties intend to consummate the Merger as soon as practicable after all of the conditions to the Merger have been met or waived; however, there is no assurance that such conditions will be satisfied by the date of the Meeting or at all. See "The Plan of Merger - Description of the Plan of Merger -- Regulatory Approvals and Other Conditions of the Merger."

     On January 22, 1998, Whitney filed an application with the Office of the Comptroller of the Currency of the United States (the "Comptroller") seeking approval of the Merger. The application was acknowledged on January 27, 1998. On March 4, 1998, the Comptroller approved the Merger subject to expiration of the Department of Justice review period. That review period will expire
March 19, 1998 unless extended by the Department of Justice.

     Waiver, Amendment and Termination. The Plan of Merger provides that each of the parties to the Plan of Merger may waive any of the conditions to its obligation to consummate the Merger other than the conditions relating to approval by the shareholders of LNSB, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Merger, and LNSB's receipt of a letter from Chaffe & Associates, Inc. dated as of the date of the Meeting, in form and substance satisfactory to LNSB, confirming Chaffe & Associates, Inc.'s fairness opinion to the Board of Directors of LNSB.

     The Plan of Merger may be amended, at any time before or after its approval by the shareholders of LNSB, by the mutual agreement of the Board of Directors of the parties to the Plan of Merger.

     The Plan of Merger may be terminated at any time prior to the Effective Date (i) by the mutual consent of Whitney and LNSB; (ii) in the event of a breach of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 15 days after written notice of such breach or July 31, 1998; (iii) if the Merger has not occurred by July 31, 1998; (iv) if LNSB's board of directors (A) withdraws its recommendation of the Merger or (B) recommends another acquisition transaction; (v) if LNSB receives a bona fide written offer with respect to another acquisition transaction and the Board of Directors of LNSB determines in good faith, after consultation with its financial advisers and counsel, that such transaction is more favorable to LNSB's shareholders than the transactions contemplated by the Plan of Merger;
(vi) if the holders of more than 8% of the outstanding shares of LNSB Common Stock vote against the Merger or give LNSB notice in writing at or prior to the Meeting that such holders dissent from the Plan of Merger, or if the number of shares of LNSB Common Stock as to which the holders thereof are, on the Effective Date, legally entitled to assert dissenting shareholders rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of LNSB Common Stock that would preclude pooling-of-interests accounting for the Merger (i.e., if, after the Meeting, more than 10% of LNSB Common Stock would be subject to exchange for cash rather than Whitney Common Stock as the result of holders exercising dissenters' rights or receiving cash in lieu of fractional shares); or (vii) on the basis of certain other grounds specified in the Plan of Merger. The Plan of Merger provides for a termination fee of $1,000,000 payable to Whitney if the Plan of Merger is terminated under the circumstances described in clause (iv)(B) or clause (v) of the preceding sentence. See "The Plan of Merger - Description of the Plan of Merger -- Waiver, Amendment and Termination."

ACCOUNTING TREATMENT

     Whitney intends to account for the Merger as a pooling-of-interests, and it is a condition to Whitney's obligation to consummate the Merger that (i) it receive certain assurances from LNSB's independent public accountants that the Merger may be accounted for as a pooling-of-interests and (ii) neither Whitney's independent public accountants nor the Securities and Exchange Commission shall have taken the position that the transactions contemplated by the Plan of Merger do not qualify for pooling-of-interests accounting treatment. See "The Plan of Merger - Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Merger is conditioned upon receipt by Whitney and LNSB of an opinion from Arthur Andersen LLP to the effect that, among other things, the Merger will qualify as a tax-free reorganization under applicable law and that each LNSB shareholder who receives Whitney Common Stock pursuant to the Merger will not recognize gain or loss except with respect to the receipt of cash in lieu of fractional shares of Whitney Common Stock. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Merger. See "Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

     Shareholders of LNSB who perfect dissenters' rights will not receive Whitney Common Stock but will instead be entitled to receive the value of their shares in cash, as determined under 12 U.S.C. (S)215a. Failure to comply with statutory procedures in the exercise of dissenters' rights will nullify such rights. See "Dissenters' Rights."

INTERESTS OF CERTAIN PERSONS

     The executive officers and members of the Board of Directors of LNSB have interests in the Merger that are in addition to their interests as shareholders of LNSB. These interests include, among others, payments to be received by executive officers pursuant to LNSB's incentive bonus arrangements and other agreements with LNSB; the continued employment of the executive officers by Whitney after the effective date; the continuation of certain employee benefits generally; and provisions in the Plan of Merger relating to indemnification of directors and officers of LNSB and continuation of directors and officers liability insurance. See "The Plan of Merger - Interests of Certain Persons."

MARKET PRICES

     On December 8, 1997, the last trading day preceding the date that Whitney and LNSB publicly announced that they had entered into the Plan of Merger, the closing sales price for a share of Whitney Common Stock, as quoted on the Nasdaq Stock Market, was $56.375. On March 6, 1998, the closing sales price for a share of Whitney Common Stock was $59.50, and if such date had been the Effective Date, the Average Market Price would have been approximately $56.32. There can be no assurance as to the market value of Whitney Common Stock on the Effective Date.

     The LNSB Common Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for LNSB Common Stock. There is, however, very limited and sporadic trading of LNSB Common Stock in its local area. Based on the limited information available to LNSB's management, only approximately eight trades were effected during the last two years at prices ranging from $325 to $400 per share. LNSB's management believes that such trades were effected on an arms-length basis, but no assurance is given in this regard. See "Information About LNSB - Market Prices and Dividends."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, all shareholders of LNSB will become shareholders of Whitney, and their rights will be governed by and be subject to Whitney's Articles of Incorporation and Bylaws rather than those of LNSB. Whitney's Articles of Incorporation contain provisions that are different from those of LNSB, some of which may have the effect of discouraging a third party from seeking to obtain control of Whitney in a transaction not approved by Whitney's Board of Directors. See "Comparative Rights of Shareholders."

SELECTED FINANCIAL DATA OF LNSB

     The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1996 have been derived from LNSB's audited financial statements. The selected financial data for the nine months ended September 30, 1997 and 1996 have been derived from LNSB's unaudited financial statements, which, in the opinion of LNSB's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year. The information set forth below should be read in conjunction with LNSB's financial statements and notes thereto appearing elsewhere in this Proxy Statement-Prospectus.

                                                  Nine months ended
                                                    September 30,                   Years ended December 31,
                                                   ---------------       ---------------------------------------------
                                                   1997       1996       1996       1995      1994      1993      1992
                                                   ----       ----       ----       ----      ----      ----      ----
                                                           (In thousands, except per share data, unaudited)

Average Balance Sheet Data:
 Total assets.........................           $108,576   $106,730   $105,823   $99,809   $96,818   $99,241   $95,608
 Total earning assets.................            101,199    100,049     99,018    93,516    90,655    92,877    88,559
 Total loans..........................             51,190     47,339     48,198    40,419    35,456    34,909    33,498
 Total investment in securities.......             41,263     45,365     44,035    47,591    50,666    50,388    42,425
 Interest bearing deposits............             78,720     77,456     76,724    72,174    71,395    74,093    73,134
 Noninterest bearing deposits.........             16,712     16,370     16,135    15,488    13,992    14,295    12,169
 Shareholders' equity.................             12,771     12,383     12,466    11,727    11,191    10,486     9,728

Income Statement Data:
 Total interest income................           $  5,728   $  5,543   $  7,373   $ 6,853   $ 6,037   $ 6,383   $ 6,737
 Net interest income..................              3,484      3,339      4,457     4,151     3,809     4,035     3,858
 Provision for possible loan losses...                273        183        675       344       237       156       238
 Non-interest income..................                648        694        903       734       686       663       873
 Non-interest expense.................              2,806      2,568      3,478     3,166     2,954     2,996     3,004
 Net income...........................                779        910        914       994       920     1,113     1,034

Per Share Data:
 Primary earnings per share...........           $  24.26   $  28.37   $  28.47   $ 30.98   $ 28.65   $ 34.69   $ 32.22
 Fully diluted earnings per share.....              24.26      28.37      28.47     30.98     28.65     34.69     32.22
 Cash dividends per share.............              16.00      13.00      13.00     11.00     11.00     11.00      6.00
 Book value per share, end of period..             404.49     385.81     394.99    380.88    352.37    340.94    317.25

Key Ratios:
 Net income as a percent of
  average assets......................               0.72%      0.85%      0.86%     1.00%     0.95%     1.12%     1.08%
 Net income as a percent of
  average equity......................               6.10%      7.35%      7.33%     8.48%     8.22%    10.61%    10.63%
 Allowance for loan losses as
  a percent of loans and leases
  at period end.......................               1.61%      2.09%      1.49%     2.16%     2.35%     2.70%     3.23%
 Average equity as a percent
  of average total assets.............              11.76%     11.60%     11.78%    11.75%    11.56%    10.57%    10.17%
     Dividend payout ratio............              65.92%     45.85%     45.65%    35.51%    38.39%    31.72%    18.63%

SELECTED FINANCIAL DATA OF WHITNEY

     The following selected financial data with respect to each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1997 and 1996 have been derived from the consolidated financial statements of Whitney's consolidated group and should be read in conjunction with the information concerning Whitney that has been incorporated by reference in this Proxy Statement-Prospectus. The selected financial data for the nine months ended September 30, 1997 and 1996 have been derived from Whitney's unaudited financial statements, which, in the opinion of Whitney's management, reflect all adjustments that are necessary for a fair presentation of the results of operations for the interim periods presented. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

                                  Nine months ended
                                    September 30,                     Years ended December 31,
                                --------------------      --------------------------------------------------------

                                1997         1996         1996         1995         1994         1993         1992
                                ----         ----         ----         ----         ----         ----         ----
                                             (In thousands, except per  share data, unaudited)
Average Balance Sheet Data:
 Total assets..............  $4,166,029   $3,962,177   $3,576,681   $3,292,574   $3,263,890   $3,194,181   $3,134,850
 Total earning assets......   3,791,433    3,590,908    3,252,217    2,975,057    2,950,064    2,885,083    2,825,865
 Total loans...............   2,349,510    1,914,706    1,778,074    1,379,587    1,151,750    1,106,631    1,274,674
 Total investment in
  securities...............   1,404,002    1,625,152    1,446,923    1,535,826    1,716,532    1,648,913    1,372,064
 Interest bearing deposits.   2,305,013    2,275,589    1,953,054    1,892,768    1,918,547    1,896,111    1,877,137
 Noninterest bearing
  deposits.................     941,243      901,198      842,168      827,348      806,914      793,408      783,582
 Shareholders' equity......     454,081      420,012      388,855      348,960      306,566      247,663      200,785

Income Statement Data:
 Total interest income.....  $  216,808   $  200,711   $  241,706   $  221,660   $  198,753   $  191,550   $  200,757
 Net interest income.......     136,693      125,204      151,811      145,719      139,234      134,828      125,457
 Reduction in reserve
  (provision) for possible
   loan losses.............       2,812         (375)       5,000        9,380       25,869       59,295       (4,640)
 Gains on sale of
  securities...............           -           16           11            3           46          112        5,601
 Non-interest income.......      37,826       31,144       37,311       33,966       34,964       34,143       30,292
 Non-interest expense......    (118,704)    (108,179)    (134,394)    (122,680)    (115,661)    (111,475)    (123,837)
 Income before income tax
   and effect of accounting
    changes................      58,627       47,810       59,739       66,388       84,452      116,903       32,873
 Income tax expense........      20,036       15,115       19,118       20,855       26,862       37,321        9,969
 Income before effect of
   accounting changes, net.      38,591       32,695       40,621       45,533       57,590       79,582       22,904
 Cumulative effect of
  accounting changes, net..           -            -            -            -            -          345            -
 Net income................      38,591       32,695       40,621       45,533       57,590       79,927       22,904

Per Share Data:
 Primary earnings per share  $     1.85   $     1.59         2.26         2.57         3.32         4.67         1.35
 Fully diluted earnings per
  share....................        1.85         1.59         2.26         2.56         3.32         4.67         1.35
 Cash dividends per share..        0.84         0.72         0.97         0.82         0.64         0.43         0.07
 Book value per share, end
  of period................       22.38        20.96        22.53        21.28        18.89        16.83        12.34

Key Ratios:
 Net income as a percent of
  average assets...........        1.24%        1.10%        1.14%        1.38%        1.76%        2.50%        0.73%
 Net income as a percent of
  average equity...........       11.36%       10.37%       10.45%       13.05%       18.78%       33.35%       11.85%
 Net interest margin.......        4.94%        4.77%        4.81%        5.03%        4.86%        4.79%        4.55%
 Allowance for loan losses
  as a percent of loans and
  leases at period end.....        1.69%        2.28%        1.90%        2.40%        3.00%        4.10%        8.50%
 Average equity as a
  percent of average total
   assets..................       10.90%       10.60%       10.87%       10.60%        9.39%        7.50%        6.35%
 Equity as a percent of
  total assets at period
   end.....................       11.12%       10.66%       10.72%       10.70%       10.21%        8.72%        6.47%
 Dividend payout ratio.....       44.29%       37.63%       41.75%       28.63%       17.61%        8.58%        6.40%

COMPARATIVE PER SHARE DATA

     The following table presents certain information for Whitney and LNSB on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the companies and adjustments directly attributable to the Plan of Merger based on estimates derived from information currently available. This information does not purport to be indicative of the results that would actually have been obtained if the Merger had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future. Whitney expects to account for the Merger using the pooling-of-interests method applied in accordance with generally accepted accounting principles.

                                             Historical         Pro Forma      LNSB
                                         Whitney      LNSB     Combined(1)  Equivalent(2)
                                        ----------  ---------  -----------  -------------
Earnings per common share:

Years ended:
 December 31, 1996....................      $ 2.26    $ 28.47    $ 2.24         $ 2.24
 December 31, 1995....................      $ 2.57    $ 30.98    $ 2.54         $ 2.54
 December 31, 1994....................      $ 3.32    $ 28.65    $ 3.26         $ 3.26
Nine months ended September 30, 1997..      $ 1.85    $ 24.26    $ 1.83         $ 1.83

Dividends declared per common share:

Years ended:
 December 31, 1996....................      $ 0.97    $ 13.00    $ 0.94         $ 0.94
 December 31, 1995....................      $ 0.82    $ 11.00    $ 0.73         $ 0.73
 December 31, 1994....................      $ 0.64    $ 11.00    $ 0.58         $ 0.58
Nine months ended September 30, 1997..      $ 0.84    $ 16.00    $ 0.82         $ 0.82

Book value per common share:

As of September 30, 1997..............      $22.38    $404.49    $22.38         $22.38
As of December 31, 1996...............      $22.53    $394.99    $22.51         $22.51

______________________________

(1) Assumes an Average Market Price of Whitney Common Stock of $55.00, no Retained Net Income After Tax included in the Purchase Price, and the issuance of 581,818 shares of Whitney Common Stock to effect the Merger.

(2) The LNSB Equivalent is calculated by multiplying the amount in the pro forma combined column by an exchange ratio of 18.1268 at the assumed Average Market Price of $55.00.

     In addition to the proposed Merger, Whitney has another merger transaction pending. See "Information About Whitney - Recent Developments." There can be no assurance that such transaction will be completed.

                                  THE MEETING


GENERAL

          This Proxy Statement-Prospectus is furnished to shareholders of Louisiana National Security Bank ("LNSB") in connection with the solicitation of proxies on behalf of its Board of Directors for use at a special meeting of shareholders of LNSB (the "Meeting") to be held on the date and at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments or postponements thereof.

          LNSB has supplied all information included herein with respect to LNSB. Whitney Holding Corporation ("Whitney") has supplied all information included herein with respect to Whitney and its consolidated subsidiaries, which are sometimes collectively referred to herein as "Whitney's consolidated group."

PURPOSE OF THE MEETING

          The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated December 5, 1997, between Whitney and its wholly-owned banking subsidiary, Whitney National Bank ("Whitney Bank"), on the one hand, and LNSB, on the other hand, and the related Agreement of Merger between Whitney Bank and LNSB (the "Bank Merger Agreement" and, together with the Agreement and Plan of Merger, the "Plan of Merger"). Pursuant to the Plan of Merger, LNSB will merge into Whitney Bank (the "Merger"). In consideration of the Merger, each outstanding share of common stock, $20.00 par value, of LNSB ("LNSB Common Stock") will be converted into a number of shares of common stock, no par value, of Whitney ("Whitney Common Stock") as described elsewhere in this Proxy Statement-Prospectus under the heading captioned "The Plan of Merger - Description of the Plan of Merger -- Conversion of Common Stock."

SHARES ENTITLED TO VOTE; QUORUM; VOTE REQUIRED

          Only holders of record of LNSB Common Stock at the close of business on March 10, 1998 are entitled to notice of and to vote at the Meeting. On that date there were 32,097 shares of LNSB Common Stock outstanding, each of which is each entitled to one vote on each matter properly brought before the Meeting.

          With respect to consideration of the Plan of Merger and any other matter properly brought before the Meeting, the presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of LNSB Common Stock is necessary to constitute a quorum. The Plan of Merger must be approved by the affirmative vote of the holders of at least two-thirds of the
outstanding shares of LNSB Common Stock.   Abstentions and broker non-votes will
have the effect of votes against the Plan of Merger. Broker non-votes will be counted for purposes of determining the presence of a quorum for the Meeting.

          Directors and executive officers of LNSB holding an aggregate of 2,962 shares, or approximately 9% of the outstanding LNSB Common Stock, have agreed, subject to certain conditions, to vote in favor of the Plan of Merger at the Meeting.

          Louisiana law does not require that shareholders of Whitney approve the Plan of Merger. Whitney, as the sole shareholder of Whitney Bank, must approve the Plan of Merger.

Solicitation, Voting and Revocation of Proxies

          A form of proxy for use at the Meeting accompanies this Proxy Statement-Prospectus and will permit each holder of record of LNSB Common Stock on the record date for the Meeting to vote the shares held by him as of such date at the Meeting. A shareholder may use a proxy whether or not he intends to attend the Meeting in person. Duly executed proxies will authorize the persons named therein to vote on all other matters that properly come before the Meeting or any adjournments or postponements thereof. Where a shareholder specifies his choice on the proxy with respect to the proposal to approve the Plan of Merger, the shares represented by the proxy will be voted in accordance with such specification. IF NO SUCH SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN FAVOR OF THE PLAN OF MERGER.

A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to Louisiana National Security Bank, 420 Mississippi Street, Donaldsonville, Louisiana 70346, Attention: Lloyd Giblin, Secretary or (ii) executing and delivering to the Secretary at any time before its exercise a later dated proxy.

          In addition to soliciting proxies by mail, directors, officers and employees of LNSB, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of LNSB Common Stock, and LNSB will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. LNSB will pay the cost of soliciting proxies.

                               THE PLAN OF MERGER

GENERAL

          The transactions contemplated by the Plan of Merger are to be effected in accordance with the terms and conditions set forth in the Plan of Merger, which is incorporated herein by reference. The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached hereto as Appendix A.

          The ultimate result of the transactions contemplated by the Plan of Merger will be that the business, properties, debts and liabilities of LNSB will become the business, properties, debts and liabilities of Whitney Bank, and the shareholders of LNSB will become shareholders of Whitney. To achieve this result, LNSB will merge into Whitney Bank and the separate existence of LNSB will cease, and shareholders of LNSB will receive the consideration described below under the heading captioned " - Description of the Plan of Merger -- Conversion of Common Stock."

BACKGROUND

          In the middle of August 1997, representatives of Whitney contacted James H. Thibaut, Chairman of the Board and President of LNSB, and expressed Whitney's general interest in an acquisition of LNSB. This initial contact was followed by a letter from R. King Milling, President of Whitney, enclosing a form of agreement and plan of merger.

          At a meeting of the Board of Directors of LNSB on August 20, 1997, Mr. Thibaut informed the directors of the unsolicited indication of interest from Whitney to acquire LNSB, and the Board entered into a lengthy discussion regarding the contact by Whitney and the appropriate response thereto. At the conclusion of the discussion, the Board authorized Mr. Thibaut to meet with representatives of Whitney to explore the details of Whitney's indication of interest. The Board also authorized Mr. Thibaut to recommend legal counsel for LNSB in connection with Whitney's indication of interest.

          On August 21, 1997, Mr. Thibaut met with Mr. Milling and William L. Marks, Chairman of the Board and Chief Executive Officer of Whitney, at which time the representatives of Whitney outlined in general terms a proposed transaction between LNSB and Whitney. Later that day, Mr. Marks wrote to Mr. Thibaut summarizing the proposed transaction between Whitney and LNSB that he and Mr. Milling had outlined to Mr. Thibaut at their meeting earlier in the day and enclosing a more detailed draft of an agreement and plan of merger. Shortly thereafter, LNSB sent to its shareholders and employees a letter indicating that LNSB had received preliminary contacts from a larger financial institution to explore the possibility of LNSB's being acquired by that institution.

          On September 5,1997, David O. Dubreuil, Chief Executive Officer of LNSB, received a telephone call from a representative of a large financial institution (not Whitney) expressing interest in a possible acquisition of LNSB. On that same day the Board of Directors of LNSB authorized the retention of Paul
M. Haygood and the firm of Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P. ("Special Counsel") as special counsel to LNSB. Three days later, the LNSB Board of Directors authorized the retention of Sherwood G. Briggs and the firm of Chaffe & Associates, Inc. ("Chaffe") as investment bankers to represent LNSB in connection with the possible acquisition of LNSB.

          On September 15, 1997, the Board of Directors of LNSB met to hear a presentation by Special Counsel on legal matters relating to the indications of interest that LNSB had received from Whitney and, by then, other interested financial institutions. Chaffe also presented a preliminary discussion of the process by which it would advise the Board with respect to the alternatives available to LNSB and Chaffe's recommendations with respect thereto. On October 1, 1997, LNSB's Board met again, at which time it heard an extensive presentation by Chaffe of the alternatives available to LNSB, including the alternative of remaining an independent banking institution, as well as an extensive presentation on the value of LNSB, Chaffe's methods of analyzing such value and related matters. The Board authorized Chaffe to determine the level of interest of the various financial institutions that had contacted LNSB with respect to a possible acquisition of LNSB, as well as two other financial institutions identified by Chaffe as appropriate to contact, and to clarify aspects of Whitney's indication of interest.

          On October 14, 1997, Chaffe reported to LNSB's Board on its discussions with various financial institutions. Following an extended discussion by the Board of Chaffe's report and recommendations, the Board authorized Chaffe to negotiate further with Whitney with respect to a proposed transaction and report back to the Board with the results of its discussions.

          Following the LNSB Board meeting on October 14, 1997, there followed further discussions between Chaffe and representatives of Whitney, following which, on October 21, 1997, the Board of Directors of LNSB met once again to receive a report from Chaffe on its negotiations with Whitney as well as contacts that it had received from other financial institutions. Following an extensive presentation by Chaffe, the Board authorized Chaffe to have further discussions with Whitney with respect to the terms of a proposed transaction with Whitney. The Board also authorized the negotiation of a confidentiality agreement with Whitney and, subject to the execution of a satisfactory confidentiality agreement and the further discussions between Whitney and
Chaffe, the commencement of due diligence.   Subsequent thereto, further
discussions were held between Chaffe and representatives of Whitney, a confidentiality agreement was signed on October 22, 1997, Whitney began a due diligence review of LNSB, and Special Counsel for LNSB and counsel for Whitney began negotiation of the terms of an agreement and plan of merger between the parties.

          On November 19, 1997, the Board of Directors of LNSB met and heard an update from Chaffe on developments since the Board's last meeting, as well as a detailed presentation by Special Counsel on the terms and conditions of a proposed agreement and plan of merger between LNSB and Whitney. The Board also dealt with other matters relating to the proposed transaction. Following the meeting, further discussions between representatives of the parties and their respective counsel continued, along with due diligence, and on November 25, 1997, the Board of Directors of LNSB met to hear a final presentation by Special Counsel on the proposed agreement and plan of merger that had been negotiated between the parties. In addition, Chaffe made a presentation to the Board of Directors on the fairness of the consideration proposed to be provided by Whitney in connection with the proposed transaction, as well as Chaffe's recommendations with respect to the proposed transaction. Chaffe thereafter confirmed its advice as to the fairness of the consideration to be paid by Whitney by delivering to the Board of Directors of LNSB its written opinion dated December 5, 1997, which has been updated through the date of this Proxy Statement-Prospectus. After approval by Whitney's Board of Directors on October 22, 1997 and by LNSB's Board of Directors on November 25, 1997, Whitney and LNSB executed the Agreement and Plan of Merger on December 5, 1997.

REASONS FOR THE PLAN OF MERGER

          General. The financial and other terms of the Plan of Merger are the result of arm's-length negotiations between representatives of Whitney and LNSB. Determination of the consideration to be received by LNSB's shareholders was based upon many factors considered by the Boards of Directors of Whitney and LNSB, including the comparative financial condition, historical results of operations, current business and future prospects of Whitney and LNSB, the market price and historical earnings per share of the common stock of Whitney and LNSB, and the desirability of combining the financial and managerial resources of Whitney and LNSB to pursue consumer and commercial banking business in the markets currently served by LNSB.

          Whitney. Whitney's business strategy includes expansion through the Gulf Coast region, including southeast Louisiana. Whitney's management has identified LNSB as an institution that complements this strategy. LNSB's three banking facilities located in and near Donaldsonville, Louisiana would enhance Whitney's presence between the Baton

Rouge and New Orleans, Louisiana markets, and would result in the expansion of Whitney's branch structure into Ascension Parish.

          In deciding to pursue an acquisition of LNSB, Whitney's management and Board of Directors noted, among other things: (i) LNSB's deposit base and branch locations; (ii) LNSB's stable, experienced management team and staff; and (iii) LNSB's capitalization and asset quality. Whitney believes that other opportunities for expansion in the Donaldsonville area, such as de-novo branching, would be less desirable than a merger with LNSB because LNSB's size and location will further an important element of Whitney's geographic expansion strategy while also providing an established base from which Whitney can build on what it believes to be the strength of the Whitney name throughout southern Louisiana.

          LNSB. The Board of Directors of LNSB believes that approval of the Plan of Merger is in the best interests of LNSB and its shareholders. In reaching its decision to approve the terms of the Plan of Merger, the Board of Directors of LNSB considered a number of factors, including, without limitation, the following:

          1. The Board's familiarity with LNSB's business, operations, financial condition, earnings and prospects, and its investigation of similar matters concerning Whitney.

          2. The current and prospective economic environment and competitive constraints facing LNSB, including specifically (i) the increasing regulatory burdens on small, community-based banks (ii) the greater variety of products and services that larger competitors can offer to customers and (iii) the high cost of acquisition of additional branch locations.

          3. The price to be received by LNSB's shareholders and the relation of that price to the Board's view of alternatives to the Merger.

          4. The financial presentations and advice of Chaffe, LNSB's independent financial advisors, and the opinion of Chaffe that the consideration to be received by LNSB's shareholders pursuant to the Plan of Merger is fair, from a financial point of view. A copy of such opinion, updated through the date of this Proxy Statement-Prospectus, is attached hereto as Appendix B and is incorporated herein by reference. See "- Opinion of LNSB's Financial Advisor" below.

          5. The expectation that the receipt of the Whitney Common Stock will be a tax-free transaction to LNSB's shareholders.

          6. The liquidity that the Merger would provide to LNSB's shareholders, with the Whitney Common Stock to be issued in the Merger being included for quotation on the Nasdaq National Market System (the "Nasdaq Stock Market").

          7. The effects of the Plan of Merger on customers and employees of LNSB.

          The discussion of the information and factors considered and given weight by the Board of Directors of LNSB is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Plan of Merger, the Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

RECOMMENDATION OF LNSB'S BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF LNSB HAS UNANIMOUSLY APPROVED THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT LNSB'S SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN OF MERGER.

OPINION OF LNSB'S FINANCIAL ADVISOR

     Chaffe has been retained as financial advisor by LNSB to provide an opinion on the fairness of the proposed Merger to the shareholders of LNSB (the "Fairness Opinion"). The following discussion is a summary of the analysis underlying the conclusion expressed in that Fairness Opinion. The text of the Fairness Opinion is set forth in Appendix B to this Proxy Statement-Prospectus and should be read in its entirety.

     Analysis of Selected Financial Data. Chaffe reviewed the financial performance of LNSB and utilized several valuation models to examine fairness. These valuation models are based on a public peer group, the discounted cash flow model (DCF) and three merger peer groups with various pricing multiples. In the process of valuation, Chaffe has given the most weight to the values derived from the merger peer group model. The circumstances of this valuation are more directly in line with these specific valuation models than the public peer group models, which indicate marketable, minority value and must be adjusted for a control value. The valuation emphasizes earnings, as they are more indicative of value than other pricing parameters.

     In this analysis, Chaffe compared the performance of LNSB with that of the Uniform Bank Performance Report (the "UBPR") peer group, which consists of 927 insured commercial banks with assets between $100 million and $300 million, and with three or more offices located in a metropolitan area. LNSB's 1996 net income was $914,000, compared to $994,000 in 1995 and $920,000 in 1994. Net income for the nine months ended September 30, 1997 was $779,000. LNSB's annualized Return on Average Assets ("ROAA") as of September 30, 1997 was 0.96%, compared to 1.24% for the peer group. LNSB's figure was up from 0.86% at December 31, 1996. LNSB's Return on Average Equity ("ROAE") increased from 7.35% in 1996 to 8.12% in September 1997. LNSB's UBPR peer group's ROAE increased from 12.97% in 1996 to 13.57% in September 1997. LNSB's net interest income as of September 30, 1997 was 4.35% of average assets versus 4.59% for the peer group. LNSB's noninterest income was 0.80% of average assets compared to 0.86% for the peer group. Also, LNSB's personnel expense was 1.73% of average assets compared with 1.74% for its peer group, and LNSB's average annual personnel expense per employee is $28,860 compared with $35,780 for its peer group.

     LNSB's asset quality declined with a nonperforming-assets-to-asset ratio of 0.78% as of September 30, 1997, compared with 0.39% as of December 31,1996. The nonperforming-assets-to-asset ratio as of December 31, 1995, 1994, and 1993 was 0.99%, 0.81%, and 1.40%, respectively. September 1997 nonperforming loans to loan loss reserve ratio was 89.93% versus 57.97% for its UBPR peer group, up from 56.79% at December 31, 1996. Historically, the nonperforming loans to loan loss reserve ratio was 100.31%, 72.79%, and 96.52% as of December 31, 1995, 1994, and 1993, respectively. Net loss to average total loans at September 30, 1997, was 0.38% for LNSB and 0.14% for its peer group, compared to 1.86% at December 31, 1996. Historically, net loss to average total loans was 0.19%, 1.48%, and 0.79%, respectively, in 1995, 1994, and 1993.

     LNSB is well capitalized with a Tier 1 leverage capital ratio of 11.92% as of September 30, 1997, compared to 12.00% at December 31, 1996.

     Deal Value. The stated value of the deal is $32,000,000 plus Retained Net Income After Tax (as defined in the Plan of Merger) from July 1, 1997 through the end of the month immediately preceding the effective date of the Merger. Chaffe estimates that LNSB's Retained Net Income After Tax will be $450,000.

     Stock Price and Dividend Review. Chaffe reviewed certain historical market information concerning Whitney Common Stock and noted that these shares are traded on the Nasdaq Stock Market under the symbol WTNY. Chaffe noted that Whitney Common Stock closed at $54.06 on January 16, 1998, had a 52-week high closing price of $61.75 on December 17, 1997, a 52-week low closing price of $34.75 on January 20, 1997, and a 200 day average daily trading volume of 23,852 shares.

     Chaffe reviewed the dividend histories and current dividend levels of LNSB and Whitney, and noted that LNSB's and Whitney's annual dividend per share were
$16.00 and $1.12, respectively, as of September 30, 1997.   Based on the terms
of the Plan of Merger, the equivalent cash dividend if the effective date of the Merger had been January 16, 1998 would have been $19.87.

     Earnings Estimates. Chaffe reviewed earnings estimates for Whitney provided by both Zack's and First Call, and noted that First Call estimates a median five year earnings growth of 8%, while Zack's estimates a mean five year growth of 8.5%.

     Analysis of Selected Merger Transactions. In order to obtain a valuation range for LNSB, Chaffe performed an analysis of prices paid for selected banks with characteristics comparable to LNSB, although Chaffe noted no transaction was identical to the transaction proposed. Comparable transactions were considered to be those announced in the United States for the period January 17, 1997 to January 16, 1998, in which the sellers had total assets of between $75 million and $150 million, a tangible equity-to-assets ratio between 8% and 13%, a nonperforming assets-to-assets ratio less than 1.5%, and return on average assets between 0.75% and 1.25%. In addition, Chaffe performed an analysis of prices paid for a similar group of selected banks, limited in geographic area to twelve states in the southern United States. Finally, Chaffe performed an analysis of prices paid for substantially all Louisiana banks sold during the period January 17, 1997 to January 16, 1998. With respect to each of these groups of transactions and the proposed Merger, Chaffe compared the prices to be received by the peer groups as a multiple of their tangible equity, their earnings per share for the four quarters prior to the announcement of the transaction, their premium over tangible equity to core deposits, and their
total assets.   For this comparison, Chaffe used LNSB's annualized earnings through September 30, 1997, as there were no non-recurring expenses in this period. (LNSB incurred unusually heavy loan loss provision expense in the fourth quarter of 1996). The following table summarizes certain results of this analysis:


                                     Whitney/LNSB       U.S.Peer   Southern Peer   Louisiana Peer
                                                          Group        Group           Group

Purchase Price                        $32,450,000
Seller Total Assets (000's)
       Mean                                              $95,850        $96,123        $796,463
       Median                         $   104,494        $91,628        $91,628        $ 89,061
Seller Tangible Equity/ Assets              12.18x          9.12%          8.92%           8.81%
Seller YTD ROAA                              0.96%          1.07%          1.11%           1.25%
Seller YTD ROAE                              8.12%          9.45%         11.02%          14.38%
Seller NPA/ Assets                           0.78%          0.24%          0.20%           0.31%
Price/ Tangible Equity                       2.56x          2.09x          2.12x           2.50x
Price/ TTM EPS*                             31.36x         20.37x         19.95x          18.96x
Tang. Book Premium/ Core Deposits           25.05%         15.62%         17.54%          17.07%
Price/ Assets                               31.17%         21.53%         21.72%          22.31%
---------------------------

* Based on LNSB annualized earnings through September 1997.

  Discounted Cash Flow Analysis. Using the discounted cash flow analysis of LNSB, Chaffe determined a range of net present values for the LNSB Common Stock based on the stream of after-tax cash flows of LNSB and two different growth scenarios after reviewing LNSB's historical growth, its retention of earnings, and its return on equity. Chaffe noted that LNSB's annual compound earnings growth from December 1992 through September 1997 was 0.05%, while its asset
growth for the same period was -1.00%.   In one model, Chaffe applied a 0%
growth rate to LNSB's cash flow, based on past consistent earnings; in the other model, Chaffe applied a perpetual growth rate of 4.05%, based on LNSB's rate of retention of earnings and its return on equity. Chaffe reviewed these forecasts and assessed the likelihood of LNSB achieving such forecasts. Chaffe then discounted these cash flow streams assuming an estimated required rate of return for LNSB of 12.66%, based on Ibbotson and Associates Cost of Capital Quarterly 1997 Yearbook median required rate of return, plus a small company premium, for state-chartered commercial banks, adjusted for the change in the risk-free rate.

  Valuation methods utilizing a comparison to traded shares, such as the publicly-traded peer model and the DCF model (when using discount rates derived from prices of minority shares and a minority level cash flow) result in a minority value. In order to obtain a value that reflects the value of the entire company, it may be necessary to add a control premium to the minority values obtained in these models. The extent or size of a control premium is based on relationships that exist in the public marketplace, as evidenced by price movements and price relationships before control bids are made (or known to be imminent) and the final prices at which control is secured by subsequent bids or tender offers made to the public shareholders. According to 1997 Control Premium Study by Houlihan Lokey Howard & Zukin, the prices after control or takeover bids were tendered for the banking and credit industries, for the third quarter of 1997, represented a median premium to the prior market prices of 27.2%. In this valuation, Chaffe has applied a control premium of 27.2% to the value obtained by the DCF model.

  The DCF model resulted in a value at the lower end of the range of values derived from public and merger peer groups. This is understandable because the DCF value represented the total value of LNSB on an independent basis, without any benefit from cost savings/revenue enhancements that an acquiror may otherwise realize. We gave substantial weight to the value derived from merger peer groups to reach our conclusion.

  Summary. In arriving at its fairness opinion, Chaffe did not rely on any single analysis, but relied on a combination of factors derived from all of the analytical procedures employed. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Conclusions based on these analyses are not necessarily mathematical. Chaffe believes that the summary set forth above and Chaffe's analysis must be considered as a whole and that selecting portions of the analyses performed by Chaffe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses do not purport to be appraisals or necessarily reflect the prices at which businesses actually may be sold. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  Neither Chaffe nor any of its officers or employees has any interest in any securities of LNSB or Whitney. Through its experience in the securities industry, in investment analysis and appraisal, and in related corporate finance and investment banking activities, Chaffe states that it is competent to perform a fair market value of this transaction. LNSB selected Chaffe because of its experience in advising on mergers and acquisitions of and by financial institutions. LNSB has agreed to pay Chaffe a fee of $25,000, plus out-of-pocket expenses, for the Fairness Opinion. Further, LNSB has agreed to pay Chaffe for certain other services, on an hourly basis, pertaining both to the Merger in general and the Fairness Opinion in particular. The fees received by Chaffe in connection with its services to LNSB were not dependent or contingent upon the occurrence or lack thereof of any transaction.

  LNSB has agreed to indemnify and hold harmless Chaffe, its subsidiaries and affiliates, and its officers, directors, stockholders, employees, attorneys, agents and representatives, and the successors and assigns of each of the foregoing parties from and against any person claiming to have relied on Chaffe's advice or services, or the performance or nonperformance thereof, or claiming to have been entitled to some benefit therefrom, or claiming that such services were not adequately performed, and all related damage, claim, demand, expense or cost of any kind or nature, including reasonable attorney fees and expenses, arising directly or indirectly, from or in any way related to, the opinions or any other services performed by Chaffe, provided that Chaffe has not been negligent or guilty of reckless or willful misconduct in connection with the opinions, or any other services.

  Based on the stated price of $32,000,000 plus Retained Net Income After Tax, Chaffe estimates the value to be received by LNSB's shareholders to be $32,450,000, or $1,011 per share. Based on LNSB's financial data at September 30, 1997, the consideration to be paid by Whitney to LNSB's shareholders represents a price/earnings ratio (based on LNSB's annualized earnings through September 1997, as discussed above) of 31.36, a price/tangible book ratio of 2.56, price/deposits ratio of 35.77%, price/core deposits ratio of 41.11%, a tangible book premium/core deposits ratio of 25.05%, and price/assets ratio of 31.17%. This value compares favorably to the range of control value Chaffe determined for LNSB.

  In summary, based on the updated information, Chaffe's opinion is that the proposed transaction is fair, from a financial point of view, to the shareholders of LNSB.

DESCRIPTION OF THE PLAN OF MERGER

  Conversion of Common Stock. Pursuant to the Plan of Merger, if all conditions are satisfied or waived, on the effective date of the Merger (the "Effective Date"), LNSB will be merged into Whitney Bank and the separate existence of LNSB will cease. By reason of the Merger, the outstanding shares of LNSB Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn) will be converted into an aggregate number of shares of Whitney Common Stock equal to the sum of $32,000,000 plus Retained Net Income After Tax (the "Purchase Price"), divided by the average of the closing per share trading prices (adjusted appropriately for any stock split, stock dividend recapitalization, reclassification or similar transaction that is effected or for which a record date occurs) of Whitney Common Stock (the "Trading Prices") on the 20 trading days preceding the fifth trading day immediately prior to the Effective Date (the "Average Market Price"). The actual number of shares of Whitney Common Stock that will be received by an LNSB shareholder by reason of the Merger will vary depending upon the Average Market Price of the Whitney Common Stock and the amount of LNSB's Retained Net Income After Tax, if any.

  "Retained Net Income After Tax" is defined as the consolidated retained net income of LNSB for the period July 1, 1997 through the end of the calendar month immediately preceding the Effective Date, as agreed to by Whitney and LNSB, based on normal banking net income, less appropriate income taxes and dividends declared and/or paid and excluding any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sale of investments or other assets. Retained Net Income After Tax is not reduced by LNSB's expenses for its counsel and investment advisor incurred in connection with the Merger, provided such expenses do not exceed $350,000 in the aggregate; any expenses in excess of that limit will reduce Retained Net Income After Tax on a dollar for dollar basis. For the period July 1, 1997 through February 28, 1998, on an unaudited basis, LNSB had Retained Net Income After Tax of approximately $272,000. This figure has not been reviewed by Whitney, and because the determination of Retained Net Income After Tax is dependent upon the facts as of the end of the month immediately preceding the Effective Date, it is not possible to estimate the amount of Retained Net Income After Tax, if any, with certainty at this time.

  If Whitney issues a press release prior to the Effective Date announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney would cease to be an independent, publicly traded company and has not thereafter issued a press release announcing the termination of such negotiations or definitive agreement, then the "Average Market Price" will be the average of the Trading Prices on the 20 trading days preceding the 10th trading day immediately prior to the first of such press releases.

  Inasmuch as the consideration to be paid by Whitney in the Merger will be based on the "Average Market Price" of Whitney Common Stock as defined in the Plan of Merger, the actual value on the Effective Date of the shares to be received by holders of LNSB Common Stock in the Merger may be more or less than the Average Market Price of those shares as calculated in accordance with the Plan of Merger. On March 6, 1998, the closing trading price for a share of Whitney Common Stock was $59.50, and if such date had been the Effective Date, the Average Market Price would have been approximately $56.32.

  The following table sets forth examples of the number of shares of Whitney Common Stock into which each share of LNSB Common Stock would be converted on the Effective Date, assuming that the Average Market Price for Whitney Common Stock is as specified below. The table does not reflect any Retained Net Income After Tax, which would increase the number of shares of Whitney Common Stock in each case.

                                      TOTAL NUMBER OF
        ASSUMED AVERAGE              SHARES OF WHITNEY        NUMBER OF WHITNEY
MARKET PRICE OF WHITNEY COMMON        COMMON STOCK                SHARES PER
            STOCK                     TO BE ISSUED              LNSB SHARE/(1)/
------------------------------       -----------------        -----------------

      $70.00                           457,143                      14.2425

       65.00                           492,308                      15.3381

       60.00/(2)/                      533,333                      16.6163

       55.00                           581,818                      18.1268

       50.00                           640,000                      19.9396

-----------------------------
  /(1)/Based on 32,097 shares of LNSB Common Stock, the number of shares outstanding on March 10, 1998. Due to fluctuations in the trading prices of Whitney Common Stock and the amount, if any, of Retained Net Income After Tax, the actual number of shares of Whitney Common Stock to be received by LNSB's shareholders cannot currently be determined.

  /(2)/The closing price of Whitney Common Stock on March 6, 1998 was $59.50.

                            _______________________

          In lieu of issuing any fractional share of Whitney Common Stock, each LNSB shareholder who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Average Market Price.

          For information regarding restrictions on the transfer of Whitney Common Stock received pursuant to the Plan of Merger applicable to certain of LNSB's shareholders, see " - Status Under Federal Securities Laws; Certain Restrictions on Resales."

          Exchange of Certificates. On the Effective Date, each LNSB shareholder will cease to have any rights as a shareholder of LNSB and his sole rights will pertain to the shares of Whitney Common Stock into which his shares of LNSB Common Stock have been converted pursuant to the Merger, except for the right to receive cash for any fractional shares and except for any LNSB shareholder who is entitled to assert dissenters' rights pursuant to 12 U.S.C.
(S)215a.  See "Dissenters' Rights."

          Promptly after the consummation of the Merger, Whitney is required (a) to deposit with the exchange agent selected by Whitney for the Merger certificates representing the shares of Whitney Common Stock and the cash in lieu of fractional shares to be issued and paid in exchange for shares of LNSB Common Stock and (b) send or cause to be sent to each person who was a shareholder of record of LNSB on the Effective Date a letter of transmittal, together with instructions for the exchange of certificates representing shares of LNSB Common Stock for certificates representing shares of Whitney Common Stock.

          SHAREHOLDERS ARE REQUESTED NOT TO SEND IN THEIR LNSB COMMON STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS AFTER THE EFFECTIVE DATE. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

          After the Effective Date and until surrendered, certificates representing LNSB Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such shares have been converted. Whitney, at its option, may decline to pay former shareholders of LNSB who become holders of Whitney Common Stock pursuant to the Merger any dividends or other distributions that may have become payable to holders of record of Whitney Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of LNSB Common Stock, at which time any such dividends or other distributions will be paid, without interest.

          Shareholders of LNSB who cannot locate their stock certificates are urged to contact promptly:

                                  Lloyd Giblin
                        Louisiana National Security Bank
                             420 Mississippi Street
                        Donaldsonville, Louisiana 70346
                                 (504) 474-2940

A new stock certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his certificate(s) cannot be located and containing an agreement to indemnify LNSB and Whitney against any claim that may be made against LNSB or Whitney by the owner of the certificate(s) alleged to have been lost or destroyed. LNSB or Whitney may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify LNSB and Whitney.

          Transfer and Exchange Agents. Bank of New York serves as Transfer Agent and Registrar for Whitney Common Stock and will act as Exchange Agent in connection with the Merger. LNSB acts as its own Transfer Agent and Registrar for LNSB Common Stock.

          Regulatory Approvals and Other Conditions of the Merger. In addition to approval by the shareholders of LNSB and satisfaction of the other conditions described below, consummation of the Merger will require the approval of the Office of the Comptroller of the Currency of the United States (the "Comptroller"). On January 22, 1998, Whitney filed an application with the Comptroller seeking the approval of the Merger, which was acknowledged on January 27, 1998. On March 4, 1998, the Comptroller approved the Merger subject to expiration of the Department of Justice review period. That review period will expire March 19, 1998 unless extended by the Department of Justice.

          The obligations of the parties to the Plan of Merger are also subject to other conditions set forth in the Plan of Merger, including, among others:
(i) the accuracy on the date of closing of the representations and warranties, and the compliance with covenants, made in the Plan of Merger by each party, and the absence of any material adverse change in the financial condition, results of operations, business or prospects of the other party's consolidated group,
(ii) the receipt of required regulatory approvals, (iii) the receipt by Whitney of assurances that the Merger may be accounted for as a pooling-of-interests,
(iv) the receipt by Whitney and LNSB of opinions as to qualification of the Merger as a tax-free reorganization under applicable law, (v) LNSB's receipt of a letter from Chaffe, dated as of the date of the Meeting, in form and substance satisfactory to LNSB, confirming its fairness opinion to the Board of Directors of LNSB and (vi) certain other conditions customary for agreements of this sort.

          The parties intend to consummate the Merger as soon as practicable after all of the conditions to the Merger have been met or waived; however, there can be no assurance that the conditions to the Merger will be satisfied.

          Effective Date. As soon as practicable after shareholder and regulatory approval is obtained and all other conditions to the consummation of the Plan of Merger have been satisfied or waived, the Bank Merger Agreement will be executed on behalf of Whitney Bank and LNSB and filed with the Comptroller. The Merger will be effective at the time and date specified therein. Whitney and LNSB are not able to predict the Effective Date and no assurance can be given that the transactions contemplated by the Plan of Merger will be effected at any time. See "- Regulatory Approvals and Other Conditions of the Merger." If the Merger is not consummated by July 31, 1998, either Whitney or LNSB may terminate the Plan of Merger. See "- Waiver, Amendment and Termination."

          Conduct of Business Prior to the Effective Date. LNSB has agreed pursuant to the Plan of Merger that, prior to the Effective Date, it will conduct its business only in the ordinary course consistent with past practices and that, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee, and except as otherwise provided in the Plan of Merger, it will not, among other things, (a) declare or pay any dividend, declare or make any distribution on or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of capital stock or authorize the creation or issuance of or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable therefor except LNSB's payment of its regular semi-annual dividend in January 1998 (and July 1998 if the Merger is not consummated by July 15, 1998), in each case in an amount not to exceed $8.00 per share; (b) amend its articles of association or by-laws or adopt or amend any resolution or agreement concerning indemnification of directors or officers; (c) enter into or modify any agreement requiring the payment of any salary, bonus, extra compensation, pension or severance payment to any of its current or former directors, officers or employees, except such agreements as are terminable at will without penalty or other payment by it, or increase by more than 5% the total compensation of any such person whose annual compensation following such increase would exceed $50,000, or increase the compensation of any such person in any manner inconsistent with its past practices; (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrances (except as allowed under the Plan of Merger) or cancel any material indebtedness owing to it or any claims it may have possessed, or waive any right of substantial value or discharge or satisfy any material non-current liability; (e) acquire another business or merge or consolidate with another entity or sell or otherwise dispose of a material part of its assets except in the ordinary course of business consistent with past practices; (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties becoming untrue in any material respect or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Plan of Merger, except as may be required by applicable law; (g) commit or fail to take any action that is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order; (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; (i) fail to pay or to make adequate provision in all material respects for the payment of all taxes, interest payments and penalties due and payable, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established; (j) dispose of investment securities in amounts or in a manner inconsistent with past practices, or make investments in non-investment grade securities or that are inconsistent with past investment practices; (k) enter into any new line of non-banking business; (l) charge off (except as required by law or regulatory authorities or generally accepted accounting principles consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value as of September 30, 1997; (m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed LNSB's applicable regulatory lending limits; (n) take or cause to be taken any action that would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or (o) agree or commit to do any of the foregoing.

          In addition, LNSB has agreed that it will not, without the prior approval of Whitney, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by LNSB's Board of Directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors' fiduciary duties to LNSB's shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, or any business combination with it (other than as contemplated by the Plan of Merger) or withdraw its recommendation of the Merger to LNSB's shareholders (or recommend to its shareholders such other transaction). LNSB has also agreed that in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the confidentiality agreement previously executed between LNSB and Whitney, that it will instruct its officers, directors, agents and affiliates to refrain from doing any of the foregoing and that it will notify Whitney immediately if any such inquiries or proposals are received by, any such information is requested from or any discussions or negotiations are sought to be initiated with, LNSB or any of its officers, directors, agents or affiliates. Notwithstanding the foregoing, nothing contained in the Plan of Merger shall be deemed to prohibit any officer or director of LNSB from taking any action that the Board determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to LNSB's shareholders.

          Waiver, Amendment and Termination. The Plan of Merger provides that the parties thereto may waive any of the conditions to their respective obligations to consummate the Merger other than the conditions relating to approval by the shareholders of LNSB, the absence of a stop order suspending the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part, the receipt of all necessary regulatory approvals, the satisfaction of all requirements prescribed by law for consummation of the Merger, and LNSB's receipt of a letter from Chaffe dated as of the date of the Meeting, in form and substance satisfactory to LNSB, confirming Chaffe's fairness opinion to the Board of Directors of LNSB. A waiver must be in writing.

          The Plan of Merger, including all related agreements, may be amended or modified at any time, before or after approval by the shareholders of LNSB, by the mutual agreement in writing of the Boards of Directors of the parties to the Plan of Merger. Additionally, the Plan of Merger may be amended at any time by the sole action of the chief executive officers of the respective parties to the Plan of Merger to correct typographical errors or to change erroneous references or cross-references, or in any other manner that is not material to the substance of the transactions contemplated by the Plan of Merger.

          The Plan of Merger may be terminated at any time prior to the Effective Date by (i) the mutual consent of the respective Boards of Directors of Whitney and LNSB; (ii) the Board of Directors of either Whitney or LNSB in the event of a breach by any member of the other party's consolidated group of any representation, warranty or covenant in the Plan of Merger that cannot be cured by the earlier of 15 days after written notice of such breach or July 31, 1998; (iii) the Board of Directors of either Whitney or LNSB if by July 31, 1998 all the conditions to closing required by the Plan of Merger have not been met or waived or cannot be met, or if the Merger has not occurred by such date; (iv) Whitney if the Plan of Merger fails to receive the requisite vote of LNSB's shareholders; (v) Whitney if LNSB's Board of Directors (A) withdraws, modifies or changes its recommendation to its shareholders as contained herein or resolves to do so, or (B) either (x) recommends to its shareholders any other merger, consolidation, share exchange, business combination or other similar transaction, any sale, lease, transfer or other disposition of all or substantially all of the assets of LNSB or any acquisition of 15% or more of any class of LNSB's capital stock or (y) makes any announcement of any agreement to do any of the foregoing; (vi) LNSB, if LNSB receives a bona fide written offer with respect to any transaction described in (B) above and the Board of Directors of LNSB determines in good faith, after consultation with its financial advisors and counsel, that such transaction is more favorable to LNSB's shareholders than the transactions contemplated by the Plan of Merger; and (vii) if the holders of more than 8% of the outstanding shares of LNSB Common Stock vote against the Merger or give LNSB notice in writing at or prior to the Meeting that such holders dissent from the Plan of Merger, or if the number of shares of LNSB Common Stock as to which the holders thereof are, on the Effective Date, legally entitled to assert dissenting shareholders rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of LNSB Common Stock that would preclude pooling-of-interests accounting for the Merger (i.e., if, after the Meeting, more than 10% of the LNSB Common Stock would be subject to exchange for cash rather than Whitney Common Stock as the result of holders exercising dissenters' rights or receiving cash in lieu of fractional shares). The Plan of Merger provides for a termination fee of $1,000,000 payable to Whitney if the Plan of Merger is terminated under the circumstances described in clause (v)(B) or clause (vi) of the preceding sentence. The provisions in the Plan of Merger regarding confidentiality, payment of the termination fee and certain miscellaneous matters will survive any termination of the Plan of Merger.

          Expenses. The Plan of Merger provides that regardless of whether the Merger is consummated, expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby shall be borne by the party that has incurred them.

INTERESTS OF CERTAIN PERSONS

          Employee Benefits. Whitney has agreed that, at the effective time of the Merger, all persons then employed by LNSB shall be eligible for such employee benefits as are generally available to employees of Whitney Bank having like tenure, officer status and compensation levels, except that (a) all executive and senior level management bonuses, stock options, restricted stock and similar benefits will be at the discretion of Whitney Bank's Compensation Committee, and (b) all LNSB employees who are employed at the effective time of the Merger will be given full credit for all prior service as employees of LNSB, provided, however, that all such employees shall be treated as newly hired Whitney Bank employees for all purposes of Whitney's or Whitney Bank's defined benefit pension plan (i.e., prior service credit with LNSB will not be considered in determining future benefits under Whitney's or Whitney Bank's defined benefit pension plan).

          Change in Control and Other Agreements. LNSB has adopted a Severance Pay Plan (the "Plan") covering all employees of LNSB including executive officers. Under the terms of the Plan, an employee is entitled to a lump sum payment if the employee is terminated without Cause (as defined below) or voluntarily terminates his or her employment for Good Reason (as defined below) for a period which begins with the signing of a definitive agreement that results in a Change in Control (as defined in the Plan) (the "Plan Effective Date") and ends on the first anniversary of a Change in Control. The transactions contemplated by the Plan of Merger would constitute a Change in Control for purposes of the Plan and would trigger such employees' rights to receive payments under the circumstances described above.

          Under the Plan, "Cause" is defined as (i) an employee's willful and continued failure to perform substantially the duties assigned to the employee (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand is delivered to the employee by the employee's supervisor, which specifically identifies the manner in which it is believed that the employee has not substantially performed his or her duties, or (ii) an employee's willfully engaging in illegal conduct or gross misconduct.

          Under the Plan, "Good Reason" is defined as (i) reduction of an employee's Base Pay (as defined in the Plan) or allowed use of an employer automobile, or (ii) relocation of the employee's place of work more than 30 miles away from his or her place of work on the Plan Effective Date.

          Under the Plan, upon a termination of an employee for which a severance payment is required, an amount must be paid to the employee equal to the aggregate gross salary of the employee on the Plan Effective Date or any greater salary awarded after the Plan Effective Date over a one-year period multiplied by the employee's years of service (with a maximum of twenty years), multiplied by 2.7%. An employee with more than twenty years of service to LNSB for which a severance payment is required must be paid at least $7,500.

          In addition to the Plan, LNSB has entered into agreements with five of its executive officers and other key employees (the "Agreements") under which payments will be made to such persons under certain circumstances following a Change in Control (as defined in the Agreements) of LNSB. One of these executive officers is also a director of LNSB. The Agreements provide for a lump sum payment to the employee if the employee remains employed after a Change in Control until the earlier of (i) the full conversion of LNSB to a new data processing system pursuant to a Change in Control or (ii) the first anniversary of a Change in Control (the "Transition Period') or if within the Transition Period the employee's employment with LNSB (or its successors) is terminated without Cause (as defined below) or the employee terminates his employment for Good Reason (as defined below). The transactions contemplated by the Plan of Merger would constitute a Change in Control for purposes of the Agreements and would trigger such employees' rights to receive payments under the circumstances described above. The total amount due under these Agreements is $210,000.

          Under the Agreements, "Cause" is defined as (i) an employee's willful and continued failure to perform substantially the duties assigned to the employee (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand is delivered to the employee by the employee's supervisor, which specifically identifies the manner in which it is believed that the employee has not substantially performed his or her duties, or
(ii) an employee's willfully engaging in illegal conduct or gross misconduct.

          Under the Agreements, "Good Reason" is defined as (i) reduction of an employee's Base Pay (as defined in the Agreements) or allowed use of an employer automobile, (ii) relocation of employee's place of work more than 30 miles away from his or her place of work at the beginning of the Transition Period, or
(iii) reduction of employee's title below that of Vice President.

          Advisory Board. Whitney has agreed that the directors of LNSB will be invited to serve on a local city board of Whitney Bank, an advisory board, following the Effective Date. Advisory directors on this city board who are not employees of Whitney will be entitled to receive a fee of $500 for each city board meeting they attend.

          Indemnification and Insurance. Whitney has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under the articles of association and by-laws of LNSB as in effect on December 5, 1997 with respect to matters occurring prior to or on the Effective Date will survive for a period concurrent with the applicable statute of limitations. Whitney has also agreed to use its best efforts to cause those persons serving as officers and directors of LNSB immediately prior to the effective time of the Merger to be covered for three years thereafter by the directors and officers liability insurance policy maintained by LNSB (or a substitute policy) with respect to acts or omissions occurring prior to or at the effective time of the Merger, subject to certain conditions. In addition, Whitney has agreed to indemnify, under certain conditions, LNSB's directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws.

          No director or executive officer of LNSB owns any shares of Whitney Common Stock. No director or executive officer of Whitney has any personal interest in the Merger other than by reason of his holdings of Whitney Common Stock, nor do such directors or executive officers own any shares of LNSB Common Stock.

STATUS UNDER FEDERAL SECURITIES LAWS; CERTAIN RESTRICTIONS ON RESALES

          The shares of Whitney Common Stock to be issued to shareholders of LNSB pursuant to the Plan of Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" (as that term is defined in the Securities Act and the rules and regulations thereunder) of Whitney or who were not "affiliates" of LNSB.

          Directors and certain officers and principal shareholders of LNSB may be deemed to be "affiliates" of LNSB. Such persons may resell Whitney Common Stock received by them pursuant to the Merger only if the shares are registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act prior to effecting any resales of Whitney Common Stock. Each such affiliate has entered into an agreement not to sell shares of Whitney Common Stock received by him in violation of the Securities Act. This Proxy Statement-Prospectus does not cover resales of Whitney Common Stock offered hereby to be received by LNSB shareholders deemed to be "affiliates" of LNSB or of Whitney upon consummation of the Merger.

          Further, in accordance with the requirements for using the pooling-of-interests method of accounting, shareholders of LNSB who may be deemed "affiliates" of LNSB have agreed not to sell the shares of Whitney Common Stock received by them in the Merger until at least 30 days of post-closing combined earnings of Whitney and LNSB have been published by Whitney. Whitney has agreed to publish such an earnings release as promptly as practicable following receipt of such financial results.

ACCOUNTING TREATMENT

          It is a condition to Whitney's obligation to consummate the Merger that (i) it receive certain assurances from LNSB's independent public accountants that the Merger may be accounted for as a pooling-of-interests under the requirements of Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants and the published rules and regulations of the Securities and Exchange Commission (the "Commission") for accounting and financial reporting purposes and (ii) neither Whitney's independent public accountants nor the Commission shall have taken the position that the transactions contemplated by the Plan of Merger do not qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting, after certain adjustments necessary to conform the basis of presentation of the Whitney and LNSB information, the recorded assets and liabilities of Whitney and LNSB will be carried forward to Whitney's consolidated financial statements at their recorded amounts, the consolidated earnings of Whitney will include earnings of Whitney and LNSB for the entire fiscal year in which the Merger occurs and the reported earnings of Whitney and LNSB for prior periods will be combined and restated as consolidated earnings of Whitney. Similar treatment will be given to any other acquisitions that are accounted for as poolings of interests and that are consummated during the fiscal year. See "- Regulatory Approvals and Other Conditions of the Merger" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."

PRO FORMA DATA

          In light of the respective total assets and net income of Whitney and LNSB, pro forma financial statements are not included in this Proxy Statement-Prospectus. LNSB's total assets were 3% or less of Whitney's total assets at both September 30, 1997 and December 31, 1996, and LNSB's net income for both the nine months ended

September 30, 1997 and the year ended December 31, 1996 were less than 2.5% of Whitney's net income for the same periods. As a result, pro forma financial information giving effect to the Merger is deemed to be immaterial.

                               DISSENTERS' RIGHTS

          Each shareholder of LNSB entitled to vote on the Plan of Merger who objects to the Plan of Merger shall be entitled to the rights and remedies of dissenting shareholders provided under the Bank Merger Act, 12 U.S.C. (S)215a ("Section 215a"), a copy of which is included in Appendix C to this Proxy Statement-Prospectus, and any such shareholder who follows the procedures specified in Section 215a will be entitled to receive the value of his shares of LNSB Common Stock in cash. AN LNSB SHAREHOLDER MUST COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 215A. FAILURE TO FOLLOW ANY OF THOSE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF HIS DISSENTERS' RIGHTS UNDER SECTION 215A.

          To exercise the right of dissent, an LNSB shareholder (a) must vote against the Plan of Merger or otherwise notify the Secretary of LNSB in writing at or prior to the Meeting that he dissents from the Plan of Merger and (b) must also, within thirty days after the Effective Date, deliver to Whitney a written request for the value of his shares of LNSB Common Stock in cash accompanied by the surrender of his certificates representing such shares of LNSB Common Stock. Such written requests should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Joseph S. Schwertz, Jr., Secretary, Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130.

          The value of the shares of LNSB Common Stock held by a dissenting shareholder will be determined, as of the Effective Date, by an appraisal made by three appraisers, one to be selected by the holders of a majority of the shares of LNSB Common Stock the owners of which have exercised their dissenters' rights, one to be selected by the directors of Whitney, and one to be selected by the two appraisers so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting LNSB shareholder who has requested payment, that LNSB shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, which will cause a reappraisal to be made that will be final and binding as to the value of the shares of such shareholder. If for any reason one or more of the appraisers are not selected, or the appraisers so selected fail to determine the value of the LNSB Common Stock within ninety days after the Effective Date, the Comptroller will cause an appraisal of such shares to be made upon the written request of any interested party, and such appraisal will be final and binding on all parties. Whitney will pay the expenses of the Comptroller in making any appraisal or reappraisal described above.

          The value of the shares of LNSB Common Stock held by dissenting shareholders ascertained as described above will be promptly paid to the dissenting shareholders. The shares of Whitney Common Stock that would have been delivered to the dissenting LNSB shareholders had they not requested payment in accordance with Section 215a must be sold at an advertised public auction, and Whitney has the right to purchase any or all of such shares. If the shares of Whitney Common Stock are sold at the public auction at a price greater than the amount paid to the dissenting LNSB shareholders, the excess in such sale price must be paid to such dissenting shareholders.

          Prior to the Effective Date, dissenting shareholders of LNSB should send any communications regarding their rights to James H. Thibaut, Chairman and President, Louisiana National Security Bank, 420 Mississippi Street, Donaldsonville, Louisiana 70346. On or after the Effective Date, dissenting shareholders of LNSB should send any communications regarding their rights to Joseph S. Schwertz, Jr., Secretary, Whitney Holding Corporation, 228 St. Charles Avenue, New Orleans, Louisiana 70130. All such communications should be signed by or on behalf of the dissenting LNSB shareholder in the form in which his shares are registered on LNSB's books.

          Whitney has the right to terminate the Plan of Merger if (a) the number of shares of LNSB Common Stock as to which the holders thereof, on the Effective Date, legally entitled to assert dissenting shareholders' rights plus the number of shares to which the holders thereof are entitled to receive cash payments in lieu of fractional shares, exceeds that number of shares of LNSB Common Stock that would preclude pooling-of-interests accounting for the Merger or (b) holders of more than 8% of the Bank Common Stock vote against the Merger or notify LNSB of their intent to dissent prior to the Meeting. See "The Plan of Merger - Description of the Plan of Merger -- Waiver, Amendment and Termination."

          The foregoing summary of 12 U.S.C. (S)215a is qualified in its entirety by reference to the text of that statute set forth herein as Appendix C.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the opinion of Arthur Andersen LLP that Whitney and LNSB expect to receive concerning the material federal income tax consequences to holders of LNSB Common Stock resulting from the Plan of Merger. Consummation of the Merger is conditioned upon receipt by Whitney and LNSB of such opinion dated the date set for consummation of the Plan of Merger. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time, and representations of management of Whitney and of LNSB.

     (a) The Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and LNSB, Whitney and Whitney Bank each will be a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

     (b) No gain or loss will be recognized by LNSB, Whitney or Whitney Bank as a result of the Merger.

     (c) No gain or loss will be recognized by a shareholder of LNSB on the receipt solely of Whitney Common Stock in exchange for his shares of LNSB Common Stock.

     (d) The tax basis of the shares of Whitney Common Stock to be received by shareholders of LNSB pursuant to the Merger will be the same as the basis of the shares of LNSB Common Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the shareholder and redeemed for cash.

     (e) The holding period of the shares of Whitney Common Stock to be received by shareholders of LNSB pursuant to the Merger will include the holding period of the shares of LNSB Common Stock exchanged therefor, provided that the shares of LNSB Common Stock are held as capital assets on the Effective Date.

     (f) The payment of cash to shareholders of LNSB in lieu of fractional share interests of Whitney Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Whitney. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Whitney Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

     (g) A shareholder of LNSB who perfects his statutory right to dissent to the Merger and who receives solely cash in exchange for his LNSB Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of LNSB Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former shareholder of LNSB does not actually or constructively own any LNSB Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the LNSB Common Stock redeemed.

     The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

     AS A RESULT OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, IT IS RECOMMENDED THAT EACH SHAREHOLDER OF LNSB CONSULT HIS PERSONAL TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER.

                                 INFORMATION ABOUT LNSB

DESCRIPTION OF BUSINESS

     LNSB was organized in October 1934 as The First National Bank in Donaldsonville ("FNB"). On March 22, 1991, Union Security Bank and Trust
Co. in Gonzales, Louisiana, was merged into FNB and FNB's name was changed to
Louisiana National Security Bank.   At September 30, 1997, LNSB had total assets
of approximately $104.5 million, total deposits of approximately $91 million, total net loans of approximately $52.7 million and shareholders' equity of approximately $13 million.

     LNSB is a full service commercial bank offering consumer and commercial banking services. The main office of LNSB is located at 420 Mississippi Street, Donaldsonville, Louisiana 70346. The telephone number of the main office is
(504) 474-2940. LNSB has additional branches located at 12328 Highway 44, Gonzales, Louisiana 70737 and 17463 Highway 73, Prairieville, Louisiana 70769.

COMPETITION

     LNSB experiences competition in attracting deposits and lending funds. Primary competitors of LNSB are other commercial banks, savings and loan associations located in LNSB's market area and, to a lesser extent, finance companies, insurance companies, credit unions, credit card organizations and other financial institutions located in the geographic area in which LNSB competes. LNSB competes with other financial institutions to make loans to customers and to obtain deposits of customers. This competition is generally based on the interest rates charged on loans or paid on deposits. LNSB faces increasing competition from larger financial institutions, many of which have entered the competitive area of LNSB by making acquisitions.

SUPERVISION AND REGULATION

     General. In addition to the generally applicable state and federal laws governing businesses and employers, LNSB is extensively regulated by special federal laws and regulations applicable only to financial institutions. Laws regulating consumer finance transactions, collections and confidentiality and the safety and soundness of financial institutions regulate virtually all aspects of the operations of LNSB. These laws and regulations are intended to protect consumers rather than the shareholders of LNSB. Any change in these applicable laws or regulations may have a material effect on the business of LNSB.

     LNSB is national banking association subject to supervision by the Comptroller and has its deposits insured up to $100,000 per depositor by the Federal Deposit Insurance Corporation. LNSB is regulated and subject to periodic examination by these government authorities, each of which issue regulations that impose restrictions on the nature and amount of loans and investments LNSB may make.

     Monetary Policy. Monetary policies and regulatory authorities, including the Board of Governors of the Federal Reserve System (the "Reserve Board"), have a significant effect on the business of LNSB. The Reserve Board supervises and regulates the national supply of bank credit through the sale of U.S. government securities, changes in the discount rate on bank borrowings from the Reserve Board and changes in reserve requirements with respect to member bank deposits. The Reserve Board also regulates the types of loans and investments in which banks may participate. These regulatory efforts can affect the overall business of LNSB and the interest rates it charges on loans or pays for deposits. The effect of future Reserve Board policies on the business of LNSB cannot be predicted with certainty.

     Capital Adequacy Guidelines. Regulatory authorities governing the operations of LNSB establish minimum capital requirements of LNSB designed to reduce risk in operations, to account for off-balance sheet exposure and to insure adequate liquidity in LNSB. See "LNSB's Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKET PRICES AND DIVIDENDS

     Market Prices. LNSB Common Stock is not traded on any exchange, and there is no established public trading market for such stock. There are no bid or asked prices available for LNSB Common Stock. There is, however, very limited and sporadic trading of LNSB Common Stock in its local area. Based on the limited information available to LNSB's management, only approximately eight trades were effected during the last two years at prices ranging from $325 to $400 per share. LNSB's management believes that such trades were effected on an arms-length basis, but no assurance is given in this regard.

     Dividends. The following table sets forth, for the periods indicated, the dividends declared by LNSB. LNSB's ability to declare and pay dividends after
December 5, 1997 is subject to the Plan of Merger.   See "The Plan of Merger -
Description of the Plan of Merger -- Conduct of Business Prior to the Effective Date."


                               DIVIDENDS DECLARED

1995

First Six Months.....................................................  $8.00

Second Six Months....................................................  $3.00


1996

First Six Months.....................................................  $8.00

Second Six Months....................................................  $5.00


1997

First Six Months.....................................................  $8.00

Second Six Months....................................................  $8.00

     Holders. As of March 10, 1998, the record date for the Meeting, there were approximately 362 record shareholders of LNSB.

PROPERTY

     LNSB owns the land and buildings at 420 Mississippi Street, 12328 Highway 44 and 17463 Highway 73. All of the properties owned by LNSB are located in Ascension Parish, Louisiana. LNSB considers its property to be in good condition.

EMPLOYEES

     LNSB employs 50 people full-time and 7 people part-time and considers its relationship with its employees to be good.

SECURITY HOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     Principal Shareholders. The following table reflects certain information regarding those persons who are known by LNSB to be the beneficial owner of more than five percent of the outstanding LNSB Common Stock as of the record date for the Meeting. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the shares set forth opposite his name.


             Name of                Number of Shares
        Beneficial Owner           Beneficially Owned  Percent of Class
        ----------------           ------------------  -----------------

Ourso Family Investment Co. LLC                 3,544             11.04%
P.O. Box 690
Donaldsonville, Louisiana 70346

Barbara Blum Armstrong                          1,893              5.90%
1214 Washington Avenue
New Orleans, Louisiana 70130

Evelyn L. Griener                               3,040              9.47%
9601 Ivy Lane
River Ridge, Louisiana 70123


     Directors and Executive Officers. The following table sets forth certain information as of the record date for the Meeting concerning the beneficial ownership of LNSB Common Stock by each director of LNSB and by all directors and executor officers of LNSB as a group. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the shares set forth opposite his name.


               Name of              Number of Shares
           Beneficial Owner        Beneficially Owned    Percent of Class
           ----------------       ---------------------  -----------------

   James H. Thibaut                       1,070(1)              3.33%

   David O. Dubreuil                        725                 2.26%

   Louis Lambert                             97                  *

   Ronald N. Kocke                          921(2)              2.87%

   Sidney L. Harp, II                     3,594(3)             11.20%

   Glenn D. Schexnayder                     367                 1.14%

   Charles M. King, Jr.                     205(4)               *

   Lloyd Giblin                              37(5)               *

   All directors and executive
     officers as a group (8 persons)      7,016                21.86%

_______________________________
*Indicates less than 1%

(1)Includes 451 shares of LNSB Common Stock held by Mr. Thibaut as usufructuary. Mr. Thibaut's children, William Thibaut, Charles Thibaut, Vivian Scott, Mary Causey and James D. Thibaut, are the naked owners.

(2)Includes 510 shares registered in the name of Elray Kocke Services Inc. Mr. Kocke owns 25% of the outstanding shares and is president of Elray Kocke Services Inc.

(3)Includes 3,544 shares registered in the name of Ourso Family Investment Co. LLC (the "Ourso LLC"). Mr. Harp is one of the five managers of the Ourso LLC. Mr. Harp disclaims beneficial ownership of the 3,544 shares registered in the name of the Ourso LLC.

(4)Includes 84 shares held by Mr. King as usufructuary. Mr. King's children, Neal King, Clinton King and Charles M. King III, are the naked owners.

(5)Includes 37 shares registered in the name of Scott Gibin, Lloyd Gilbin's minor child.

                      LNSB'S MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVIEW OF RESULTS OF OPERATIONS - FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997 AS COMPARED TO THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996

EARNINGS SUMMARY

          LNSB reported net income of approximately $779,000 or $24.26 per share for the nine months ended September 30, 1997, compared to net income of approximately $911,000 or $28.37 per share for the nine months ended September 30, 1996.

          Net income for the nine months ended September 30, 1997 resulted in an annualized return on average assets of .96% compared to 1.15% in 1996. The annualized return on average stockholders' equity was 8.14% through September 30, 1997 and 9.80% through September 30, 1996.

NET INTEREST INCOME

          Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits (interest expense). Net interest income is affected by changes in volume of interest-earning assets and interest-bearing liabilities, and the rates earned or paid thereon.

          For the purposes of this earnings analysis, net interest income has been adjusted to a fully taxable equivalent basis for certain investments included in interest-earning assets. Interest-earning assets, including loans, have been presented as averages, net of unearned income.

          Net interest income on a fully tax equivalent basis for the nine months ended September 30, 1997 increased 4.0% to $3,623,000 from $3,482,000 for the same period in 1996. The net interest margin between interest-earning assets and interest-bearing liabilities increased to 4.69% for the nine months ended September 30, 1997 from 4.63% for the nine months ended September 30, 1996.

          Interest income on a fully tax equivalent basis increased approximately $180,000 to $5.87 million from $5.69 million for the nine months ended September 30, 1997 from the comparable period in 1996. The increases in interest income primarily resulted from a change in the earnings asset mix from lower yielding short term investments into higher yielding loans and an overall growth in earning assets. The mix of average loans to interest-earning assets increased from 47.3% for the nine months ended September 30, 1996 to 50.5% for the nine months ended September 30, 1997. The annualized yield on average loans was 9.37% for the nine months ended September was stable when compared to 9.37% for the nine months ended September 30, 1996. For the period ended September 30, 1997 and 1996, average investment securities represented 40.7% and 45.3%, respectively, of average interest-earning assets. For the nine months ended September 30, 1997 and 1996, the annualized yield on investment securities on a fully tax equivalent basis was 5.90% and 5.83%, respectively. Interest-earning assets as a percentage of total average assets decreased from 93.7% in 1996 to 93.2% in 1997.

          Interest expense increased approximately $40,000 or 1.8% to approximately $2,244,000 for the nine months ended September 30, 1997, from approximately $2,204,000 for the comparable 1996 period. The interest expense for 1997 and 1996 remained virtually consistent when considering the stabilization of interest rates in 1997 and 1996. The annualized average rate paid on interest-bearing liabilities was 3.80% and 3.79% for the nine months ended September 30, 1997 and 1996, respectively. During the nine months ended September 30, 1997, the volume of interest-bearing liabilities averaged $78.7 million, or 1.6% higher than the $77.5 million average for the nine months ended September 30, 1996. Interest-bearing demand deposits represented 26.0% of interest-bearing liabilities during the 1997 period as compared to 24.7% during the period ended September 30, 1996. The annualized yields paid on interest-bearing demand deposits were 2.56% and 2.53% for the nine months ended September 30, 1997 and 1996, respectively. Time deposits represented 53.0% of interest-bearing liabilities during the 1997 period as compared to 52.4% during the period ended 1996. The annualized yields paid on time deposits during the nine months ended September 30, 1997 and 1996 were 4.84% and 4.80%, respectively.

NONINTEREST INCOME

          LNSB derives a significant portion of its noninterest income from traditional retail banking services including various account charges and service fees.

          Noninterest income decreased approximately $46 thousand or 6.7% to $648,000 for the nine months ended September 30, 1997, from approximately $694,000 for the comparable 1996 period. Service charge on deposits decreased $13,000 or 2.3% to $564,000 for the nine months ended September 30, 1997, from $577,000 for the comparable 1996 period, primarily due to growth in the number of fee-generating deposit account customers. Return check charges decreased $31,000 or 9.2% to $307,000 for the nine months ended September 30, 1997, from approximately $338,000 for the comparable 1996 period. The decrease was primarily a result of a reduction in overdraft charges for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996.

NONINTEREST EXPENSE

          Noninterest expense increased approximately $238,000 or 9.3% to $2.81 million for the nine months ended September 30, 1997, from approximately $2.56 million for the comparable 1996 period. The increase in noninterest expenses are attributable to an increase in operational expenses associated with the staffing, operating and opening of the Oak Grove branch. Salaries and employee benefits amounted to $1,407,000 and $1,221,000 for the nine months ended September 30, 1997 and 1996, respectively. Occupancy expense was $295,000 in 1997 and $230,000 in 1996. Partially offsetting these increases was a decrease in LNSB's nonperforming assets expenses to $8,000 for the nine months ended September 30, 1997, from $87,000 for the comparable 1996 period.

INCOME TAXES

          The provision for income taxes for the nine months ended September 30, 1997 and 1996 was $274,000 and $372,000, respectively.


REVIEW OF FINANCIAL CONDITION -- SEPTEMBER 30, 1997 AS COMPARED TO DECEMBER 31, 1996

SECURITIES

          Average securities decreased $2.77 million or 6.3% to $41,263,000 for the nine months ended September 30, 1997, compared to $44,035,000 for average securities for December 31, 1996. The decrease in average securities was the result of the use of cash flows from these instruments to fund loan growth.

          Securities Held to Maturity: LNSB accounts for its investment securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities held to maturity are those securities that management has the ability and intend to hold to maturity, and are reported at amortized cost. Securities classified as held to maturity amounted to $15,647,000 at September 30, 1997 and $17,312,000 at December 31, 1996. Securities held to maturity at September 30, 1997 consisted primarily of obligations of other U.S. Government agencies and State and Political Subdivisions.

          Securities Available for Sale: Securities available for sale represent those securities that LNSB intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates or liquidity needs. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, reflected as a component of shareholders' equity. Securities available for sale totaled $27,059,000 at September 30, 1997 and $24,025,000 at December 31, 1996. Net unrealized appreciation on securities available for sale was $105,500 and $30,225, net of taxes, at September 30, 1997 and December 31, 1996, respectively. Securities available for sale consisted of U.S. Treasury securities.

LOANS

          Total loans increased $4.1 million or 8.3% to $53.5 million at September 30, 1997 from $49.4 million for December 31, 1996. The primary growth in the loan portfolio can be attributed to a $4.0 million or 11.3% increase in loans secured by commercial real estate.

          LNSB's loan-to-deposit ratio increased from 47% as of December 31, 1996 to 58.8% for September 30, 1997. The increase in LNSB's loan-to-deposit ratio was a result of an influx of large, temporary deposits collected at or near the end of each calendar year by several customers that transfer funds out of LNSB in the first quarter of each year.

NONPERFORMING ASSETS AND PAST DUE LOANS

          A measure of asset quality is the level of nonperforming assets in LNSB's portfolio. Nonperforming assets increased 61.5% to $2.1 million at September 30, 1997 from $1.3 million at December 31, 1996. Nonperforming loans increased 66.7% or $800,000 to $2.0 million at September 30, 1997 from $1.2 million at December 31, 1996. Other real estate owned increased to $92,000 from $43,000 as of December 31, 1996.

ALLOWANCE AND PROVISION FOR POSSIBLE LOAN LOSSES

          The allowance for possible loan losses totaled $864,000 or 1.6% of total loans as of September 30, 1997 compared to $736,000 or 1.5% of total loans for December 31, 1996. LNSB experienced gross charge-offs of $262,000 for the nine months of 1997 compared to gross charge-offs of $1,021,000 during 1996. LNSB had $117,000 of recoveries for the first nine months of 1997 compared to $124,000 for 1996. The year to date provision for possible loan losses was $273,000 compared to $675,000 for 1996. The allowance for loan losses reflects management's judgment as to the level considered adequate to absorb potential losses in the loan portfolio.

DEPOSITS

          Total deposits decreased $14.7 million or 13.8% to $91 million at September 30, 1997 from $105.7 million for 1996. Interest bearing demand deposits decreased $15.7 million or 90.7% to $17.2 million for the period ended September 30, 1997 from $32.8 million for 1996. Time deposits at September 30, 1997 and December 31, 1996 were $41.9 million and $39.5 million, respectively. Time deposits represent 46.0% and 37.3% of total deposits at September 30, 1997 and 1996, respectively. Noninterest-bearing demand deposits decreased $287,000 or 1.8% to $15.9 million for the period ended September 30, 1997 from $16.2 million for 1996.


REVIEW OF RESULTS OF OPERATIONS - FOR THE FISCAL YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

EARNINGS SUMMARY

          LNSB reported net income of approximately $914,000 or $28.47 per share for the year ended December 31, 1996, compared to net income of approximately $994,000 or $30.98 per share for the year ended December 31, 1995. Net Income for 1994 was approximately $920,000 or $28.65 per share.

          Noninterest income increased 23% or $169,000 to $903,000 for 1996 compared to $734,000 for 1995 and $686,000 in 1994.

          Total loans grew at an annual rate of 11% or $4,986,000 to $49,411,000 for 1996, compared to a 28% growth or $9,782,000 to $44,425,000 for 1995. This follows a decrease of 4% or $1,528,000 to $34,643,000 for 1994.

          An additional $400,000 provision for possible loan loss was recorded in the fourth quarter of 1996, resulting in a 96% increase in the provision for possible loan loss to $675,000 for 1996, compared to $344,000 for 1995 and $237,000 for 1994.

          Net earnings in 1996 resulted in a return on average assets of .86% compared to 1.00% and .95% during 1995 and 1994, respectively. The return on average stockholders equity was 7.33% in 1996, 8.48% in 1995, and 8.22% in 1994.

Earning Analysis

NET INTEREST INCOME

          Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits (interest expense). Net interest income is affected by changes in volume of interest-earning assets and interest-bearing liabilities, and the rates paid thereon. For the purposes of this earnings analysis, net interest income has been adjusted to a fully taxable equivalent basis for certain investments included in interest-earning assets. Interest-earning assets, including loans, have been presented as averages, net of unearned income.

          Net interest income on a fully tax equivalent basis increased 7.4% to $4.65 million in 1996 from $4.33 million in 1995 and 8.8% in 1995 from $3.98 million in 1994. The net interest margin between interest-earning assets and interest-bearing liabilities increased to 4.69% for the year ended December 31, 1996 compared to 4.63% for the year ended December 31, 1995. The net interest margin was 4.39% for 1994. In 1996 the average yields on average earning assets increased 12 basis points as average rates paid on interest bearing liabilities increased only 6 basis points. This resulted in a 6 basis points improvement in the net interest spread for 1996. The increases in net interest income primarily resulted from a change in the earning asset mix from lower yielding investments into higher yielding loans and an overall growth in earning assets. In 1996 average earning assets increased $5.50 million or 5.9% from 1995. 1995 average earning assets increased $2.86 million or 3.2% from 1994.

          Interest income on a fully tax equivalent basis increased approximately $520,000 to $7.56 million for the year ended December 31, 1996 from $7.04 million for the comparable period in 1995. Interest income on a fully equivalent tax basis for 1994 was $6.21 million. These increases were attributable primarily to the change in the earning asset mix, the increases in the yield on interest-earning assets, and an overall growth in earning assets. Average loans comprised 48.7% of average earning assets in 1996 compared to 43.2% for 1995 and 39.1% in 1994. The yield on average earning assets increased to 7.64% in 1996 from 7.52% in 1995 and 6.85% in 1994. The yield on average loans was 9.37% for the year ended December 31, 1996 compared to 9.48% and 9.38% for the comparable periods ended December 31, 1995 and 1994, respectively. For 1996 average investment securities represented 44.5% of average earning assets compared to 50.1% for 1995 and 55.9% for 1994. For the years ended December 31, 1996, 1995 and 1994, the yield on average investment securities on a fully tax equivalent basis was 6.07%, 6.05% and 5.31%. Average earning assets increased 5.9% or $5.5 million to $99.0 million in 1996 compared to $93.5 million in 1995 and $90.7 million in 1994.

          Interest expense increased approximately $214,000 or 7.9% to approximately $2.92 million for the year ended December 31, 1996, from approximately $2.7 million for 1995 and $2.2 million for 1994. The increases in interest expense were attributable to increases in the volume of interest-bearing liabilities. During 1996 the volume of interest-bearing liabilities averaged $76.8 million, or 6.4% higher than the $72.2 million average for 1995. The volume of interest-bearing liabilities averaged $71.4 million for 1994. The average rate paid on interest-bearing liabilities was 3.80%, 3.74% and 3.12% for the years ended December 31, 1996, 1995 and 1994. Interest-bearing demand deposits represented 24.6% of total interest-bearing liabilities for 1996 as compared to 24.9% for 1995 and 24.2% for 1994. The yields paid on interest bearing demand deposits were 2.56% for 1996 compared to 2.78% for 1995 and 2.55% for 1994. Time deposits represented 52.7% of interest-bearing liabilities for 1996 as compared to 51.5% for 1995 and 51.8% for 1994. The average yields paid on time deposits were 4.80% for 1996 compared to 4.55% for 1995 and 3.45% for 1994.

TABLE 1 - AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS)

                                                  1996                            1995                            1994
                                     ------------------------------   ----------------------------    ----------------------------
                                     Average     Income/    Yields/   Average    Income/   Yields/    Average    Income/   Yields/
(In Thousands)                       Balances    Expense    Rates     Balances   Expense   Rates      Balances   Expense   Rates
Assets:
Interest-earning assets:
       Loans                           $48,198    $4,516     9.37%    $40,419    $3,830       9.48%   $35,456    $3,326     9.38%
       Investments                      44,035     2,675*    6.07%     47,591     2,880*      6.05%    50,666     2,688*    5.31%
       Federal funds sold                6,509       354     5.44%      5,115       301       5.88%     4,024       167     4.15%
       Interest-bearing deposits           276        17     6.16%        391        24       6.14%       509        31     6.09%
                                     -----------------------------    -----------------------------   ---------------------------
Total Earning Assets                    99,018     7,562     7.64%     93,516     7,035       7.52%    90,655     6,212     6.85%

Allowance for Loan Losses               (1,003)                          (841)                           (832)
Nonearning Assets                        7,824                          7,134                           6,995
                                      --------                        -------                         -------
Total Average Assets                  $105,839                        $99,809                         $96,818
                                      ========                        =======                         =======
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
       Now                              $12,003   $  326     2.72%    $10,681    $  318       2.98%   $ 9,842       254     2.58%
       Money Market                       6,868      157     2.29%      7,327       183       2.50%     7,440       188     2.53%
       Savings                           17,434      491     2.82%     16,971       507       2.99%    17,159       510     2.97%
       Time Deposits                     40,419    1,942     4.80%     37,195     1,694       4.55%    36,954     1,276     3.45%
                                     -----------------------------    -----------------------------   ---------------------------
Total Interest-Bearing Deposits          76,724    2,916     3.80%     72,174     2,702       3.74%    71,395     2,228     3.12%
Noninterest-Bearing Deposits             16,135                        15,488                          13,992
Other Liabilities                           519                           420                             240
Stockholders' Equity                     12,461                        11,727                          11,191
                                       --------                       -------                         -------
Total Liabilities and Equity           $105,839                       $99,809                         $96,818
Net Interest Spread                               $4,646      3.84%              $4,333       3.78%              $3,984     3.73%
                                                  =================              ==================              ================
Net Interest Margin                                           4.69%                           4.63%                         4.39%
---------------------

* Tax equivalent adjustment made to reflect benefit of nontaxable income at a rate of 34%.

TABLE 2 - VOLUME AND YIELD/RATE VARIANCES

     Tax-equivalent basis

                                                       1996 Compared to 1995
                                              ------------------------------------------
                                              Volume          Rate           Rate/Volume      Net
                                              ------          ----           -----------      ---
Interest Income
 Loans and leases net of unearned income        737           (44)                (9)        684
 Investment securities
  Taxable                                      (218)           --                 --        (218)
  Tax exempt                                     25            (9)                --          16
 Federal funds and time deposits                 75           (24)                (5)         46
                                               ----          ----               ----        ----
   Total earning assets                         619           (77)               (14)        528
                                               ----          ----               ----        ----
Interest expense
 Savings                                         14           (29)                (1)        (16)
 NOW accounts                                    39           (28)                (3)          8
 Money Market accounts                          (11)          (15)                 1         (25)
 Time deposits                                  147            93                  8         248
                                               ----          ----               ----        ----
   Total interest-bearing liabilities           189            21                  5         215
                                               ----          ----               ----        ----
   Net interest income                          430           (98)               (19)        313
                                               ====          ====               ====        ====

NONINTEREST INCOME

  Noninterest income was $903,000 for 1996, an increase of $168,000, or 23%, compared to $735,000 in 1995 and $686,000 in 1994. The increase in noninterest income for 1996 was a result of changes in the fee structure used to price LNSB services. Return check charges increased $122,000, or 39%, as a result of increases in the fee structure on deposit accounts implemented during the first quarter of 1996.

TABLE 3 - NONINTEREST INCOME
Dollars in thousands


                                                  Increase (Decrease)                 Increase (Decrease)
                                                  -------------------                 -------------------
Year Ended December 31,                  1996     Amount     Percent        1995      Amount      Percent        1994
-----------------------                  ----     ------     -------        ----      ------      -------        ----
Service charge and service              $ 757       $134       21.5%       $ 623          10          1.6%      $ 613
fees on deposit accounts

Other Income                              146         34       30.6          112          39         53.4%         73
                                        -----       ----       ----        -----         ---         ----       -----
Total Noninterest Income                $ 903       $168       22.9%       $ 735         $49          7.1%      $ 686


NONINTEREST EXPENSE

          Total noninterest expense increased $312,000 or 9.9%, to $3,478,000 in 1996, compared to $3,165,000 in 1995 and $2,954,000 in 1994. The increase in salary and other compensation was due to an increase in the number of employees necessary for staffing of the new branch, and normal merit increases. Furniture and equipment expense increased as a result of increased depreciation expense on equipment installed as part of the ATM initiative, and additional expenses related to the new branch. Increases in data processing, communications and supplies were primarily due to an expanded deposit base. Professional fees increased due to an outside loan review performed during 1996. The increase in nonperforming assets expense was due to an increase in the net losses on the sale of repossessed assets. Additional sales taxes were paid as a result of the Ascension Parish Sales and Use Tax audit and increased Parish Ad Valorem Taxes. Partially offsetting these increases was a decrease in LNSB's FDIC Assessment expense which decreased $99,000 or 98% for 1996 when compared to 1995.

          LNSB's operating efficiency ratio is defined as noninterest expense as a percentage of net interest income plus noninterest income. The efficiency ratio 64.9% in 1996 compare to 64.8% for 1995 and 65.7% for 1994.

TABLE 4 - NONINTEREST EXPENSE
Dollars in thousands

                                             Increase (Decrease)          Increase (Decrease)
                                             ------------------           -------------------
Year Ended December 31,               1996    Amount    Percent   1995      Amount  Percent  1994
-----------------------               ----    ------    -------   ----      ------  -------  ----
Salaries and benefits                $1,632    $183        13%   $1,449      $107      8%   $1,342
Furniture and Equipment                 205      (1)        0       206        69     50       137
Occupancy                               111      10        10       101         6      6        95
Marketing                                96      15        19        81        (1)    (1)       82
Communications                          154      24        18       130        12     10       118
Professional Fees                       195       6         3       189        20     12       169
Data Processing                         237      36        18       201        27     16       174
 Supplies                               103      23        29        80         0      0        80
 FDIC Assessment                          3     (99)      (97)      102       (93)   (48)      195
 Amort of Goodwill                       79     (12)      (13)       91       (19)   (17)      110
 ATM                                     55       8        17        47        45   2250         2
 Other Taxes                            122      26        27        96        28     41        68
 Nonperforming assets exp               115      32        39        83        37     80        46
 Other expenses                         371      62        20       309       (27)    (8)      336
                                     ------   -----   -------   -------   -------   ----   -------
Total Noninterest Expense            $3,478    $313       9.9%   $3,165      $211    7.1%   $2,954
Operating Efficiency Ratio             64.9%                       64.8%                      65.7%

INCOME TAXES

          LNSB reported tax expense on income of $293,378 for 1996, $383,380 for 1995 and $383,352 for 1994. Effective January 1, 1993, LNSB adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, In adopting FAS 109 LNSB recorded a net deferred tax asset of $41,562 at December 31, 1996 and $87,042 at December 31, 1995, which represented the future tax benefits to be derived from the utilization of existing net deductible temporary differences. No valuation allowance has been recorded against the net deferred tax asset because management believes that it is likely that the net deferred tax asset will be realized in full.

Balance Sheet Analysis

SECURITIES

          Investment securities averaged $44,035,000 in 1996, a 7% decrease compared to the $47,591,000 securities average in 1995. In 1995 investment securities averaged decreased 6% compared to the $50,666,000 securities averaged for 1994. The decrease in average securities was the result of the reinvestment of maturing securities into higher yielding loans.

          Securities Held to Maturity: LNSB accounts for its investment securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities held to maturity are those securities that management has the ability and intend to hold to maturity, and are reported at amortized cost. Securities classified as held to maturity amounted to $17,312,000 or 42% of the investment portfolio at December 31, 1996, compared to $25,785,000 or 66% of the investment portfolio at December 31, 1995, and $28,785,000 or 55% of the investment portfolio at December 31, 1994.

          Securities Available for Sale: Securities available for sale represent those securities that LNSB intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates or liquidity needs. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, reflected as a component of shareholders' equity. Securities classified as available for sale totaled $24,025,000 or 58% of the investment portfolio at December 31, 1996, compared to $13,122,000 or 34% of the investment portfolio at December 31, 1995, and $23,585,000 or 45% of the investment portfolio at December 31, 1994. The net unrealized appreciation (depreciation) on securities available for sale was $45,800 at December 31, 1996, compared to $111,800 at December 31, 1995 and a (302,100) at December 31, 1994.

LOANS

          Total loans increased $4.99 million or 11% to $49.41 million in 1996 compared to 1995 balance of $44.42 million. This followed an increase of $9.8 million or 28% to $44.42 million in 1995 compared to 1994 balance of $34.64 million. The primary growth in the loan portfolio can be attributed to a $4.8 million or 15.8% increase in real estate loans in 1996 compared to a $7.9 million or 35% increase in 1995. Commercial loans increased $695,000 or 15.9% to $5.1 million in 1996 compared to 1995, following an increase of $759,000 or 21% in 1995 compared to 1994. On the same basis consumer loans increased 6% to $6.76 million compared to 1995, following a 25% increase in 1995 compared to 1994.

          LNSB's loan-to-deposit ratio for 1996 increased to 47% compared to 43% for 1995 and 35% for 1994. LNSB's management expects continued growth in the loan portfolio although management does not expect the loan portfolio to grow at the same rate as experienced in 1995 and 1996.

TABLE 5 - LOAN PORTFOLIO COMPOSITION
Dollars in thousands

                                       Increase (Decrease)                 Increase (Decrease)
                                       --------------------                -------------------
 December 31,                 1996     Amount       Percent       1995     Amount     Percent       1994
--------------                ----    --------     ---------      ----     ------     -------       ----
Commercial                  $ 5,062    $  695         16%       $ 4,367    $  759        21%     $ 3,608
Real Estate                  35,337     4,811         16         30,526     7,906        35       22,620
Agriculture                   2,257      (902)       (29)         3,159      (173)       (5)       3,332
Consumer                      6,755       382          6          6,373     1,290        25        5,083
                            -------    ------        ---        -------    ------        --      -------
Total Loan Portfolio        $49,411    $4,986         11%       $44,425    $9,782        28%     $34,643

NONPERFORMING ASSETS AND PAST DUE LOANS

          Nonperforming assets were $1,253,000 at December 31, 1996, reflecting a $637,000 decrease from the $1,890,000 balance at December 31, 1995. At December 31, 1994 nonperforming assets were $1,386,000. Total past due loans decreased $487,000 or 29% to $1,200,000 for December 31, 1996, compared to an increase of $696,000 or 70% to $1,687,000 as of December 31, 1995. Total past due loans were $991,000 as of December 31, 1994. Two agricultural loans totaling $738,000 were charged against reserves during the fourth quarter of 1996, contributing to the decrease in total past due loans as of December 31, 1996. Loans past due 30-89 days totaled $782,000 at December 31, 1996, compared to $726,000 at December 31, 1995 and $488,000 at December 31, 1994. Loans past due 90 days or more and still accruing interest totaled $418,000 at December 31, 1996, compared to $791,000 at December 31, 1995 and $293,000 at December 31, 1994. Other Real Estate Owned decreased to $43,000 in 1996 from $176,000 in 1995 and $394,000 in 1994.

TABLE 6 - SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Dollars in Thousands


December 31,                                   1996       1995     1994
------------                                 ------     ------   ------
Past Due Loans:
   Loans past due 30-89 days                 $  782     $  726   $  488
   Loans past due 90 days                       418        791      293
   Nonaccrual loans                               0        170      210
                                             ------     ------   ------
       Total past due loans                   1,200      1,687      991
Other Real Estate                                43        176      394
Other Foreclosed Assets                          10         27        1
                                             ------     ------   ------
   Total Nonperforming Assets                $1,253     $1,890   $1,386
                                             ======     ======   ======

ALLOWANCE AND PROVISION FOR POSSIBLE LOAN LOSSES

          The allowance for possible loan losses totaled $736,000, or 1.5% of total loans outstanding as of December 31, 1996, compared to $958,000, or 2.2% for 1995 and $691,000, or 2.0% for 1994. LNSB experienced net charge-offs of $897,000 for 1996, compared to net charge-offs of $77,000 for 1995, and net charge-offs of $524,000 for 1994. An additional $400,000 provision for possible loan loss was recorded in the fourth quarter of 1996. This resulted in a 96% increase in the provision for possible loan loss to $675,000 for 1996, compared to $344,000 for 1995, and $237,000 for 1994.

TABLE 7 - ANALYSIS OF ALLOWANCE FOR POSSIBLE LOAN LOSSES
Dollars in Thousands


Year Ended December 31,                  1996     1995    1994
-----------------------                 -------  ------  ------
Balance at beginning of period          $  958   $ 691   $ 978
Charge-offs                              1,021     234     701
Recoveries                                 124     157     177
                                        ------   -----   -----
      Net Charge-offs                      897      77     524
Provision for Possible Loan Losses         675     344     237
                                        ------   -----   -----
      Balance at end of period          $  736   $ 958   $ 691
                                        ======   =====   =====
Allowance for Possible Loan Losses
   as a % of Total Loans outstanding       1.5%    2.2%    2.0%

DEPOSITS

          Total deposits increased $2,985,000, or 3%, to $105,671,000 as of December 31, 1996, compared to an increase of $3,655,000, or 4% to $102,686,000 for December 31, 1995. In 1994 total deposits increased $3,948,000, or 4% to $99,031,000. Noninterest-bearing demand deposits decreased 8% in 1996 to $16,220,000 while increasing 20% in 1995 to $17,698,000. Interest-bearing demand deposits increased 28% or $6,197,000 in 1996 to $27,943,000 while increasing 8% in 1995 to $21,746,000. Money market account decreased 43% in 1996 to $4,885,000 and decreased 32% in 1995 to $8,520,000. Savings deposits remained relatively unchanged during 1996, 1995, and 1994. Core time deposits of less than $100,000 decreased 5% or $1,617,000 in 1996 to $29,794,000 and increased 10% or $2,971,000 to $31,411,000 in 1995. Time certificates of deposits of $100,000 or more increased 59% or $3,602,000 in 1996 to $9,657,000 while remaining relatively stable in 1995.

TABLE 8 - DEPOSIT ACCOUNT BALANCES
Dollars in thousands


                                                         Increase (Decrease)            Increase (Decrease)
                                                         -------------------            -------------------
  Year Ended December 31,                      1996       Amount   Percent     1995      Amount    Percent    1994
----------------------------                   ----       ------   -------     ----      ------    -------    ----
Noninterest-bearing demand                   $ 16,220     $(1,478)   (8)%    $ 17,698    $ 3,001     20%     $14,697
Interest-bearing demand                        27,943       6,197     28       21,746      1,561      8       20,185
Money Market accounts                           4,885      (3,635)   (43)       8,520     (3,928)   (32)      12,448
Savings                                        17,172         (84)     0       17,256         33      0       17,223
Core time deposits                             29,794      (1,617)    (5)      31,411      2,971     10       28,440
Total Core Deposits                          $ 96,014     $  (617)     0%    $ 96,631    $ 3,638      4%     $92,993
Time certificates of deposits of
$100,000 or more                                9,657       3,602     59        6,055         17      0        6,038
Total Deposits                               $105,671     $ 2,985      3%    $102,686    $ 3,655      4%     $99,031

CAPITAL

          Capital represents shareholder ownership in LNSB - the book value of assets in excess of liabilities. Shareholders' equity totaled $12,678,000 at December 31, 1996, compared to $12,225,000 at December 31, 1995 and $11,310,000 at December 31, 1994. LNSB's common dividend payout ratio was 46% in 1996, 36% in 1995 and 38% in 1994. LNSB's Risk-Based Capital ratios significantly exceed the minimum regulatory guidelines for designation as a "Well-Capitalized" institution.

TABLE 9 - RISK-BASED CAPITAL RATIO


                                                                   Well-Capitalized
                                                                  Minimum Regulatory
Year Ended December 31,                1996    1995    1994           Guidelines
-----------------------               ------  ------  ------          ----------
Tier 1 (Core Capital)                 21.92%  22.78%  28.14%             > 6.0%
                                                                         -
Tier 2 (Supplementary Capital)         1.25    1.24    1.80              > 4.0%
                                                                         -
                                      -----   -----   -----              -----

Total Capital                         23.17%  24.02%  29.94%             >10.0%
                                                                         -

LIQUIDITY

          Liquidity is a measure of a bank's ability to fund loan commitments and meet deposit maturities and withdrawals in a timely manner. The liquidity position of LNSB is founded on a stable base of core deposits. LNSB's loan-to-deposit ratio at year-end 1996 increased to 47%, compared to 43% at year-end 1995 and 35% at year end 1994. These increases resulted primarily from significant growth in loans, which outpaced increases in the deposit base.

Management believes that current levels of short-term investments and securities available for sale are adequate to meet LNSB's liquidity needs.

INTEREST RATE SENSITIVITY

          The interest rate sensitivity gap is the difference between the amount of interest bearing assets and interest bearing liabilities maturing in any given time frame. A primary objective of asset/liability management is to maximize net interest margin while not subjecting LNSB to significant interest rate risk in periods of rising or falling interest rates. At December 31, 1996, LNSB's one year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was (7.05%), i.e. more of LNSB's liabilities than assets reprice within a one year time frame. Management regularly reviews interest rate exposure to analyze the impact of changes in market interest rates on net interest income. The following table details LNSB's interest rate sensitivity position at various time intervals as of December 31, 1996.

                                                  3 Months       3 to 12       1 to 3       Over 3
(Dollars in Thousands)                            or Less        Months        Years        Years
                                                 ----------    ----------    ----------   -----------
Total rate sensitive assets                      $ 31,624      $ 18,087      $ 27,167     $ 29,798

Total rate sensitive liabilities                   23,563        34,511        13,294       18,082

Excess (deficiency) of interest-earning
   assets over interest-bearing liabilities         8,061       (16,424)       13,873       11,716

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities                     8,061        (8,363)        5,510       17,226

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities as a
   percent of total assets                           6.79%        (7.05%)        4.64%       14.52%

          In management's opinion a significant portion of LNSB's consumer deposits do not respond to changes in interest rates to the degree the GAP would indicate. LNSB's experience has indicated that the repricing of interest-bearing demand, money market, and savings accounts in response to changes in general market rate does not result in rate changes of the same magnitude as changes in general market rates. In addition, these deposit categories have historically been very stable sources of funds to LNSB.

                           INFORMATION ABOUT WHITNEY

GENERAL

          Whitney is a Louisiana corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Whitney became an operating entity in 1962 with Whitney Bank as its only significant subsidiary. Whitney Bank, a national banking association headquartered in Orleans Parish, Louisiana, has been engaged in the general banking business in southern Louisiana continuously since 1883. As a result of consolidating mergers of Whitney's other banking subsidiaries into Whitney Bank effective January 1 and 2, 1998, Whitney Bank currently operates through approximately 100 banking offices in south Louisiana, southern Mississippi and Alabama and northwestern Florida. Whitney Bank also maintains a foreign branch on Grand Cayman in the British West Indies.

          Whitney Bank is a full-service commercial bank engaged in commercial and retail banking and in the trust business, including the taking of deposits, the making of secured and unsecured loans, the financing of commercial transactions, the delivery of corporate, pension and personal trust and investment services and safe deposit rentals. Whitney Bank also issues credit cards and is active as a correspondent for other banks.

          During 1995, Whitney established Whitney Community Development Corporation ("WCDC"), a for-profit community development corporation incorporated under the laws of the State of Louisiana. WCDC is authorized to make equity and debt investments in corporations or projects designed primarily to promote community welfare, including the economic rehabilitation and development of low to moderate income areas by providing housing, services or jobs for residents, or promoting small businesses that service low to moderate income areas.

          At September 30, 1997, Whitney had consolidated total assets of approximately $4.2 billion, consolidated total deposits of approximately $3.3 billion and consolidated shareholders' equity of approximately $468 million. Whitney's and Whitney Bank's principal executive offices are located at 228 St. Charles Avenue, New Orleans, Louisiana 70130, and its telephone number is (504) 586-7117.

RECENT DEVELOPMENTS

          Whitney has entered into a definitive agreement dated November 20, 1997 with Meritrust Federal Savings Bank ("Meritrust"), pursuant to which Meritrust would merge with and into Whitney Bank (the "Meritrust Acquisition"). Meritrust is a federally chartered stock savings bank headquartered in Thibodaux, Louisiana, with approximately $230 million in assets and nine branches located in Lafourche, St. Charles and St. James Parishes, Louisiana.

          Under the terms of the Meritrust Agreement, shareholders of Meritrust would receive, in the aggregate, shares of Whitney Common Stock having a value of approximately $60.5 million, subject to adjustment under certain circumstances based upon the market price of Whitney Common Stock. As in the Merger, the actual value on the effective date of the Meritrust Acquisition of the shares of Whitney Common Stock to be received by Meritrust's shareholders may be more or less than the amount described above inasmuch as such consideration will be determined in reference to a defined "average market price" of Whitney Common Stock. The Meritrust Acquisition is expected to be consummated in the second quarter of 1998, but is subject to regulatory and Meritrust shareholder approval and other customary conditions. There can be no assurance that the Meritrust Acquisition will be consummated at such time or at all.

          Whitney continues to explore opportunities to acquire additional financial institutions as part of an expansion strategy that focuses on developing a significant banking presence along the United States Gulf Coast from southeast Texas through the Florida panhandle. Discussions are continually being carried on relating to such potential acquisitions. Whitney may, after the date of this Proxy Statement-Prospectus, enter into one or more acquisition agreements with one or more of such institutions; however, it is not currently known whether Whitney's discussions will result in further acquisitions or on what terms any such acquisitions would be made.

          On January 15, 1998, Whitney announced 1997 annual earnings of $52.2 million, or $2.52 per share, with fourth quarter 1997 earnings of $13.6 million, or $0.66 per share, in each case after the recognition of non-recurring merger-related expenses (net of tax) of $2.4 million and $0.6 million, respectively.

MARKET PRICES OF AND DIVIDENDS DECLARED ON WHITNEY COMMON STOCK

          Whitney Common Stock is included for quotation on the Nasdaq Stock Market under the symbol "WTNY." The following table sets forth for the periods indicated the high and low reported closing sale prices per share of Whitney Common Stock as reported on the Nasdaq Stock Market and the quarterly dividends declared for each such period.

              PRICE RANGE OF COMMON STOCK AND QUARTERLY DIVIDENDS

                                                           HIGH             LOW            DIVIDEND
                                                          -------         -------          --------
1996

  First Quarter...                                        $31 3/4         $29 3/4             $0.22
  Second Quarter..                                         31 3/4          29 3/4              0.25
  Third Quarter...                                         32 3/4          29 1/2              0.25
  Fourth Quarter..                                         35 7/8          31 3/4              0.25

1997
  First Quarter...                                        $40 1/2          34 3/4              0.28
  Second Quarter..                                         43 1/8              35              0.28
  Third Quarter...                                         47 3/8          30 3/4              0.28
  Fourth Quarter..                                         61 3/4          45 3/4              0.28

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

          If the shareholders of LNSB approve the Plan of Merger and the Merger is subsequently consummated, all shareholders of LNSB will become shareholders of Whitney, and their rights will be governed by and be subject to the Articles of Incorporation and By-laws of Whitney rather than the Articles of Association and By-laws of LNSB. The following is a description of the Whitney Common Stock and a brief summary of certain of the principal differences between the rights of shareholders of Whitney and LNSB not described elsewhere herein.

DESCRIPTION OF WHITNEY COMMON STOCK

          The authorized capital stock of Whitney consists of 40,000,000 shares of common stock, no par value, of which 20,804,175 were outstanding on December 31, 1997. The following description of Whitney's capital stock is qualified in its entirety by reference to Whitney's Articles of Incorporation and By-laws and to the applicable provisions of the Louisiana Business Corporation Law (the "LBCL").

          Common Stock

          Voting Rights - Non-cumulative Voting. Holders of Whitney Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of Whitney Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the Whitney Common Stock may elect all of the directors.

          Dividend Rights. Holders of outstanding Whitney Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors, in its discretion, out of funds legally available therefor.

          Liquidation Rights. In the event of the liquidation of Whitney, the holders of Whitney Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of their shares.

          Preemptive Rights. Holders of Whitney Common Stock have no preemptive rights to subscribe for additional shares of capital stock.

          Directors

          The Board of Directors of Whitney is divided into five classes, with members of each class to serve for five years, and with one class being elected each year. Directors of Whitney must also be shareholders of Whitney. Any director of Whitney may be removed from office with or without cause only by the affirmative vote of at least 90% of the voting power of Whitney present at a special meeting of the shareholders called for that purpose. The quorum requirement for such a meeting is 90% of the total voting power of Whitney present in person or by proxy.

          The LBCL permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors and officers for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits. Whitney's Articles of Incorporation include a provision that eliminates the personal liability of directors and officers to Whitney and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent currently permitted by the LBCL and further provides that any amendment or repeal of that provision will not affect the elimination or limitation of liability of an officer or director with respect to conduct occurring prior to the time of such amendment or repeal.

          The Articles of Incorporation also provide for indemnification and advancement of expenses of any officer, director, employee or agent of Whitney for any action taken in good faith by that officer, director, employee or agent. Indemnification in the case of actions by or in the right of Whitney shall be limited to expenses actually and reasonably incurred in defense or settlement of the action. The Board of Directors, in its discretion, may choose to provide further indemnification to officers, directors, employees and agents of Whitney.

          The Articles of Incorporation and By-laws authorize Whitney to maintain insurance covering the actions of its officers, directors, employees and agents, and its By-laws provide for indemnification to the fullest extent allowed under the LBCL.

          No amendment to Whitney's Articles of Incorporation may change any of the provisions thereof relating to the Board of Directors unless such amendment receives the affirmative vote of 90% of the voting power present at a shareholders meeting for which there is a quorum as described above; provided, however, that such 90% vote is not required for any amendment unanimously recommended to the shareholders by the Board of Directors at a time when there is no Related Person (as defined below).

          Supermajority and Fair Price Provisions

          Supermajority Provisions.   The Articles of Incorporation contain
certain provisions designed to provide safeguards for shareholders when a Related Person attempts to effect a Business Combination (as defined below) with Whitney. In general, a Business Combination between Whitney and a Related Person must be approved by the affirmative vote of at least 90% of the voting power of Whitney present at a shareholders meeting, at which meeting at least 90% of the total voting power of Whitney must be present in person or by proxy to constitute a quorum, unless certain minimum price and procedural requirements are satisfied and the Board of Directors of Whitney has the opportunity to state its recommendations to the shareholders in a proxy statement. If these requirements are satisfied, only the affirmative vote of two-thirds of the voting power present or represented at a shareholders meeting of Whitney (the quorum for which would be the presence in person or by proxy of a majority of the total voting power of Whitney) would be required.

          A "Related Person" is defined as any person who, together with certain persons related to him or it, is the beneficial owner of 10% or more of the outstanding shares of Whitney stock entitled to vote in elections of directors.

The term "beneficial owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock of Whitney.

          A "Business Combination" includes the following transactions: (1) any merger or consolidation involving Whitney or its principal subsidiary; (2) any sale or lease by Whitney or its principal subsidiary of all or a substantial part of its assets; or (3) any sale or lease to Whitney or any of its subsidiaries of any assets of any Related Person in exchange for securities of Whitney or its principal subsidiary.

          Fair Price Provisions. There is no requirement that 90% of the voting power present of Whitney approve a Business Combination between a Related Person and Whitney if all of the requirements described below are satisfied:

          (1) Minimum Price Requirement. The cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in connection with the Business Combination must bear the same or a greater percentage relationship to the market price of Whitney Common Stock immediately prior to the announcement of such Business Combination as the highest per share price (including brokerage commissions and soliciting dealers' fees) that the Related Person has theretofore paid for any of the shares of Whitney Common Stock already owned by it bears to the market price of the Whitney Common Stock immediately prior to the commencement of the acquisition of Whitney Common Stock by the Related Person. In addition, the cash, or fair market value of other consideration, to be received per share by shareholders of Whitney in such Business Combination must not be less than (i) the highest per share price (including brokerage commissions and soliciting dealers' fees) paid by the Related Person in acquiring any of its holdings of Whitney Common Stock and (ii) the earnings per share of Whitney Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such Business Combination, multiplied by the then price/earnings multiple (if any) of the Related Person as customarily computed and reported in the financial community.

          (2) Procedural Requirements. The following procedural requirements must be satisfied at all times after the Related Person becomes a Related
Person: (i) the Related Person shall have taken steps to ensure that Whitney's Board of Directors included at all times representation by Continuing Directors (as defined below) proportionate to the stockholdings of Whitney's shareholders not affiliated with the Related Person; (ii) there shall have been no reduction in the rate of dividends paid on the shares of Whitney Common Stock unless otherwise approved by unanimous vote of the directors; (iii) the Related Person shall not have acquired any newly issued shares of Whitney Common Stock, directly or indirectly, except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a prorata stock dividend or stock split; and (iv) the Related Person shall not have acquired any additional shares of Whitney Common Stock or securities convertible into Whitney Common Stock except as part of the transaction by which such Related Person became a Related Person.

          A "Continuing Director" includes a person who was a member of the Board of Directors of Whitney elected by the shareholders prior to the time that a Related Person acquired in excess of 10% of the stock of Whitney, or a person recommended to succeed a Continuing Director by a majority of Continuing Directors.

          (3) Actions Prior to Becoming a Related Person. The Related Person shall not have (i) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Whitney; or (ii) made any major change in Whitney's business or equity capital structure without the unanimous approval of the Board of Directors, in either case prior to the consummation of the Business Combination.

          (4) Proxy Statement. A proxy statement responsive to the requirements of the Exchange Act shall be mailed to all shareholders of Whitney for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state, and if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Combination from the point of view of shareholders other than the Related Person.

          (5) Vote Necessary to Amend Articles of Incorporation. The Articles of Incorporation provide that the affirmative vote of the holders of 90% or more of the voting power present at a shareholders meeting for which there is a quorum as described above is required in order to amend the fair price provisions, provided that only a vote of the holders of a majority of the total voting power of Whitney is required if the action to amend is unanimously recommended to shareholders by the Board of Directors if all such directors are persons who would be eligible to serve as Continuing Directors.

          Purposes and Effect of Supermajority and Fair Price Provisions. The fair price provisions are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempted takeover of Whitney. In the absence of the supermajority and fair price provisions, a purchaser who acquired control of Whitney would be in a position, by virtue of such control, to compel minority shareholders to accept a lower price or a less desirable form of consideration than that given to other shareholders.

          The effect of the provisions is to encourage any Related Person or potential Related Person interested in a Business Combination to negotiate the terms of such transaction with the Board of Directors of Whitney prior to its acquisition of a substantial amount of the capital stock of Whitney and in a context that would provide adequate time and information so that all relevant considerations would receive the requisite attention and, if necessary, publicity. The Board of Directors of Whitney believes that the Continuing Directors of Whitney are likely to be more knowledgeable than individual shareholders in assessing the business and prospects of Whitney and are accordingly better able to negotiate effectively with the Related Person. Also, the provisions should help to protect those shareholders who by choice or for lack of adequate opportunity did not sell shares in the first step of a two-tiered offer, by ensuring that a fair price will be paid to the shareholders in the second step of the two-tiered transaction if, but only if, the Related Person elects to initiate a second step.

          It should be noted, however, that tender offers are usually made at premium prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock temporarily to reach levels that are higher than would otherwise be the case. Because of the higher percentage requirements for shareholder approval of any subsequent Business Combination, and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of Whitney. The Articles of Incorporation may discourage such purchases, particularly those for less than all of the shares of Whitney, and may therefore deprive holders of the Whitney Common Stock of an opportunity to sell their stock at a temporarily higher market price. A potential purchaser of stock seeking to obtain control may also be discouraged from purchasing stock because a supermajority shareholder vote would be required in order to change or eliminate the fair price protection provisions in the Articles of Incorporation.

          Although the supermajority and fair price provisions are designed to assure fair treatment of all shareholders in the event of a takeover, the provisions may also adversely affect the ability of shareholders to benefit from certain transactions that are opposed by the Board of Directors of Whitney.

          In certain instances, the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, a Related Person may be unable, as a practical matter, to comply with all of the procedural requirements of the Articles of Incorporation. In these circumstances, a potential purchaser would be forced either to negotiate with the Continuing Directors and offer terms acceptable to them or to abandon the proposed Business Combination.

          Under the fair price provisions, in certain circumstances, a Business Combination that might be attractive to some shareholders might never be proposed to the shareholders by a Related Person, or if proposed, might not be consummated. Further, the provisions may, under certain circumstances, give holders of a minority of the voting power a veto power over a Business Combination that the majority of shareholders may believe desirable and beneficial. To Whitney's knowledge, on December 31, 1997, directors and executive officers of Whitney beneficially owned 2,429,566 shares (approximately 11.7%) of the Whitney Common Stock. Therefore, it may be difficult or impossible for a Related Person to secure the necessary supermajority vote without management's approval.

          Since only the Continuing Directors will have the authority to avoid the requirement of a supermajority shareholder vote to approve Business Combinations if otherwise applicable, the provisions also may tend to insulate management against the possibility of removal in the event of a takeover bid. Further, if the Related Person were to replace all of the directors who were in office on the date it became a Related Person (which it could not be assured of accomplishing for at least four years because of the Board's classification), there would be no Continuing Directors and, consequently, the 90% shareholder vote requirement would apply to any Business Combination, unless the minimum price and procedural requirements were satisfied.

          Federal securities laws and regulations applicable to Business Combinations govern the disclosure required to be made to minority shareholders in order to consummate certain Business Combinations. However, the laws and regulations do not assure that the terms of a Business Combination will be fair from a financial standpoint. The LBCL provides that, under certain circumstances, the affirmative vote of the holders of at least 80% of the voting power of a Louisiana corporation is necessary in order to approve certain types of business combinations with a related party unless the shareholders receive a price for their shares as set forth in the LBCL and certain other conditions are met. While the fair price protection provisions of the LBCL would apply to any Business Combination involving Whitney and a Related Party, the Board of Directors of Whitney believes that the fair price provisions in the Articles of Incorporation provide additional assurance that the shareholders of Whitney will receive an equitable price for their shares if a Business Combination is consummated.

          Considerations in Change of Control

          The LBCL authorizes the Board of Directors of Whitney, when considering any proposal to acquire control of Whitney, to take into account, among other enumerated factors and any other factors the Board deems relevant, the interests of Whitney's employees, creditors and the communities in which Whitney conducts its business, as well as purely financial interests of Whitney's shareholders.

          Amendment of Articles of Incorporation

          Except for the 90% vote required to amend any provision of the Articles of Incorporation relating to the Board of Directors of Whitney or the supermajority and fair price provisions contained therein, the affirmative vote of at least a majority of the total voting power of Whitney (i.e., a majority of the outstanding shares of Whitney Common Stock), at a meeting the quorum for which is the presence in person or by proxy of a majority of the total voting power, is required to amend the Articles of Incorporation. See " -- Directors" and " -- Supermajority and Fair Price Provisions," above.

          Amendment of By-laws

          Whitney's By-laws may be amended or repealed by the affirmative vote of a majority of the Board of Directors of Whitney or by the affirmative vote of at least a majority of the votes cast at a meeting of the shareholders of Whitney.

          Shareholders Meetings

          Shareholders holding not less than 20% of the outstanding Whitney Common Stock may require Whitney to call a meeting of its shareholders.

          Louisiana Control Share Acquisition Statute

          The LBCL Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be accorded to shares held by the Acquiror. "Interested Shares" include all shares as to which the Acquiror, any officer of Whitney and any director of Whitney who is also an employee of Whitney may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be accorded to an Acquiror and the shareholders do not vote to accord voting rights to such shares, Whitney may have the right to redeem the shares held by the Acquiror for their fair market value.

COMPARISON OF WHITNEY COMMON STOCK AND LNSB COMMON STOCK

          The following comparison of the rights of holders of Whitney Common Stock and LNSB Common Stock is based on current terms of the governing documents of the respective companies and on the current provisions of the LBCL and federal law applicable to LNSB Common Stock. The rights of holders of LNSB Common Stock and holders of Whitney Common Stock are similar in many respects:
(i) each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders and neither is entitled to cumulative voting rights in connection with the election of directors; (ii) each shareholder is entitled to receive pro rata any assets distributed to the shareholders upon liquidation, dissolution or a winding up of the affairs of their respective companies; and (iii) neither Whitney's nor LNSB's shareholders have preemptive rights to acquire shares of stock issued by their respective companies.
Although it is impracticable to note all the differences between the applicable governing documents of Whitney and LNSB, the following is intended to be a summary of certain significant differences between the rights of holders of Whitney Common Stock and the rights of holders of LNSB Common Stock.

          Boards of Directors. Whitney's Articles of Incorporation provide for a board of directors consisting of not less than five nor more than twenty-five members divided into five classes, with directors serving five-year staggered terms expiring for each class of directors at successive annual meetings of shareholders. LNSB's board consists of not less than five nor more than twenty-five members, and the number of directors is currently fixed at seven by resolution of the board of directors pursuant to LNSB's By-laws. The Articles of Association of LNSB do not provide for classes of directors, and its directors each serve one-year terms. The directors of Whitney must be shareholders of Whitney, and LNSB's directors must be shareholders of LNSB.

          LNSB's Articles of Association provide for cumulative voting in the election of directors pursuant to which each shareholder is entitled to the number of votes that is equal to the number of shares he holds multiplied by the number of directors to be elected. A shareholder may cast all his votes for one candidate or divide his votes among two or more candidates. Whitney's Articles of Incorporation do not provide for cumulative voting.

          Removal of Directors. Whitney's Articles of Incorporation provide that a director may be removed from office, with or without cause, only by the affirmative vote of 90% of the voting power present at a special meeting of shareholders called for that purpose at which a "quorum" is present. A "quorum" for these purposes means the presence, in person or by proxy, of the holders of 90% of the total voting power of Whitney.

          LNSB's Articles of Association do not contain a similar provision. LNSB's directors may be removed by the shareholders for failure to fulfill one of the requirements for qualification or for cause at a meeting held pursuant to notice which states that the purpose or one of the purposes of the meeting is the removal of the director. A director of LNSB may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.

          Nomination of Directors. LNSB's Articles of Association require that nominations for election of directors may be made by the board of directors or any holder of voting stock of LNSB. Nominations other than those made on behalf of existing management must be delivered in writing to the president of LNSB and the Comptroller. Neither Whitney's Articles of Incorporation nor its By-laws contain provisions regarding nomination of directors.

          Preferred Stock. Neither Whitney's Articles of Incorporation nor LNSB's Articles of Association provide for preferred stock.

          Special Meetings of Shareholders. Under the LBCL, special meetings of Whitney's shareholders may be called by the president or the board of directors, or upon the written request of any shareholder or shareholders holding in the aggregate one-fifth of the total voting power of Whitney. Under LNSB's Articles of Association, special meetings of LNSB's shareholders may be called by the board of directors or upon the written request of at least 25 shareholders who own, in the aggregate, not less than 25 percent of the stock of LNSB.

          Amendment to Charter and By-laws. LNSB's Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the voting stock of LNSB. Whitney's Articles of Incorporation and By-laws may be amended as described above under the heading " -Description of Whitney Common Stock -- Amendment of Articles of Incorporation" and " - Description of Whitney Common Stock -- Amendment of By-laws."

          Supermajority Vote Requirements. Whitney's Articles of Incorporation contain supermajority shareholder voting provisions for certain "business combinations." Whitney's provisions are triggered if any shareholder or group of shareholders acquires 10% of the total voting power of Whitney, and the supermajority vote that may be required to approve such a "business combination" or to amend these provisions in Whitney's Articles of Incorporation is 90% of the total voting power of Whitney.

          Neither LNSB's Articles of Association or By-laws nor applicable federal law contain supermajority vote requirements for business combinations.

          Indemnification Rights. Whitney's Articles of Incorporation provide that, in addition to any rights to indemnification that a person might have by law or otherwise, Whitney shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, including any action by or in the right of Whitney, by reason of the fact that he is or was a director, officer, employee or agent of Whitney, or is or was serving at the request of Whitney as a director, officer, employee or agent of another business or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Whitney and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of actions by or in the right of Whitney, the indemnification provided to employees or agents is limited to expenses not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the action to conclusion, but the Board of Directors is authorized in its discretion to pay or provide additional indemnity in particular cases and, as to directors and officers, the indemnity in such cases is similarly limited if it would permit indemnification of an individual for (i) the results of his willful or intentional misconduct, (ii) breach of duty of loyalty to Whitney or the entity otherwise served by the individual or (iii) engaging in a transaction in which the individual derived an improper personal benefit. No indemnification may be made in respect of a claim in which the person seeking indemnity shall have been adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct in the performance of its duties to Whitney unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

          LNSB's Articles of Association provide that LNSB shall indemnify its directors and executive officers to the full extent permitted by the regulations promulgated by the Comptroller. Pursuant to these regulations, LNSB has chosen in its By-laws to require indemnification of its directors and executive officers against all expenses arising out of any action, whether civil, criminal or investigative to which such director or executive officer is a party by reason of the fact that he is a director or officer of LNSB, except as prohibited by law. There is no requirement in LNSB's Articles of Association or By-laws that the director or executive officer shall have met a certain standard of conduct, and no express rights of indemnification exist for employees or agents of LNSB.

                                 LEGAL MATTERS

          Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of Whitney Common Stock to be issued in connection with the Merger have been duly authorized and, if and when issued pursuant to the terms of the Plan of Merger, will be validly issued, fully paid and non-assessable.

                                    EXPERTS

          The consolidated financial statements of LNSB and its subsidiaries at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Proxy Statement-Prospectus, have been audited by Postlethwaite & Netterville, independent auditors, as set forth in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of Whitney and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

          Arthur Andersen LLP will also render a tax opinion with respect to the Merger, a form of which is filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus forms a part.

                             SHAREHOLDER PROPOSALS

          If the Merger is not consummated, shareholder proposals of LNSB shareholders intended to be presented at the next annual meeting of shareholders of LNSB must be received by LNSB at its principal executive offices a reasonable time before the date of LNSB's proxy statement released to its shareholders for that meeting for consideration by LNSB for possible inclusion in such proxy materials.

                                 OTHER MATTERS

          At the time of the preparation of this Proxy Statement-Prospectus, LNSB had not been informed of any matters to be presented by or on behalf of LNSB or its management for action at the Meeting other than those listed in the Notice of Special Meeting of Shareholders and referred to herein. If any other matters properly come before the Meeting or any adjournments or postponements thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

          Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors of LNSB, and return it at once in the enclosed envelope.


                                 BY ORDER OF THE BOARD OF DIRECTORS OF LNSB



                                          Lloyd Giblin, Secretary

March 13, 1998

                       LOUISIANA NATIONAL SECURITY BANK

                             FINANCIAL STATEMENTS
                                  (UNAUDITED)
                          SEPTEMBER 30, 1997 AND 1996



                                   CONTENTS






                                                                            PAGE

Statements of Financial Condition                                            F-2

Statements of Operations                                                     F-4

Statements of Cash Flows                                                     F-5

Notes to Financial Statements                                                F-7

                       LOUISIANA NATIONAL SECURITY BANK              Page 1 of 2
                       Statements of Financial Condition
                                  (UNAUDITED)
                   September 30, 1997 and December 31, 1996

                                                      September 30, 1997    December 31, 1996
                                                      ------------------    -----------------
ASSETS:
Cash and due from banks                                 $  4,263,896          $  9,044,782
Federal funds sold                                         1,150,000            15,700,000
Interest bearing bank deposits                                   --                276,000
Securities held to maturity                               15,646,711            17,312,281
Securities available for sale                             27,059,236            24,024,939
Loans receivable, net of allowance for loan losses        52,666,707            48,675,471
  of $864,134 in 1997 and $735,704 in 1996

Accrued interest receivable                                1,137,957             1,022,543
Foreclosed real estate                                        38,256                43,283
Property and equipment                                     2,087,982             1,811,911
Other assets                                                 118,303               373,551
Goodwill                                                     258,561               310,305
Deferred Income taxes                                         77,565                41,562
                                                        ------------          ------------

Total Assets                                            $104,505,174          $118,636,628
                                                        ============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Demand deposits                                         $ 15,933,185          $ 16,220,201
NOW and money market deposits                             17,163,820            32,828,368
Savings deposits                                          16,079,160            17,172,108
Time deposits                                             41,862,937            39,451,113
                                                        ------------          ------------

Total deposits                                            91,039,102           105,671,790

Accrued interest and other liabilities                       483,253               286,711
                                                        ------------          ------------
Total Liabilities                                         91,522,355           105,958,501
                                                        ============          ============

Stockholders' Equity:
 Common stock, $20.00 par value; 33,250 shares
  authorized, 32,097 shares issued and outstanding           641,940               641,940


The accompanying notes are an integral part of these financial statements.

 Surplus                                                     653,485               653,485
 Undivided Profits                                        11,617,753            11,352,477
 Net unrealized appreciation (depreciation) on
  available-for-sale securities, net of taxes of
  $35,876 in 1997 and $15,570 in 1996                       69,641                30,225
                                                        ------------          ------------

Total stockholders' equity                                12,982,819            12,678,127
                                                        ------------          ------------

Total Liabilities and Stockholders' Equity              $104,505,174          $118,636,628
                                                        ============          ============







The accompanying notes are an integral part of these financial statements.

                       LOUISIANA NATIONAL SECURITY BANK
                           Statements of Operations
                                  (UNAUDITED)
             For the Nine Months Ended September 30, 1997 and 1996

                                                                1997        1996
                                                          ----------  ----------
Interest Income:
  Loans receivable and fees on loans                      $3,599,156  $3,327,237
  Investment securities                                    1,772,400   1,926,493
  Federal funds sold                                         356,518     289,624
                                                          ----------  ----------

     Total interest income                                 5,728,074   5,543,354


Interest Expense on Deposits                               2,244,321   2,204,606
                                                          ----------  ----------

     Net interest Income                                   3,483,753   3,338,748

Provision for Loan Losses                                    273,000     183,000
                                                          ----------  ----------

     Net interest income after provision for loan losses   3,210,753   3,155,748
                                                          ----------  ----------

Noninterest Income:
  Service charges                                            563,865     577,320
  Other                                                       84,424     116,930
                                                          ----------  ----------

     Total noninterest income                                648,289     694,250
                                                          ----------  ----------

Noninterest Expenses:
  Salaries and employee benefits                           1,406,767   1,220,961
  Occupancy expense                                          295,215     230,168
  Other                                                    1,104,234   1,116,425
                                                          ----------  ----------

     Total noninterest expense                             2,806,216   2,567,554
                                                          ----------  ----------

Income Before Income Taxes                                 1,052,826   1,282,444

Income Taxes                                                 274,000     371,910
                                                          ----------  ----------

Net Income                                                $  778,826  $  910,534
                                                          ==========  ==========

Net Income Per Share of Common Stock                      $    24.26  $    28.37
                                                          ==========  ==========

The accompanying notes are an integral part of these financial statements.

                        LOUISIANA NATIONAL SECURITY BANK
                            Statements of Cash Flows
                                  (UNAUDITED)
                 Nine Months Ended September 30, 1997 and 1996

                                                                1997           1996
                                                            -------------  -------------

CASH FLOWS OPERATING ACTIVITIES
---------------------------------
Net Income                                                  $    778,826   $    910,534
Adjustments to reconcile net income to net
  cash provided by operating activities:
Provision for loan losses                                        273,000        183,000
Provision for depreciation                                       132,695        105,316
Amortization of goodwill                                          51,744         59,466
Write down of other real estate                                        -          6,550
Gain on sale of other assets                                           -        (18,148)
Gain on sale of other assets                                      (3,123)             -
Amortization/accretion of investment security                    (17,149)      (143,546)
    premiums/discounts
Net change in operating assets and liabilities:
  Interest receivable                                           (115,414)      (303,437)
  Interest payable                                                12,021        (22,749)
  Other assets and other liabilities                            387, l88       (115,287)
                                                            ------------   ------------
    Net cash provided by operating activities                  1,499,788        661,699
                                                            ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
Proceeds from sales/maturities of investment securities
    Held-to-maturity                                           2,687,295      7,080,000
    Available-for-sale                                         8,000,000     18,090,579
Purchases of investment securities
    Held-to-maturity                                          (1,000,000)      (200,000)
    Available-for-sale                                       (10,999,457)   (27,537,146)
Net change in:
    Interest bearing deposits with banks                         276,000              -
    Federal funds sold                                        14,550,000     23,050,000
    Loans                                                     (4,264,236)    (6,771,046)
Purchase of equipment and building                              (408,766)      (190,031)
    improvements
Proceeds from sale of other real estate and other assets          25,000        138,333
                                                            ------------   ------------
    Net cash provided by investing activities                  8,865,836     13,660,689
                                                            ------------   ------------




The accompanying notes are an integral part of these financial statements.


CASH FLOWS FROM FINANCING ACTIVITIES:                    1997            1996
------------------------------------                     ----            ----
Net change in:
   Demand and savings accounts                     $(17,378,049)   $(24,590,533)
   Time deposits                                      2,745,089       7,145,130
   Federal funds purchased                                    -       1,100,000
   Payment of dividends                                (513,550)       (530,l79)
                                                   ------------   -------------
   Net cash used in financing activities            (15,146,510)    (16,875,582)
                                                   ------------    ------------

(Decrease) increase in cash and due from banks       (4,780,886)     (2,553,194)

Cash and due from banks at beginning of year          9,044,782       6,519,416
                                                   ------------    ------------

Cash and due from banks at end of year             $  4,263,896    $  3,966,222
                                                   ============    ============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
--------------------------------------------------

Cash paid during the year for:
Interest                                           $  2,256,342    $  2,227,355
                                                   ============    ============
Income taxes                                       $    100,000    $    406,000
                                                   ============    ============




The accompanying notes are an integral part of these financial statements.

                        LOUISIANA NATIONAL SECURITY BANK
                         Notes to Financial Statements
                                  (UNAUDITED)


1.   Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1997, are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the financial statements and footnotes thereto included in this Proxy Statement-Prospectus.

2.   Plan of Merger

LNSB signed an Agreement and Plan of Merger (the "Plan of Merger) with Whitney Holding Corporation ("Whitney") and Whitney Bank on December 5, 1997. Pursuant to the Plan of Merger, if all conditions are satisfied or waived, LNSB will be merged into Whitney Bank (the "Merger") and the separate existence of LNSB will cease. By reason of the Merger, the outstanding shares of LNSB common stock will be converted into shares of common stock, no par value, of Whitney. The conversion price is equal to the sum of $32,000,000 plus retained net income of LNSB for the period July 1, 1997, through the end of the calendar month immediately preceding the effective date of the Merger less appropriate income taxes and dividends, and excluding any unusual or nonrecurring additions to net income. Such retained net income will not be reduced by LNSB's expenses for its counsel and investment advisor incurred in connection with the Merger, provided such expenses do not exceed $350,000 in the aggregate; any expenses in excess of that limit will reduce retained net income on a dollar for dollar basis. The number of shares of Whitney common stock that will be received by an LNSB shareholder will vary depending upon the average market price of the Whitney common stock.

                        LOUISIANA NATIONAL SECURITY BANK

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994



                                    CONTENTS





                                                                               PAGE

Independent Auditors' Report                                                    F-9
----------------------------

Statements of Financial Condition, December 31, 1996 and 1995                  F-10
----------------------------------

Statements of Operations, Years ended December 31,
-------------------------
  1996, 1995 and 1994                                                          F-12

Statements of Changes in Stockholders' Equity, Years ended
----------------------------------------------
  December 31, 1996, 1995 and 1994                                             F-14

Statements of Cash Flows, Years ended
-------------------------
  December 31, 1996, 1995 and 1994                                             F-15

Notes to Financial Statements                                                  F-17
-----------------------------

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Stockholders and Board of Directors of Louisiana National Security Bank
Donaldsonville, Louisiana


We have audited the accompanying statements of financial condition of Louisiana National Security Bank as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisiana National Security Bank at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ POSTLETHWAITE & NETTERVILLE



Baton Rouge, Louisiana
January 17, 1997

                        LOUISIANA NATIONAL SECURITY BANK
                        --------------------------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                       STATEMENTS OF FINANCIAL CONDITION
                       ---------------------------------
                           DECEMBER 31, 1996 AND 1995
                           --------------------------


                                  A S S E T S
                                  -----------

                                                                     1996                       1995
                                                                 -----------                -----------
 Cash and due from banks                                         $ 9,044,782                $ 6,519,416

 Interest bearing bank deposits                                      276,000                    276,000

 Federal funds sold                                               15,700,000                 23,050,000

 Investment securities:
   Available-for-sale                                             24,024,939                 13,121,875
   Held-to-maturity  (market value of $17,333,183
     and $25,836,535, respectively)                               17,312,281                 25,785,056

 Loans, less allowance for credit losses of $735,704
   in 1996 and $957,961 in 1995, respectively                     48,675,471                 43,467,165

 Accrued interest receivable                                       1,022,543                    850,355

 Office buildings and equipment, net                               1,811,911                  1,380,850

 Other assets                                                        768,701                    719,916
                                                                 -----------                -----------


   TOTAL ASSETS                                                 $118,636,628               $115,170,633
   ------------                                                 ============               ============


The accompanying notes are an integral part of these statements.

      L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y
      -------------------------------------------------------------------


                                                                       1996                            1995
                                                                   ------------                    ------------
LIABILITIES
-----------
 Deposits
   Demand                                                          $ 16,220,201                    $ 17,698,481
   NOW accounts                                                      32,828,368                      30,265,972
   Savings                                                           17,172,108                      17,256,049
   Time, $100,000 and over                                            9,657,296                       6,055,251
   Other time                                                        29,793,817                      31,411,342
                                                                   ------------                    ------------
                                                                    105,671,790                     102,687,095

 Accrued expenses and other liabilities                                 286,711                         258,496
                                                                   ------------                    ------------
   Total Liabilities                                                105,958,501                     102,945,591
                                                                   ------------                    ------------

COMMITMENTS AND CONTINGENT LIABILITIES                                        -                               -
--------------------------------------

STOCKHOLDERS' EQUITY
--------------------
 Common stock, par value $20; 33,250 shares
   authorized, 32,097 issued and outstanding                            641,940                         641,940
 Capital surplus                                                        653,485                         653,485
 Retained earnings                                                   11,352,477                      10,855,830
 Net unrealized gain on securities available
   for sale, net of tax of $15,570 and $38,012,
   respectively                                                          30,225                          73,787
                                                                   ------------                    ------------
Total Stockholders' Equity                                           12,678,127                      12,225,042
                                                                   ------------                    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $118,636,628                    $115,170,633
------------------------------------------                         ============                    ============


The accompanying notes are an integral part of these statements.

                       LOUISIANA NATIONAL SECURITY BANK             PAGE 1 OF 2
                       --------------------------------             -----------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                            STATEMENTS OF OPERATIONS
                            ------------------------
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  --------------------------------------------

                                                           1996                      1995                      1994
                                                        ----------                ----------                ----------
Interest Income:
 Loans receivable                                       $4,516,150                $3,830,335                $3,326,168
 Securities available-for-sale                           1,477,729                 1,101,556                 1,057,649
 Securities held-to-maturity                             1,008,245                 1,596,568                 1,455,048
 Federal funds sold                                        354,094                   300,688                   167,116
 Deposits with banks                                        16,836                    23,776                    31,154
                                                        ----------                ----------                ----------
   Total interest income                                 7,373,054                 6,852,923                 6,037,135

Interest Expense:
 Deposits                                                2,915,652                 2,701,663                 2,228,621
                                                        ----------                ----------                ----------

Net interest income                                      4,457,402                 4,151,260                 3,808,514
Provision for loan losses                                  675,000                   344,050                   237,250
                                                        ----------                ----------                ----------
 Net interest income after provision for loan losses     3,782,402                 3,807,210                 3,571,264
                                                        ----------                ----------                ----------

Noninterest Income:
 Service charges on deposit accounts                       756,521                   623,270                   613,087
 Other service charges and fees                            111,150                    69,861                    38,782
 Net realized gains on sale of available-for-sale
   securities                                                    -                     1,555                         -
 Other income                                               35,187                    41,236                    33,901
                                                        ----------                ----------                ----------
   Total other income                                      902,858                   735,922                   685,770
                                                        ----------                ----------                ----------

Noninterest Expenses:
 Salaries and employee benefits                          1,631,495                 1,448,760                 1,341,962
 Occupancy expense                                         110,529                   101,478                    95,218
 Deposit insurance premium                                   3,300                   101,926                   195,272
 Furniture and equipment expenses                          204,727                   205,738                   137,047
 Other expense                                           1,527,922                 1,307,399                 1,184,494
                                                        ----------                ----------                ----------
   Total other expenses                                  3,477,973                 3,165,301                 2,953,993
                                                        ----------                ----------                ----------



The accompanying notes are an integral part of these statements.

                        LOUISIANA NATIONAL SECURITY BANK             PAGE 2 OF 2
                        --------------------------------             -----------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                            STATEMENTS OF OPERATIONS
                            ------------------------
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  --------------------------------------------


                                                      1996                       1995                    1994
                                                   ----------                 ----------              ----------

Income before income taxes                         $1,207,287                 $1,377,831              $1,303,041
Income tax expense                                    293,378                    383,380                 383,352
                                                   ----------                 ----------              ----------

Net income                                         $  913,909                 $  994,451              $  919,689
                                                   ==========                 ==========              ==========


Per Common Share Data:
 Net income                                        $    28.47                 $    30.98              $    28.65
                                                   ==========                 ==========              ==========

 Cash dividends                                    $    13.00                 $    11.00              $    11.00
                                                   ==========                 ==========              ==========

 Average number of shares outstanding                  32,097                     32,097                  32,097
                                                   ==========                 ==========              ==========



The accompanying notes are an integral part of these statements.

                        LOUISIANA NATIONAL SECURITY BANK
                        --------------------------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 ---------------------------------------------
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  --------------------------------------------


                                                                                           Unrealized
                                                                                           Gain (Loss)
                                                                                          on Securities
                                           Common                         Retained       Available-for-
                                           Stock          Surplus         Earnings            Sale               Total
                                          --------        --------      -----------        -----------        -----------
Balance, December 31, 1993                $641,940        $653,485      $ 9,647,824        $       -          $10,943,249

 Net income                                      -               -          919,689                -              919,689

 Cash dividends declared                         -               -         (353,067)               -             (353,067)

 Net change in unrealized depreciation
  on securities available-for-sale,
  net of taxes of $102,716                       -               -                -         (199,390)            (199,390)
                                          --------  --------------      -----------        ---------          -----------

Balance, December 31, 1994                 641,940         653,485       10,214,446         (199,390)          11,310,481

 Net income                                      -               -          994,451                -              994,451

 Cash dividends declared                         -               -         (353,067)               -             (353,067)

 Net change in unrealized appreciation
  on securities available-for-sale,
  net of taxes of $140,727                       -               -                -          273,177              273,177
                                          --------  --------------      -----------        ---------          -----------

Balance, December 31, 1995                 641,940         653,485       10,855,830           73,787           12,225,042

 Net income                                      -               -          913,909                -              913,909

 Cash dividends declared                         -               -         (417,262)               -             (417,262)

 Net change in unrealized appreciation
  on securities available-for-sale,
  net of taxes of $22,442                        -               -                -          (43,562)             (43,562)
                                          --------  --------------      -----------        ---------          -----------

Balance, December 31, 1996                $641,940        $653,485      $11,352,477        $  30,225          $12,678,127
                                          ========  ==============      ===========        =========          ===========


The accompanying notes are an integral part of these statements.

                        LOUISIANA NATIONAL SECURITY BANK           PAGE 1 OF 2
                        --------------------------------           -----------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  --------------------------------------------



                                                                1996                   1995                  1994
                                                              ----------            -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
 Net income                                                  $   913,909            $   994,451           $   919,689
 Adjustments to reconcile net income to net
 cash provided by operating activities:
  Provision for loan losses                                      675,000                344,050               237,250
  Provision for depreciation                                     143,728                162,553               118,294
  Amortization of goodwill                                        79,433                 90,786               110,117
  Write down of other real estate                                 38,500                      -                     -
  Gain on sale of other assets                                   (30,134)               (43,800)               (6,006)
  Loss on sale of other real estate                               20,656                 34,886                 6,000
  Gain on sale of investment securities                                -                  1,555                     -
  Amortization/accretion of investment
   security premiums/discounts                                  (146,435)              (185,051)              (51,575)
  Net change in operating assets and liabilities:
   Interest receivable                                          (172,188)                 3,688               (43,580)
   Interest payable                                                3,004                 38,083                   117
   Other assets and other liabilities                           (360,168)               190,375               (41,578)
                                                              ----------            -----------           -----------
    Net cash provided by operating activities                  1,165,305              1,631,576             1,248,728
                                                              ----------            -----------           -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
 Proceeds from sales/maturities of investment securities
  Held-to-maturity                                             8,430,000              3,295,026            16,848,064
  Available-for-sale                                          19,090,579             16,984,278             7,500,000
 Purchases of investment securities
  Held-to-maturity                                              (200,000)              (449,245)           (8,825,241)
  Available-for-sale                                         (29,670,432)            (5,908,470)          (19,331,905)
 Net change in:
  Interest bearing deposits with banks                                 -                189,000               100,000
  Federal funds sold                                           7,350,000             (9,800,000)            2,250,000
  Loans                                                       (5,883,306)            (9,859,221)            1,003,768
 Purchase of equipment and building
  improvements                                                  (574,789)              (520,337)             (129,529)
 Proceeds from sale of other real estate and other assets        250,576                261,297               210,506
                                                             -----------            -----------           -----------
    Net cash used in investing activities                     (1,207,372)            (5,807,672)             (374,337)
                                                             -----------            -----------           -----------

The accompanying notes are an integral part of these statements.

                         LOUISIANA NATIONAL SECURITY BANK          PAGE 2 OF 2
                         --------------------------------          -----------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  --------------------------------------------



                                                              1996                    1995                     1994
                                                           ----------              ----------              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
 Net change in:
  Demand and savings accounts                              $1,000,175              $  667,813              $ 6,825,997
  Time deposits                                             1,984,520               2,988,770               (2,879,042)
 Payment of dividends                                        (417,262)               (353,067)                (353,067)
                                                           ----------              ----------              -----------
    Net cash provided by
        financing activities                                2,567,433               3,303,516                3,593,888
                                                           ----------              ----------              -----------

(Decrease) increase in cash and due from banks              2,525,366                (872,580)               4,468,279

Cash and due from banks at beginning of year                6,519,416               7,391,996                2,923,717
                                                           ----------              ----------              -----------

Cash and due from banks at end of year                     $9,044,782              $6,519,416              $ 7,391,996
                                                           ==========              ==========              ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

 Cash paid during the year for:

   Interest                                                $2,912,645              $2,663,594              $2,228,798
                                                           ==========              ==========              ==========

   Income taxes                                            $  511,297              $  266,910              $  264,036
                                                           ==========              ==========              ==========


The accompanying notes are an integral part of these statements.

                        LOUISIANA NATIONAL SECURITY BANK           PAGE 1 OF 13
                        --------------------------------           ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

Louisiana National Security Bank (the Bank) operates and extends credit primarily in and around Ascension Parish of Louisiana.

   INVESTMENT SECURITIES
   ---------------------

   The Bank's investments in securities are classified in two categories and accounted for as follows:

   . SECURITIES TO BE HELD-TO-MATURITY. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

   . SECURITIES AVAILABLE-FOR-SALE. Securities available-for-sale consist of bonds, notes and debentures that are available to meet the bank's operating needs. These securities are reported at fair value as determined by quoted market prices.

   Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of stockholders' equity until realized.

   Realized gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

   LOANS RECEIVABLE
   ----------------

   Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

   The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

   The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

                        LOUISIANA NATIONAL SECURITY BANK           PAGE 2 OF 13
                        --------------------------------           ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)
    ------------------------------------------

       BUILDINGS AND EQUIPMENT
       -----------------------

       Office buildings and equipment are stated at cost less accumulated depreciation computed principally using straight-line and accelerated methods over the estimated useful lives of the assets.

       FORECLOSED REAL ESTATE
       ----------------------

       Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of cost or fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

       CASH AND CASH EQUIVALENTS
       -------------------------

       For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks".

       INCOME TAXES
       ------------

       Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

       NET INCOME PER SHARE
       --------------------

       Net income per share has been calculated on the basis of the weighted average number of shares outstanding.

       PENSION PLAN
       ------------

       The Bank has a trusteed, noncontributory defined benefit retirement plan covering substantially all employees. Actuarially determined pension costs are charged to current operations. The funding policy is to pay at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. Pension costs are charged to employee benefits expense and are funded as accrued.

                        LOUISIANA NATIONAL SECURITY BANK           PAGE 3 OF 13
                        --------------------------------           ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)
    ------------------------------------------

      GOODWILL
      --------

      Goodwill is being amortized ratably over the average life of the loans acquired of fourteen years.

      OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
      ---------------------------------------

      In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

      FAIR VALUES OF FINANCIAL INSTRUMENTS
      ------------------------------------

      The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

         Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

         Securities to be held-to-maturity and securities available-for-sale - Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

         Loans Receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                        LOUISIANA NATIONAL SECURITY BANK         PAGE 4 OF 13
                        --------------------------------         ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)
    ------------------------------------------

       Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

       Accrued interest - The carrying amounts of accrued interest approximate their fair values.

       Off-balance sheet instruments - Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

      ESTIMATES
      ---------

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   INVESTMENT SECURITIES
     ---------------------

     Securities available-for-sale consist of the following:

                                                                                 December 31, 1996
                                                                ---------------------------------------------------
                                                                 Amortized    Unrealized  Unrealized
                                                                    Cost        Gains       Losses       Fair Value
                                                                ------------  ----------  -----------   ------------
     U.S. Treasury securities and
      obligations of U.S. government
      agencies                                                   $23,979,140  $   48,829  $     (3,03)  $ 24,024,939
                                                                ============  ==========  ===========   ============

                                                                                 December 31, 1996
                                                                ---------------------------------------------------
                                                                 Amortized    Unrealized  Unrealized
                                                                    Cost        Gains       Losses      Fair Value
                                                                ------------  ----------  -----------  ------------
     U.S. Treasury securities and
      obligations of U.S. government
      agencies                                                   $13,010,077    $111,798   $       -    $13,121,875
                                                                ============  ==========  ===========   ============

                         LOUISIANA NATIONAL SECURITY BANK          PAGE 5 OF 13
                         --------------------------------          ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


2.   INVESTMENT SECURITIES  (CONTINUED)
     ---------------------

     Securities held-to-maturity consist of the following:

                                                                                December 31, 1996
                                                                -------------------------------------------------
                                                                 Amortized   Unrealized  Unrealized
                                                                   Cost        Gains       Losses     Fair Value
                                                                -----------  ----------  -----------  -----------

     U.S. Treasury securities and obligations
       of U.S. government agencies                              $ 9,001,644    $      -    ($98,815)  $ 8,902,829
     Obligations of states and political
      subdivisions                                                6,959,586     106,789           -     7,066,375
     Mortgage backed securities                                   1,312,151      12,928           -     1,325,079
     Other                                                           38,900           -           -        38,900
                                                                -----------    --------  ----------   -----------

                                                                $17,312,281    $119,717    ($98,815)  $17,333,183
                                                                ===========    ========  ==========   ===========


                                                                                December 31, 1996
                                                                -------------------------------------------------
                                                                 Amortized   Unrealized  Unrealized
                                                                   Cost        Gains       Losses     Fair Value
                                                                -----------  ----------  -----------  -----------
     U.S. Treasury securities and obligations
      of U.S. government agencies                               $17,257,939    $ 22,716   ($181,041)  $17,099,614
     Obligations of states and political
      subdivisions                                                6,945,583     195,073     (16,975)    7,123,681
     Mortgage backed securities                                   1,542,634      31,706           -     1,574,340
     Other                                                           38,900           -           -        38,900
                                                                -----------    --------  ----------   -----------
                                                                $25,785,056    $249,495   ($198,016)  $25,836,535
                                                                ===========    ========  ==========   ===========

     Assets, principally securities, with carrying values of $34,330,000 and $28,160,000 were pledged to secure public deposits and for other purposes required or permitted by law for 1996 and 1995.

     Gross realized gains on sales of securities were:


     Gross Realized Gains:
     ---------------------
                                                 1996         1995          1994
                                                 ---------    ----------    ----------
     U.S. government and agency securities       $       -    $    1,555    $        -
                                                 =========    ==========    ==========

                        LOUISIANA NATIONAL SECURITY BANK           PAGE 6 OF 13
                        --------------------------------           ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


2.  INVESTMENT SECURITIES  (CONTINUED)
    ---------------------

    The scheduled maturities of securities to be held-to-maturity and securities available-for-sale at December 31, 1996 were as follows:

                                              Held-to-Maturity
                                                 Securities                      Available-for-Sale Securities
                                        ------------------------------           -----------------------------
                                        Amortized             Fair                Amortized          Fair
                                          Amount              Value                Amount            Value
                                        -----------        -----------            -----------      -----------
     Due in one year or less            $ 9,588,703        $ 9,492,713            $10,001,172      $10,013,814
     Due from one year to five years      3,987,685          4,092,908             13,977,968       14,011,125
     Due from five years to ten years     2,425,126          2,422,483                      -                -
     Due after ten years                          -                  -                      -                -
     Mortgage backed securities           1,310,767          1,325,079                      -                -
                                        -----------        -----------            -----------      -----------

                                        $17,312,281        $17,333,183            $23,979,140      $24,024,939
                                        ===========        ===========            ===========      ===========

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

3.   LOANS
     -----

     Major classifications of loans are as follows:

                                                                           In Thousands
                                                                           December 31,
                                                               -----------------------------------------
                                                                    1996                       1995
                                                               -------------                ------------
        Commercial and industrial                              $       4,961                $    4,344
        Real estate - residential                                     19,558                    18,133
        Real estate - non-residential                                 15,779                    12,393
        Agricultural loans                                             2,257                     3,159
        Consumer                                                       6,755                     6,373
        All others                                                       108                        47
                                                               -------------                ----------
                                                                      49,418                    44,449
        Unearned discount                                                 (7)                      (24)
        Allowance for loan losses                                       (736)                     (958)
                                                               -------------                ----------

        Loans, net                                             $      48,675                $   43,467
                                                               =============                ==========

                        LOUISIANA NATIONAL SECURITY BANK          PAGE 7 OF 13
                        --------------------------------          ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

3.    LOANS  (continued)
      ------------------

      Changes in the allowance for loan losses were as follows:

                                                              1996              1995                  1994
                                                           -----------        ----------            ---------
        Balance, beginning of year                         $   957,961        $  690,517            $ 977,504
        Loans charged off                                   (1,021,374)         (233,434)            (700,912)
        Recoveries                                             124,117           156,828              176,675
        Provision charged to expense                           675,000           344,050              237,250
                                                           -----------        ----------            ---------

        Balance, end of year                               $   735,704        $  957,961            $ 690,517
                                                           ===========        ==========            =========

     Impairment of loans having recorded investments of $169,789 at December 31, 1995 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The total allowance for loan losses related to these loans was $9,200 on December 31, 1995. Interest income on impaired loans of $886 was recognized for cash payments received in 1995. There were no impaired loans at December 31, 1996.

     Loans having carrying values of $44,283 and $177,406 were transferred to foreclosed real estate in 1996 and 1995, respectively.

4.   OFFICE BUILDINGS AND EQUIPMENT
     ------------------------------

     Major classifications of these assets are summarized as follows:

                                                                        December 31,
                                                            --------------------------------------
                                                               1996                       1995
                                                            -----------               ------------
        Land                                                $   426,344               $    408,845
        Buildings                                             1,863,309                  1,391,728
        Equipment                                             1,142,898                  1,057,190
                                                            -----------               ------------
                                                              3,432,551                  2,857,763
        Accumulated depreciation                             (1,620,640)                (1,476,913)
                                                            -----------               ------------
                                                            $ 1,811,911               $  1,380,850
                                                            ===========               ============

     Depreciation expense amounted to $143,728, $162,553, and $118,294 for 1996, 1995, and 1994, respectively.

                       LOUISIANA NATIONAL SECURITY BANK            PAGE 8 OF 13
                       --------------------------------            ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

5.    INCOME TAXES
      ------------

      The Bank's effective tax rate is less than the statutory Federal income tax rate due to the following:

                                                                Percent of Income
                                                                Before Income Taxes
                                                    -------------------------------------------
                                                       1996             1995            1994
                                                    ----------       ----------      ----------
        U. S. Federal income tax rate                   34.0%            34.0%           34.0%
        Non-deductible interest cost of
         carrying non-taxable obligations                1.1               .9              .7
        Tax exempt interest income                     (10.6)            (8.6)           (8.8)
        Non-deductible goodwill writeoff                 2.2              2.2             2.8
        Other                                           (2.4)             (.7)             .7
                                                    ----------       ----------      ----------

                                                        24.3%            27.8%           29.4%
                                                    ==========       ==========      ==========

      The Bank records deferred income taxes on the tax effect of temporary differences. Deferred tax assets are subject to a valuation allowance if their realization is less than fifty percent probable. Deferred tax assets (liabilities) are comprised of the following at December 31, 1996 and 1995:


                                                                      1996                       1995
                                                                  -------------           -------------
        Unrealized gain on investments                            $     (15,570)          $     (38,012)
        Investment accretion                                            (24,465)                (30,627)
        Depreciation                                                    (11,280)                 (4,230)
                                                                  -------------           -------------
        Gross deferred tax liability                                    (51,315)                (72,869)
                                                                  -------------           -------------

        Allowance for credit losses                                      53,856                 133,368
        Writedowns of foreclosed property                                33,133                  20,655
        Interest on non-accrual loans                                     5,888                   5,888
                                                                  -------------               ---------
        Gross deferred tax asset                                         92,877                 159,911
        Deferred tax asset valuation allowance                                -                       -
                                                                  -------------               ---------

        Net deferred tax asset                                    $      41,562               $  87,042
                                                                  =============               =========

                       LOUISIANA NATIONAL SECURITY BANK            PAGE 9 OF 13
                       --------------------------------            ------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

5.   INCOME TAXES  (CONTINUED)
     -------------------------

     The elements of income tax expense for 1996, 1995 and 1994 are as follows:


                                                     1996                  1995                 1994
                                                   --------              ---------            --------

        Currently payable                          $222,952              $461,309             $288,204
        Deferred tax expense (benefit)               70,426               (77,929)              98,178
                                                   --------              --------             --------

                                                   $293,378              $383,380             $383,352
                                                   ========              ========             ========

6.   RETIREMENT PLAN
     ---------------

     The Bank maintains a non-contributory defined benefit pension plan covering all employees who meet certain age and longevity requirements. The amounts of pension expense were $59,776, $58,294, and $68,134 for 1996, 1995, and
     1994, respectively, which includes a minimum amortization of prior service costs over 30 years. The Bank's policy is to contribute annually the minimum required in accordance with the Employee Retirement Income Security Act of 1974. At January 1, 1996, the date of the latest valuation, the actuarial present value of accumulated plan benefits and plan net assets were:


                                                          January 1,
                                                     --------------------
                                                       1996        1995
                                                     --------    --------

        Vested                                       $511,785    $409,314
        Non-vested                                     56,108      89,538
                                                     --------    --------

                                                     $567,893    $498,852
                                                     ========    ========
        Market value of net assets available
           for benefits                              $808,677    $663,446
                                                     ========    ========

     The assumed rate of return used in determining the actuarial present values of vested and non-vested benefits was 7-1/2% for both 1996 and 1995.

     The Bank has elected not to adopt the Statement of Financial Accounting Standard No. 87 as it applies to defined benefit pension plan reporting. The effects on the financial statements are considered immaterial.

                      LOUISIANA NATIONAL SECURITY BANK            PAGE 10 OF 13
                      --------------------------------            -------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


7.   CONTINGENT LIABILITIES AND COMMITMENTS
     --------------------------------------

     The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are described in Note 9:
     Financial Instruments.

8.   SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
     -----------------------------------------------

     Most of the Bank's business activity is with customers located within Ascension Parish. Investments in state and municipal securities involve governmental entities within the Bank's market area. As of December 31, 1996, the Bank's receivables from, guarantees of, and obligations from agriculture loans made to sugar cane farmers were a concentration. Generally, the loans are secured by assets or farm crops. The loans are expected to be repaid from cash flow or proceeds from the sale of crops. Credit losses arising from lending transactions with sugar cane farmers compare favorably with the Bank's credit loss experience on its loan portfolio as a whole.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

     The contractual amounts of credit-related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

9.   FINANCIAL INSTRUMENTS
     ---------------------

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

                       LOUISIANA NATIONAL SECURITY BANK          PAGE 11 OF 13
                       --------------------------------          -------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


9.   FINANCIAL INSTRUMENTS  (continued)
     ---------------------

     COMMITMENTS TO EXTEND CREDIT AND FINANCIAL GUARANTEES
     -----------------------------------------------------

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. At December 31, 1996, unfunded loan commitments were $4,865,007.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. At December 31, 1996, commitments under standby letters of credit and guarantees totaled $320,300. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Because these instruments have fixed maturity dates, they do not generally present any significant liquidity risk to the Bank.

     The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1996 or 1995.

     The estimated fair values of the Bank's financial instruments were as follows:

                                                      December 31, 1996          December 31, 1995
                                                    ---------------------      ------------------------
                                                         In Thousands              In Thousands

                                                     Carrying     Fair         Carrying         Fair
                                                     Amount       Value         Amount          Value
                                                   -----------  ----------   -----------     ----------
Financial assets:
   Cash and due from banks,
     interest-bearing deposits
     with banks, and federal funds sold               $25,021      $25,021        $29,845       $29,846
   Securities available for sale                       24,025       24,025         13,122        13,122
   Securities to be held to maturity                   17,312       17,333         25,785        25,837
   Loans receivable (net)                              48,625       49,064         43,467        44,170
   Accrued interest receivable                          1,023        1,023            850           850

Financial liabilities:
   Deposit liabilities                                105,672      105,624        102,687       102,824

                       LOUISIANA NATIONAL SECURITY BANK          PAGE 12 OF 13
                       --------------------------------          -------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


10.  RELATED PARTY TRANSACTIONS
     --------------------------

     The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). The aggregate amount of loans to such related parties was $1,253,032 and $795,437 at December 31, 1996 and 1995, respectively. During 1996 and 1995, $1,008,282 and
     $509,869 of new loans were made, and loan repayments totaled $550,687 and $207,916, respectively. Related party deposits were $3,620,983 and $7,284,587 at December 31, 1996 and 1995, respectively.

11.  REGULATORY MATTERS
     ------------------

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of September 30, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios as of December 31, 1996 and 1995 are also presented in the table.

                       LOUISIANA NATIONAL SECURITY BANK         PAGE 13 OF 13
                       --------------------------------         -------------
                           DONALDSONVILLE, LOUISIANA
                           -------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


11.  REGULATORY MATTERS  (continued)
     -------------------------------

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                       For Capital                Prompt Corrective
                                               Actual                Adequacy Purposes:           Action Provisions:
                                          -------------------        --------------------         -------------------
                                             Amount     Ratio          Amount      Ratio            Amount      Ratio
                                          -----------   -----        ----------   -------         ----------  -------
     As of December 31, 1996:
      Total Capital
       (to Risk Weighted Assets)          $13,041,184   23.17%       $4,502,783      >8.0%        $5,628,478    >10.0%
                                                                                     -                          -
      Tier I Capital
       (to Risk Weighted Assets)           12,337,597   21.92         2,251,386      >4.0          3,377,079     >6.0
                                                                                     -                           -
      Tier I Capital
       (to Average Assets)                 12,337,597   11.66         4,232,452      >4.0          5,290,565     >5.0
                                                                                     -                           -
     As of December 31, 1995:
      Total Capital
       (to Risk Weighted Assets)           12,400,306   24.02         4,129,994      >8.0          5,162,492    >10.0
                                                                                     -                          -
      Tier I Capital
       (to Risk Weighted Assets)           11,755,180   22.78         2,064,997      >4.0          3,097,495     >6.0
                                                                                     -                           -
      Tier I Capital
       (to Average Assets)                 11,755,180   11.78         3,991,572      >4.0          4,989,465     >5.0
                                                                                     -                           -

12.  RESTRICTIONS ON RETAINED EARNINGS
     ---------------------------------

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, approximately $1,138,000 of retained earnings were available for dividend declaration without prior regulatory approval.

13.  CONCENTRATION OF CREDIT RISK
     ----------------------------

     Substantially all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

14.  SUBSEQUENT EVENT
     ----------------

     Subsequent to December 31, 1996, the Bank began construction of a new branch to be located in Prairieville, Louisiana. The branch is scheduled to be open by mid-March, 1997. Total construction costs are estimated to be $750,000.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made December 5, 1997, between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, and Whitney National Bank ("WNB"), a national banking association, on the one hand, and Louisiana National Security Bank ("Bank"), a national banking association, on the other hand. Whitney, WNB and Bank shall be hereinafter collectively referred to as the "Constituent Corporations".

                                    PREAMBLE

          WHEREAS, the boards of directors of Whitney, WNB and Bank have each determined that it is desirable and in the best interests of their respective corporations and their shareholders that Bank merge into WNB (the "Merger") on the terms and subject to the conditions set forth in this Agreement and the Merger Agreement (as hereinafter defined).

          NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

          SECTION 1.  THE MERGER AND CLOSING

          1.01. MERGER. (a) Promptly after execution of this Agreement, the Boards of Directors of WNB and Bank will execute the merger agreement annexed hereto as Exhibit 1.01(a) (the "Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, Bank will merge with and into WNB, which shall be the surviving bank.

          (b) Effects of Merger. The Merger shall have the effects set forth in the National Banking Laws. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of Bank will become the property and assets, rights, privileges and debts, liabilities and obligations of WNB as the surviving association in the Merger.

          1.02. THE CLOSING. The "Closing" of the transactions contemplated hereby will take place in the Board Room of Whitney, 228 St. Charles Avenue, New Orleans, Louisiana 70130, at 10:00 a.m., New Orleans time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of subsection 6.01 hereof, or if no date has been agreed to, on any date specified by any party to the others upon 10 days notice following satisfaction of such conditions. The date on which the Closing occurs is herein called the "Closing Date". If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters, opinions and other items required by Section 6 shall be delivered, (c) the appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreement and (d) the parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreement. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of subsection 7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

          1.03. THE EFFECTIVE DATE AND TIME. Immediately following (or concurrently with) the Closing, the Merger Agreement shall be filed and recorded with the Office of the Comptroller of the Currency (the "OCC") and the Merger shall be effective at the date and time specified in the Merger Agreement. The date on which and the time at which the Merger becomes effective are herein referred to as the "Effective Date" and the "Effective Time," respectively.

          1.04. SURVIVING CORPORATION. The Articles of Association and Bylaws of WNB as in effect immediately prior to the Effective Time shall remain unchanged by reason of the Merger and shall be the Articles of Association and

Bylaws of WNB as the surviving entity in the Merger. The directors and officers of WNB immediately prior to the Effective Time shall be the directors and officers of WNB as the surviving entity in the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of capital stock of WNB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be the capital stock of WNB as the surviving entity in the Merger.

          1.05. TAX CONSEQUENCES. It is the intention of the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of
Section 368 of the Code.

          SECTION 2.  CONVERSION OF STOCK OF BANK

          2.01. CONVERSION. Subject to the provisions of this Section 2, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of Bank common stock, par value $20.00 per share ("Bank Common Stock") shall be converted as follows:

          (a) Exchange Ratio. Except for (i) shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time as to which dissenter's rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. (S)215a ("Dissenters' Shares") and (ii) shares of Bank Common Stock held by Bank as treasury shares, which shall by reason of the Merger be canceled ("Treasury Shares"), and subject to the provisions of subsection 2.01(b) relating to fractional shares, each issued and outstanding share of Bank Common Stock shall be converted into and become that number of shares of Whitney common stock, no par value ("Whitney Common Stock"), that is equal to the quotient (the "Exchange Ratio") obtained by dividing the Maximum Deliverable Amount (as hereinafter defined) by the total number of issued and outstanding shares (not Treasury Shares) of Bank Common Stock at the Effective Time. As used in this subsection 2.01, the following terms shall have the meanings set forth below:

          (i) Purchase Price. The term "Purchase Price" means $32,000,000 plus Retained Net Income After Tax (as hereinafter defined).

          (ii) Maximum Deliverable Amount. The term "Maximum Deliverable Amount" means the quotient obtained by dividing the Purchase Price by the Average Market Price (as hereinafter defined).

          (iii) Retained Net Income After Tax. The term "Retained Net Income After Tax" means the consolidated retained net income for the period July 1, 1997 through the end of the calendar month immediately preceding the Effective Date, as agreed to by the Constituent Corporations, based on normal banking net income MINUS (x) appropriate income taxes accrued and dividends declared and/or paid and (y) any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sales of investments or other assets. Retained Net Income After Tax shall reflect (and be reduced by) any unusual or nonrecurring deductions from net income such as higher than usual provisions for loan losses or payments for settlements of litigation. Retained Net Income After Tax shall not be reduced by Bank's expenses for counsel and/or an investment advisor incurred in connection with the Merger, provided such expenses do not exceed, in the aggregate, $350,000; any expenses in excess of such limit shall reduce Retained Net Income After Tax on a dollar for dollar basis.

          (iv) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) (the "Trading Price") on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Date, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if (x) Whitney issues a press release at any time prior to the Effective Date announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and (y) Whitney has not thereafter issued a press release announcing the termination of such negotiations or definitive agreement prior to the Closing, then the "Average Market Price" shall be the average of the Trading Price on the twenty (20) trading days preceding the tenth trading day immediately prior to the date on which Whitney issues the first of the applicable press releases referred to in clause (x) above.

          (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Bank, upon surrender of his or her certificate that immediately prior to the Effective Time represented Bank Common Stock, other than Dissenters' Shares and Treasury Shares, shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

          (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Bank Common Stock, other than Dissenters' Shares and Treasury Shares, upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to subsection 2.01(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Bank Common Stock were converted. Until so surrendered, each outstanding Bank stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's shares of Bank Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Bank stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Bank stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Bank Common Stock theretofore represented by such certificates shall have been exchanged. The provisions of this subsection 2.01(c) are intended for the benefit of the holders of shares of Bank Common Stock and shall be enforceable by such holders and each such holder's heirs, representatives and successors.

          (d) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Bank Common Stock pursuant to this Section 2.

          (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Bank at the Effective Time, excluding the holders, if any, of Dissenters' Shares, transmittal materials for use in exchanging certificates of Bank Common Stock for certificates of Whitney Common Stock.

          (f) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to this subsection 2.01 and shall only be entitled to receive payment of the fair cash value of such shares in accordance with the provisions of 12 U.S.C. (S)215a, unless and until such holders fail to perfect or effectively withdraw or lose their rights to such appraisal and payment. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Bank Common Stock will be treated as if they had been converted into, at the Effective Time, shares of Whitney Common Stock (and cash in lieu of fractional shares), and any unpaid dividends and distributions payable thereon, pursuant to this subsection 2.01, without interest thereon.

          2.02. CLOSING TRANSFER BOOKS. At the Effective Time, the stock transfer books of Bank shall be closed and no transfer of shares of Bank Common Stock shall be made thereafter.

          SECTION 3.  REPRESENTATIONS AND WARRANTIES OF BANK

          Bank represents and warrants to Whitney and WNB that, as of the date of this Agreement and as of the Closing Date, except as set forth in the corresponding subsection of the Schedule of Exceptions:

          3.01. ORGANIZATION AND QUALIFICATION. Bank is a national banking association, duly organized, validly existing and in good standing under the laws of United States and is domiciled in the State of Louisiana. Bank has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on Bank's financial condition, results of operations or business.

          3.02. CAPITAL STOCK; OTHER INTERESTS. The authorized capital stock of Bank consists of 33,250 shares of common stock, of which 32,097 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of Bank have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable. Bank does not have any outstanding stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, nor has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Bank and Bank's shareholders or by which Bank is bound, or to Bank's knowledge among shareholders of Bank, with respect to the voting or transfer of Bank Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of Bank has been issued in compliance with all legal requirements and in compliance with any preemptive or similar rights. Bank does not have any subsidiaries or any direct or indirect ownership interest exceeding 5% in any firm, corporation, partnership or other entity. For purposes of this Agreement, the words "to Bank's knowledge" or words of similar import shall mean the knowledge of any member of Bank's Board of Directors or any officer of Bank having the title of Vice President or higher, Compliance Officer, Auditor or equivalent positions.

          3.03. CORPORATE AUTHORIZATION; NO CONFLICTS. Subject to the approval of this Agreement and the Merger Agreement by the shareholders of Bank in accordance with applicable federal law, all corporate acts and other proceedings required of Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreement and consummation of the Merger have been validly and appropriately taken. Subject to their approval by the shareholders of Bank and to such regulatory approvals as are required by law, this Agreement and the Merger Agreement are legal, valid and binding obligations of Bank and are enforceable against Bank in accordance with the respective terms hereof and thereof, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. Neither the execution, delivery or performance of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

          3.04. FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS. Bank has delivered to Whitney true and complete copies of (a) the balance sheets as of December 31, 1995 and December 31, 1996 of Bank and the statements of income, shareholders' equity and cash flows for the years ended December 31, 1994, 1995 and 1996, the related notes thereto, and the report of its independent public accountants with respect thereto (collectively, the "Financial Statements"), (b) the unaudited balance sheets as of September 30, 1997 and September 30, 1996 of Bank, and the related unaudited statements of income and shareholders' equity for the nine-month periods then ended (collectively, the "Interim Financial Statements"), (c) all call reports, including all amendments thereto, made to the OCC since December 31, 1993 and (d) all monthly, quarterly, annual and other communications (including any proxy statements relating to meetings of Bank's shareholders) disseminated to Bank's shareholders at any time since December 31, 1993.

          The Financial Statements and the Interim Financial Statements have been (and all financial statements delivered to Whitney as required by this Agreement will be) prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except, in the case of the Interim Financial Statements, the GAAP requirement for notes), and present fairly, in conformity with GAAP, the results of operations of Bank for the respective periods covered thereby and the financial condition of Bank as of the respective dates thereof. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Interim Financial Statements (the "Latest Balance Sheet"), Bank has not had, nor are any of its assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) which is not reflected and adequately reserved against in accordance with GAAP. No report, including any report filed with the OCC, or other report, proxy statement or offering materials made or given to shareholders of Bank since January 1, 1994, as of the respective dates thereof, contained, and no such report, proxy statement, offering materials or report to shareholders filed or disseminated after the date of this Agreement will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and Interim Financial Statements are supported by and consistent with a general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney.

          3.05. LOAN AND INVESTMENT PORTFOLIOS. All loans, discounts and financing leases (in which Bank is lessor) reflected on the Latest Balance Sheet
(a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Bank,
(b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Accurate lists of all such loans, discounts and financing leases as of the date of the Latest Balance Sheet (or a more recent date), and of the investment portfolios of Bank as of such date, have been delivered to Whitney. Except as specifically noted on the loan schedule attached to the Schedule of Exceptions, Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end on or prior to the date of the loan schedule attached to the Schedule of Exceptions (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Bank to be otherwise in material default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by Bank, the OCC or the Federal Deposit Insurance Corporation (the "FDIC"), (iv) an obligation of any director, executive officer or 10% shareholder of Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or
(v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

          3.06. ADEQUACY OF ALLOWANCES FOR LOSSES. Each of the allowances for losses on loans, financing leases and other real estate shown on the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor reflected in the Latest Balance Sheet. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Bank at all times from and after the date of the Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to Bank which are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any of such provisions for losses or a material decrease in the allowances therefor reflected in the Latest Balance Sheet.

          3.07. EXAMINATION REPORTS. To the extent permitted by applicable law, Bank has provided to Whitney true and correct copies of all examination reports with respect to Bank made by any federal or state regulatory authority since December 31, 1994.

          3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Latest Balance Sheet, Bank has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Bank's capital stock except (a) its regular semi-annual dividend in January 1998 in an amount not to exceed $8.00 per share and (b) provided that the Closing did not take place on or before July 15, 1998, its regular semi-annual dividend in July 1998 in an amount not to exceed $8.00 per share. Whitney and Bank shall cooperate in selecting the record date of Bank's dividend for the quarter in which the Effective Time is to occur to ensure that, with respect to such quarterly period, the holders of Bank Common Stock do not receive both a dividend in respect of their shares of Bank Common Stock and Whitney Common Stock or fail to receive any dividend, and Whitney and Bank will use their best efforts to select the Closing Date such that holders of Bank Common Stock qualify for the dividend in respect to the Whitney Common Stock (rather than the dividend in respect to the Bank Common Stock) declared in the quarter in which the Effective Time is to occur. Since the date of the Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Bank. Except as may result from the transactions contemplated by this Agreement, Bank has not, since the date of the Latest Balance Sheet:

          (a) borrowed any money or entered into any capital lease or leases or, except in the ordinary course of business consistent with past practices,
(i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $50,000 in the aggregate, or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

          (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

          (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus non-interest bearing deposits;

          (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

          (e) received notice that one or more substantial customers has terminated or intends to terminate such customers' relationship with it, with the result being a material adverse effect on Bank;

          (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

          (g) incurred any material loss except for losses adequately reserved against on the Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

          (h) forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

          (i) made any capital expenditure or capital addition or betterment in excess of $50,000;

          (j) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

          (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Financial Statements or Interim Financial Statements;

          (l) made any loan, given any discount or entered into any financing lease which has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully reserved against in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business; or

          (m) entered into any agreement, contract or commitment to do any of the foregoing.

          3.09. TAXES. Bank has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein which have become due, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, parish, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. The federal income tax returns of Bank have not been audited by the Internal Revenue Service since 1992. No audit or examination is presently being conducted by any taxing authority nor has Bank received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to Bank by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of Bank. Bank has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation).

          3.10. TITLE TO ASSETS. (a) On the date of the Latest Balance Sheet, Bank had, and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now has, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected on the Latest Balance Sheet, and has good and merchantable title to all real property and good and merchantable title to all other material properties and assets acquired since the date of the Latest Balance Sheet, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Latest Balance Sheet or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Bank owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business. Any real property and other material assets held under lease by Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by Bank.

          (b) With respect to each lease of any real property or a material amount of personal property to which Bank is a party (whether as lessee or lessor), except for financing leases in which Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid;
(iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and
(iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

          (c) Bank does not have any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets, or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          3.11. LEGAL MATTERS. (a) To Bank's knowledge, except for the actions listed on the subsection of the Schedule of Exceptions that corresponds to this subsection, (i) there are no material claims, actions, suits, proceedings, arbitrations or investigations pending or threatened against Bank nor (ii) do any facts or circumstances exist that would be likely to form the basis for any material claim, in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, against Bank.

          (b) Bank has complied in all material respects with and is not in default in any material respect under (and has not been charged or threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality.

          (c) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to Bank as a result of examination by any bank regulatory authority.

          (d) To the knowledge of Bank, there is no claim, action, suit, proceeding, arbitration, or investigation, pending or threatened, in which any material claim or demand is made or threatened to be made against Bank or any officer, director, advisory director or employee, in each case by reason of any person being or having been an officer, director, advisory director or employee of Bank.

          3.12. EMPLOYEE BENEFIT PLANS. (a) Except for the plans listed on the subsection of the Schedule of Exceptions that corresponds to this subsection (the "ERISA Plans"), Bank does not sponsor, maintain or contribute to, and Bank has not at any time sponsored, maintained or contributed to, any employee benefit plan that is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the ERISA Plans has been maintained and administered in all material respects in compliance with its terms, the provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No ERISA Plan, including any "party in interest" or "disqualified person" with respect thereto has engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 502(i) of ERISA; there is no matter relating to any of the ERISA Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any of the ERISA Plans or the assets thereof. Bank has complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. None of the ERISA Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. A favorable determination letter has been issued by the Internal Revenue Service with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke any such letter and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.
Bank has not sponsored, maintained or made contributions to any plan, fund or arrangement subject to Title IV of ERISA or the requirements of Section 412 of the Code or providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code.

          (b) Set forth on the subsection of the Schedule of Exceptions corresponding to this subsection is a true and complete list and description of each and every benefit plan and benefit arrangement of Bank other than the ERISA Plans. True and complete copies of all plan (including ERISA Plan) documents and written agreements (including all amendments and modifications thereof), together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to such plan or arrangement have been made available to Whitney. No such ERISA Plan or other plan constitutes a defined benefit pension plan or has any "accumulated funding deficiency" within the meaning of the Code.

          (c) All group health plans of Bank to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of Section 4980B(f) of the Code and
Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof.

          (d) Each plan, fund or arrangement previously sponsored or maintained by Bank, or to which Bank previously made contributions which has been terminated by Bank was terminated in accordance with ERISA, the Code and the terms of such plan, fund or arrangement and no event has occurred and no condition exists that would subject Bank, Whitney or WNB to any tax, penalty, fine or other liability as a result of, directly or indirectly, the termination of such plan, fund or arrangement.

          (e) The current fair market value of the assets of each ERISA Plan subject to the provisions of Title IV of ERISA equals or exceeds the present value of the accrued benefits of each such plan as of the end of the most recent plan year, calculated on a termination and on-going basis, and there has been no material change likely to change the funding status of any such plan. No funding deficiency within the meaning of Section 412 of the Code exists with respect to any ERISA Plan. All contributions required or accrued under the terms of any plan (including any ERISA Plan) have been made and all insurance premiums required or accrued under the terms of any plan (including any ERISA plan) have been paid as of the date hereof.

          3.13. INSURANCE POLICIES. Bank maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered by it to be adequate. An accurate list of all such insurance policies is attached to the Schedule of Exceptions. Bank is not liable, nor has Bank received any notice of any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and Bank has not received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, Bank has not been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such polices), and Bank does not have any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

          3.14.  AGREEMENTS.  (a)  Bank is not a party to:

          (i)  any collective bargaining agreement;

          (ii) other than the employee benefits and plans referred to in the section of the Schedule of Exceptions that corresponds to subsection 3.12 of this Agreement, any employment or other agreement or contract with or commitment to any employee except the agreements, arrangements, policies and practices referred to in the section of the Schedule of Exceptions that corresponds to subparagraph (j) of subsection 3.08 of this Agreement and such agreements as are terminable without penalty upon not more than 30 days notice by the employer;

          (iii) any obligation of guaranty or indemnification except such indemnification of officers, directors, employees and agents of Bank as on the date of this Agreement may be provided in its articles of association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded except as set forth in the subsection of the Schedule of Exceptions that corresponds with this subsection), and except, if entered into in the ordinary course of business with respect to customers of Bank, letters of credit, guaranties of endorsements and guaranties of signatures;

          (iv) any agreement, contract or commitment which is or if performed will be materially adverse to the financial condition, results of operations or business of Bank;

          (v) any agreement, contract or commitment containing any covenant limiting the freedom of Bank (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by Louisiana state or national banks, as applicable to Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance); or

          (vi) any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

          (b) The subsection of the Schedule of Exceptions that corresponds to this subsection contains a list of each material agreement, contract or commitment (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements which are not material) to which Bank is a party or which affects Bank. To Bank's knowledge, Bank has not in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. Bank is not in material violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

          3.15. LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS. Bank possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C.
Section 1818.

          3.16. CORPORATE DOCUMENTS. Bank has delivered to Whitney true and correct copies of its articles of association and its by-laws, all as amended. All of the foregoing and all of the corporate minutes and stock transfer records of Bank are current, complete and correct in all material respects.

          3.17. CERTAIN TRANSACTIONS. Except as disclosed in the subsection of the Schedule of Exceptions that corresponds to this subsection, no past or present director, executive officer or five percent shareholder of Bank has, since January 1, 1992, engaged in any transaction or series of transactions which, if Bank had been subject to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission (the "SEC").

          3.18. BROKER'S OR FINDER'S FEES. Except for Chaffe & Associates, Inc., whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated November 18, 1997 (a copy of which has been provided to Whitney), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Bank is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

          3.19. ENVIRONMENTAL MATTERS. (a) (i) Bank has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Bank, properties acquired by foreclosure or in settlement of loans;

          (ii) Except as disclosed in the subsection of the Schedule of Exceptions that corresponds to this subsection, Bank is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Bank;

          (iii) Except as disclosed in the subsection of the Schedule of Exceptions that corresponds to this subsection, there are no past or present events, conditions, circumstances, activities or plans by Bank related in any manner to Bank or the Subject Properties that did or would, violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability (as hereinafter defined) except for such as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of Bank;

          (iv) Except as set forth in the Schedule of Exceptions pursuant to clause (iii) above, to Bank's knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against Bank, or any prior owner of any of the Subject Properties which relates to the Subject Properties, and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

          (v) To Bank's knowledge, Bank is not subject to or responsible for any material Environmental Liability which is not set forth and adequately reserved against on the Latest Balance Sheet.

          (b) "Environmental Law Requirement" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials (as such term is defined below), chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

          (c) "Hazardous Materials" shall mean: (A) Any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R.
Section 280.12, or the Louisiana Administrative Code; (E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Louisiana or another jurisdiction; (F) any non-hazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Louisiana or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

          (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

          3.20. COMPLIANCE WITH LAWS. Bank is in compliance with all applicable laws, rules, regulations, orders, writs, judgments and decrees the noncompliance with which reasonably could be expected to have a material adverse effect on the financial condition, results of operations or business of Bank. There are no governmental investigations pending or, to Bank's knowledge, threatened against Bank. There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to Bank as a result of examination by any bank regulatory authority, except those cited in examination reports previously submitted to, and reviewed by, Whitney.

          3.21. INTELLECTUAL PROPERTY. Bank owns or holds valid licenses to use all trademarks, tradenames, service marks and other intellectual property that are material to the conduct of its business.

          3.22. COMMUNITY REINVESTMENT ACT. Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has CRA ratings of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

          3.23. ACCURACY OF STATEMENTS. No warranty or representation made or to be made by Bank in this Agreement or in any document furnished or to be furnished by Bank pursuant to this Agreement, contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

          SECTION 4.  REPRESENTATIONS AND WARRANTIES OF WHITNEY AND WNB

          Whitney and WNB represent and warrant to Bank that, as of the date of this Agreement and as of the Closing Date:

          4.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION. "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and all of its consolidated subsidiaries for financial reporting purposes. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act. WNB is a national banking association, duly organized and validly existing and in good standing under the laws of the United States of America. Each of Whitney and WNB have all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Merger Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group, taken as a whole.

          4.02. CAPITAL STOCK. As of the date of this Agreement, the authorized capital stock of Whitney consists of 40,000,000 shares of Whitney Common Stock. As of September 30, 1997, 20,750,110 shares of Whitney Common Stock were issued and outstanding and 364,491 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) non-assessable. The outstanding capital stock of Whitney and WNB has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

          4.03. CORPORATE AUTHORIZATION; NO CONFLICTS. Subject to approval of the Merger Agreement by Whitney as the sole shareholder of WNB, all corporate acts and other proceedings required of Whitney and WNB for the due and valid authorization, execution, delivery and performance of this Agreement and the Merger Agreement and consummation of the Merger have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Merger Agreement are legal, valid and binding obligations of Whitney and WNB, as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each of Whitney and WNB, neither the execution, delivery or performance of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of association or by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

          4.04. FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS. (a) Whitney has delivered to Bank true and complete copies of (i) the consolidated balance sheets as of December 31, 1995 and December 31, 1996 of Whitney and its consolidated subsidiaries, the related consolidated statements of operations, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC (collectively, the "Whitney Financial Statements") and (ii) the unaudited consolidated balance sheet as of September 30, 1997 of Whitney and its consolidated subsidiaries and the related unaudited statements of operations and cash flows for the nine-month period then ended, as presented in Whitney's quarterly report on Form 10-Q for the quarter then ended filed with the SEC (collectively, the "Whitney's Interim Financial Statements").

          (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney's consolidated group for the respective periods covered thereby and the consolidated financial condition of its consolidated group as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), no member of Whitney's consolidated group had, nor were any of any of such member's assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured), which is not reflected and adequately reserved against in the Whitney Latest Balance Sheet in accordance with GAAP. No report, including any report filed with the Federal Reserve Board, or other report, proxy statement or registration statement filed by any member of Whitney's consolidated group with the SEC since January 1, 1994, and no report made to shareholders of Whitney since January 1, 1994, as of the respective dates thereof, contained and no such report, proxy statement, registration statement or report to shareholders filed or disseminated after the date of this Agreement through the Closing will contain any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.05. LEGALITY OF WHITNEY SECURITIES. All shares of Whitney Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to the Merger Agreement, will be validly and legally issued, fully paid and non-assessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

          4.06. SEC REPORTS. Whitney has previously delivered to Bank an accurate and complete copy of the following Whitney reports filed with the SEC pursuant to the Exchange Act: (a) annual reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996; (b) quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997; and (c) proxy statements for the years 1995, 1996 and 1997; as of their respective dates, no such report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it under the Securities Act of 1933 (the "Securities Act"), and the Exchange Act.

          4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Whitney Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

          4.08. LEGAL MATTERS. (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group which would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

          (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

          (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority.

          4.09. ACCURACY OF STATEMENTS. No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in subsection 5.14 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

          SECTION 5.  COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE EFFECTIVE
                      DATE

          The parties further covenant and agree as follows:

          5.01. INVESTIGATIONS; PLANNING. Bank shall continue to provide to Whitney and WNB and to their authorized representatives full access during all reasonable times to its premises, properties, books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and WNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and WNB shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of Bank. Bank agrees to cooperate with Whitney and WNB in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and WNB after consummation of the Merger. In the event of termination of this Agreement prior to the Effective Date, Whitney and WNB shall, except to any extent necessary to assert any rights under this Agreement or the Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or non-public documents, work papers and other materials obtained from Bank in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business, and shall cause all of its employees, agents and representatives to keep such information confidential and not to disclose such information or to use it in connection with its business, in each case unless and until such information shall come into the public domain through no fault of Whitney or WNB. Whitney and WNB shall continue to provide Bank's executive officers with access to their respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and WNB to the extent customary in transactions of the nature contemplated by this Agreement.

          5.02. COOPERATION AND BEST EFFORTS. Each of the parties hereto will cooperate with the other parties and use its best efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger and the transactions contemplated hereby and by the Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Merger Agreement at the earliest practicable date.

          5.03. INFORMATION FOR, AND PREPARATION OF, REGISTRATION STATEMENT AND PROXY STATEMENT. Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in subsection 5.14 and a proxy statement of Bank (the "Proxy Statement") which complies with the requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, to Bank's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement.

          5.04. APPROVAL OF MERGER AGREEMENT. Whitney, as the sole shareholder of WNB, shall take all action necessary to effect shareholder approval of the Merger Agreement.

          5.05. PRESS RELEASES. Whitney and Bank will cooperate with each other in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby. Without the prior written consent of the chief executive officer of Whitney and the President of Bank, neither Bank nor any member of Whitney's consolidated group will issue any press release or other written statement for general circulation relating to the transactions contemplated hereby, except as may otherwise be required by law and, if practical, prior notice of such release is provided to the other parties. Whitney agrees that it will make a press release with respect to the results of operations of Whitney and its consolidated group as promptly as practicable following receipt of financial results covering at least thirty (30) days of post-Merger combined operations of Whitney to permit the termination of the limitations set forth in the Shareholder's Commitments on the ability of each person referred to in subsection 5.10 to resell shares of Whitney Common Stock in a manner inconsistent with Whitney's ability to account for the Merger as a pooling of interests.

          5.06. PRESERVATION OF BUSINESS. To the extent consistent with sound business practices, Bank will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

          5.07. CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Bank shall conduct its business only in the ordinary course consistent with past practices, and it shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

          (a) except for the declaration and payment of regular quarterly dividends in accordance with the first paragraph of subsection 3.08 from the date hereof until the Effective Time, declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock;

          (b) amend its articles of association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

          (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase by more than 5% the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person whose annual compensation would, following such increase, exceed $50,000, or increase any such compensation in any manner inconsistent with its past practices;

          (d) except as described in the Schedule of Exceptions or except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in subsection 3.10 hereof, or cancel any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

          (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets, except in the ordinary course of business consistent with past practices or as described in the Schedule of Exceptions;

          (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

          (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

          (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

          (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in non-investment grade securities or which are inconsistent with past investment practices;

          (k)  enter into any new line of non-banking business;

          (l) (i) except as described in the Schedule of Exceptions, charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except for a price not materially less than the value thereof) any of its portfolio of loans, discounts or financing leases, or (ii) except as set forth on the Schedule of Exceptions, sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value at the date of the Latest Balance Sheet;

          (m) make any extension of credit which, when added to all other extensions of credit to a borrower and its affiliates, would exceed Bank's applicable regulatory lending limits;

          (n) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (o)  agree or commit to do any of the foregoing.

          5.08. ADDITIONAL INFORMATION. Bank will provide Whitney with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of Bank, or any material action taken or proposed to be taken by any regulatory agency. Bank will provide Whitney and WNB and Whitney and WNB will provide Bank with (a) prompt written notice of any material breach by such party of any of its warranties, representations or covenants in this Agreement, (b) as soon as they become available, copies of any financial statements, reports and other documents of the type referred to in subsections 3.04 and 3.07 as to Bank and subsections 4.04(a) and 4.06 as to Whitney with respect to each member of its consolidated group, and (c) promptly upon its dissemination, any report disseminated to their respective shareholders.

          5.09. BANK SHAREHOLDER APPROVAL. Bank's Board of Directors shall submit this Agreement and the Merger Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Bank duly called and convened for that purpose as soon as practicable after the effective date of the Registration Statement. The foregoing obligations of Bank and its Board of Directors specified in this subsection 5.09 are subject to the proviso in the last sentence of subsection 5.12.

          5.10. RESTRICTED WHITNEY COMMON STOCK. Bank will use its best efforts to obtain no later than twenty (20) days after the execution of this Agreement an agreement from each person who is a director or executive officer of Bank or 5% beneficial owner of securities of Bank who will receive shares of Whitney Common Stock by virtue of the Merger to the effect that such person (i) will not dispose of any Whitney Common Stock received pursuant to the Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from pooling of interests accounting or tax-free reorganization treatment, (ii) will agree to escrow all such shares until Whitney has made a public announcement of the financial results of at least 30 days of post-Merger combined operations following the Effective Date and (iii) in the case of directors and executive officers (subject only to any fiduciary obligation that such individuals may have to persons other than Bank or their respective shareholders), will agree to vote all shares as to which they have or share voting power in favor of this Agreement and the Merger (the "Shareholder's Commitment").

          5.11. LOAN POLICY. Bank will not make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to Whitney, provided that this covenant shall not prohibit Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans in its loan portfolio.

          5.12. NO SOLICITATIONS. Prior to the Effective Time or until the termination of this Agreement, Bank shall not, without the prior approval of Whitney, directly or indirectly, solicit or initiate inquiries or proposals with respect to, or, except to the extent determined by the Board of Directors of Bank in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Bank's shareholders, furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction (as defined in subsection 7.01) or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or withdraw its recommendation to the shareholders of Bank of the Merger or make a recommendation of any Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance as to confidentiality substantially the same as the confidentiality agreement between Bank and Whitney); and Bank shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Bank from taking any action that the Board of Directors of Bank determines, in good faith after consultation with and receipt of an opinion of counsel, is required by law or is required to discharge his fiduciary duties to Bank's shareholders.

          5.13. OPERATING FUNCTIONS. Bank agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of Bank's Board of Directors, would adversely affect its operations if the Merger were not consummated.

          5.14. WHITNEY REGISTRATION STATEMENT. (a) Whitney will prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock which will be issued to the holders of Bank Common Stock pursuant to the Merger. Whitney shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Bank except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Bank is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax or pooling of interests rules.

          (b) Whitney will indemnify and hold harmless Bank and its respective directors, officers and other persons, if any, who control Bank within the meaning of the Securities Act from and against (including, without limitation, advance, prior to final disposition of the matter, the expenses of defending) any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Whitney by or on behalf of Bank or any officer, director or affiliate of Bank for use therein.

          (c) Promptly after receipt by an indemnified party under subparagraph
(b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Bank and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

          (d) The provisions of subsection 5.14(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

          5.15. APPLICATION TO REGULATORY AUTHORITIES. Whitney shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Merger.

          5.16. REVENUE RULING. Whitney may elect to prepare (and in that event Bank shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Merger Agreement.

          5.17. BOND FOR LOST CERTIFICATES. Upon receipt of notice from any of its shareholders that a certificate representing Bank Common Stock has been lost or destroyed and prior to issuing a new certificate, Bank shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Bank against any claim made by the owner of such certificate, unless Whitney agrees to the waiver of such bond requirement.

          5.18. DISSENTERS. Bank shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Bank with respect to the assertion or perfection of dissenters rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to dissenters rights, should Whitney desire to do so.

          5.19. WITHHOLDING. Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Bank Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement and the Merger Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

          5.20. NASDAQ/NMS. Whitney shall cause the shares of Whitney Common Stock to be issued in the Merger to be duly authorized, validly issued, fully paid and non-assessable, free of any preemptive or similar right and to be approved for quotation in the NASDAQ Stock Market prior to or at the Effective Time.

          5.21. CONTINUING INDEMNITY; INSURANCE. Whitney covenants and agrees that:

          (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Bank's Articles of Association and By-Laws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Whitney and the Indemnified Party.

          (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues which raise conflicts of interest between Whitney or Bank and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

          (c) Whitney shall use best efforts to cause the persons serving as officers or directors of Bank immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Bank with respect to acts or omissions occurring prior to or at the Effective Time which were committed by such officers and directors in their capacity as such; provided that Whitney may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers, and, provided further that Whitney shall not be obligated to obtain such insurance if the aggregate premium therefor exceeds $34,577.

          (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this subsection 5.21.

          (e) The provisions of this subsection 5.21 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          5.22. EMPLOYEES AND CERTAIN OTHER MATTERS. All employees of Bank at the Effective Time shall become or remain employees of WNB. Although Whitney and WNB will use their best efforts to retain all existing personnel except for employees, if any, whose lack of performance has been and continues to be an issue, Whitney and WNB reserve, subject to any such employee's right to receive payments pursuant to the agreements set forth as items 2 and 3 of Schedule 3.08 of the Schedule of Exceptions, the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee. At the Effective Time, all persons then employed by Bank shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of WNB's Compensation Committee,
(ii) all Bank employees who are employed at the Effective Time shall be given full credit for all prior service as employees of Bank provided, however, that all such employees shall be treated as newly hired WNB employees (i.e., prior service credit with Bank shall not be considered in determining future benefits under Whitney's or WNB's defined benefit pension plan) for all purposes of Whitney's or WNB's defined benefit pension plan and (iii) participation in the WNB Savings Plus Plan will commence on the first day of the first calendar quarter that begins on or after the Effective Date.

          5.23.  ADVISORY DIRECTORS.   At the Effective Time, Whitney will
invite each former director of Bank to serve on a local city board of WNB, which will be an advisory board of directors. Advisory Directors will be invited to advisory board meetings and non-employee advisory directors will receive the customary $500 per meeting fee.

          5.24. UNDERTAKING TO FILE REPORTS AND COOPERATE IN RULE 144 TRANSACTIONS. Whitney covenants to use its best efforts to file in a timely manner all material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, or the rules and regulations promulgated thereunder, so as to continue the availability of Rule 144 for resales by affiliates of Bank of the shares of Whitney Common Stock received by them in the Merger. In the event of any proposed sale of such Whitney Common Stock by any such former shareholder of Bank Common Stock who receives shares of Whitney Common Stock by reason of the Merger, Whitney covenants to use its best efforts to cooperate with such shareholder so as to enable such sale to be made in accordance with the requirements of Whitney's transfer agents and the reasonable requirements of the broker through which such sale is proposed to be executed. Without limiting the generality of the foregoing, Whitney agrees to furnish, upon request and at its expense, to the extent it is able, with respect to each such sale a written statement certifying that Whitney has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the sale of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder. Notwithstanding anything contained in this subsection 5.24, Whitney shall not be required to maintain the registration of the Whitney Common Stock under Section 12 of the Exchange Act if it shall at any time be entitled to deregister those shares pursuant to the Exchange Act and the rules and regulations thereunder.

          5.25. WHITNEY CONDUCT OF BUSINESS. From the date hereof through the Closing, without the prior written consent of the chief executive officer of Bank or his duly authorized designee, Whitney shall not take or cause to be taken any action that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

          SECTION 6.  CONDITIONS OF CLOSING

          6.01. CONDITIONS OF ALL PARTIES. The obligations of each of the parties hereto to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

          (a) Shareholder Approval. This Agreement and the Merger Agreement shall have been duly approved by the shareholders of WNB and Bank.

          (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

          (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Merger Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Merger

Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

          (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement and the Merger Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Merger without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney.

          (e) Tax Opinion. Whitney and Bank shall have received the opinion of Arthur Andersen LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to both of them, as to certain tax aspects of the Merger, including an opinion that the receipt of Whitney Common Stock by Bank's shareholders will not be a taxable event to such shareholders.

          6.02. ADDITIONAL CONDITIONS OF WHITNEY AND WNB. The obligations of Whitney and WNB to consummate the Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

          (a) Representations, Warranties and Covenants. The representations and warranties of Bank contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, Bank shall have delivered to Whitney and WNB its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

          (b) No Material Adverse Change. There shall not have occurred any material adverse change from the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations or business of Bank; provided, however, that (i) the incurrence by Bank of expenses (including fees and expenses of Chaffe & Associates, Postlethwaite & Netterville, and Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P.), and payments to executive officers or other employees of Bank pursuant to agreements set forth on the Schedule of Exceptions and (ii) the occurrence of an event specifically permitted under subsection 5.07 or otherwise expressly consented to in writing by Whitney, are expressly deemed not to constitute such a material adverse change.

          (c) Accountants' Letters. Whitney shall have received "comfort" letters from Postlethwaite & Netterville, independent public accountants for Bank, dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three (3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

          (d) Opinion of Counsel. Whitney shall have received from Correro Fishman Haygood Phelps Weiss Walmsley & Casteix, L.L.P., special counsel to Bank, an opinion dated as of the Closing Date, customary in scope and in form and substance satisfactory to Whitney. In giving such opinions, such counsel may rely as to questions of fact upon certificates of one or more officers of Bank and governmental officials.

          (e) Tax Consequences of Merger. Whitney shall have received satisfactory assurances from its independent accountants that the consummation of the Merger will not be a taxable event to Whitney and WNB.

          (f) Pooling of Interest. Within 20 days after the execution of this Agreement and within three (3) days prior to the Closing Date, Postlethwaite & Netterville shall have rendered an opinion to Whitney, in form and substance satisfactory to Whitney, to the effect that, based upon the facts and circumstances then known to Postlethwaite & Netterville, Whitney will be permitted to account for the Merger as a pooling of interests. Neither Whitney's independent accountants nor the SEC shall have taken the position that the transactions contemplated by this Agreement and the Merger Agreement do not qualify for pooling of interests accounting treatment.

          (g) Shareholder's Commitment. A Shareholder's Commitment substantially in the form specified on Exhibit 6.02(g) hereto (as contemplated by subsection 5.10) shall have been executed by each person who serves as an executive officer or director of Bank or who beneficially owns 5% or more of the Bank Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

          (h) Regulatory Action. No adverse regulatory action shall be pending or threatened against Bank, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and Bank, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Merger.

          6.03. ADDITIONAL CONDITIONS OF BANK. The obligations of Bank to consummate the Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

          (a) Representations, Warranties and Covenants. The representations and warranties of Whitney and WNB contained in this Agreement shall be true and correct in all material respects, individually and in the aggregate, on the Closing Date, with the same effect as though made on and as of such date, except to the extent of changes permitted by the terms of this Agreement, and each of Whitney and WNB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and WNB shall have delivered to Bank its certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect and to the effect that, except as specified in such certificate, such persons do not know, and have no reasonable grounds to know, of any material failure or breach of any representation, warranty or covenant made by it in this Agreement.

          (b) Opinion of Counsel. Bank shall have received from Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., counsel for Whitney and WNB, an opinion, dated as of the Closing Date, customary in scope and in form and substance satisfactory to Bank. In giving such opinion, such counsel may rely as to questions of fact upon certificates of one or more officers of Whitney or members of Whitney's consolidated group, and governmental officials.

          (c) Opinion of Investment Bankers. Bank shall have received letters from Chaffe & Associates dated the date of the mailing of the Proxy Statement to shareholders of Bank and dated the date of the meeting of the shareholders of Bank, in each case in form and substance satisfactory to Bank, confirming such financial advisor's prior opinion to the Board of Directors of Bank to the effect that the consideration to be paid in the Merger is fair to its shareholders from a financial point of view.

          (d) No Material Adverse Change. There shall not have occurred any material adverse change from the date of Whitney's Latest Balance Sheet to the Effective Date in the financial condition, results of operations or business of Whitney's consolidated group taken as a whole.

          6.04. WAIVER OF CONDITIONS. Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of subsection 6.01 hereof and the condition specified in subparagraph (c) of subsection 6.03 hereof. The failure to waive any condition hereunder shall not be deemed a breach of subsection 5.02 hereof.

          SECTION 7.  TERMINATION

          7.01. TERMINATION. This Agreement and the Merger Agreement may be terminated and the Merger contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Bank:

          (a) Mutual Consent. By the mutual consent of the Boards of Directors of Whitney and Bank.

          (b) Breach. By the Board of Directors of either Whitney or Bank in the event of a breach by Bank or any member of Whitney's consolidated group of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the entity committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

          (c) Abandonment. By the Board of Directors of either Whitney or Bank if (i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Bank by July 31, 1998, or (ii) any such condition cannot be met by July 31, 1998 and has not been waived by each party in whose favor such condition inures, or (iii) if the Merger has not been consummated by July 31, 1998, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

          (d) Dissenting Shareholders. By Whitney, if (a) the holders of more than 8% in the aggregate of the outstanding Bank Common Stock either shall have voted against this Agreement or the Merger at any meeting of the Bank's shareholders called for the purpose of voting thereon or shall have given notice in writing prior to or at such meeting to the presiding officer that such holders dissent from the plan of merger or (b) the number of shares of Bank Common Stock held by the shareholders described in clause (a) plus the number of such shares as to which the holders thereof are entitled to receive cash payments in lieu of fractional shares exceeds that number of shares of Bank Common Stock that would preclude pooling of interests accounting for the Merger.

          (e) Shareholder Vote. By Whitney if this Agreement or the Merger fails to receive the requisite vote at any meeting of Bank shareholders called for the purpose of voting thereon.

          (f) Bank Recommendation. By Whitney if the Board of Directors of Bank (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Merger or shall have resolved to do any of the foregoing or; (B) either (x) shall have recommended to the shareholders of Bank (or in the case of (iii) approved) any of the following (being referred to herein as an "Acquisition Transaction"): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of Bank; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Bank capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

          (g) Acquisition Transaction. By Bank if Bank receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Bank determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Bank's shareholders than the transactions contemplated by this Agreement.

          7.02. EFFECT OF TERMINATION; SURVIVAL. Upon termination of this Agreement pursuant to this Section 7, the Merger Agreement shall also terminate, and this Agreement and the Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority or (ii) a breach of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this Agreement: the second to last sentence of subsection 5.01; subsections 5.14(b) and (c); subsection 7.02; subsection 7.03 and Section 8.

          7.03. TERMINATION FEE. If this Agreement is terminated by Whitney or Bank pursuant to subsection 7.01(f)(B) or subsection 7.01(g), then Bank (or its successor) shall pay or cause to be paid to Whitney upon demand a termination payment of $1,000,000, payable in same day funds.

          SECTION 8.  MISCELLANEOUS

          8.01. NOTICES. Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as Airborne Express, Federal Express, Emery Air Freight, Network Courier, Purolator or the like) for next-day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

          If to Whitney or WNB:

                   Whitney Holding Corporation
                   Attention:  Mr. William L. Marks
                   Chairman of the Board and CEO
                   228 St. Charles Avenue
                   New Orleans, Louisiana 70130

          With copies to:

                   Whitney National Bank
                   Legal Department
                   Attention:  Joseph S. Schwertz, Jr.
                   228 St. Charles Avenue
                   New Orleans, Louisiana 70130

          If to Bank:

                   Louisiana National Security Bank
                   Attention:  James H. Thibaut
                   420 Mississippi Street
                   Donaldsonville, LA 70346

          With copies to:

                   Paul M. Haygood, Esq.
                   Correro Fishman Haygood Phelps
                    Weiss Walmsley & Casteix, L.L.P.
                   Place St. Charles, 47th Floor
                   201 St. Charles Avenue
                   New Orleans, Louisiana 70170-4700

          8.02. WAIVER. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

          8.03. EXPENSES. Except as otherwise provided herein, regardless of whether the Merger is consummated, all expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

          8.04. HEADINGS. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

          8.05. ANNEXES, EXHIBITS AND SCHEDULES. The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

          8.06. INTEGRATED AGREEMENT. This Agreement, the Merger Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

          8.07. CHOICE OF LAW. The validity of this Agreement and the Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State.

          8.08. PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by Bank without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Merger Agreement, except as expressly provided for herein and therein.

          8.09. AMENDMENT. The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner which is not material to the substance of the transactions contemplated hereby.

          8.10. COUNTERPARTS. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

          8.11.  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS.
None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority; it being understood that a disclosure in any closing certificate provided in accordance with subparagraph (a) of subsection 6.02 or subparagraph (a) of subsection 6.03 hereof concerning an inaccuracy of a representation or warranty shall not of itself be deemed to be an intentional breach of such representation or warranty. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

WHITNEY HOLDING CORPORATION

BY:  /s/ William L. Marks
     --------------------
     William L. Marks
ITS: Chairman and CEO


WHITNEY NATIONAL BANK

BY:  /s/ William L. Marks
     --------------------
     William L. Marks
ITS: Chairman and CEO


LOUISIANA NATIONAL SECURITY BANK

BY:  /s/ James H. Thibaut
     --------------------
     James H. Thibaut
ITS: Chairman and President

                                                              EXHIBIT 1.01(A) TO
                                                    AGREEMENT AND PLAN OF MERGER


                              AGREEMENT OF MERGER

                                       OF

                        LOUISIANA NATIONAL SECURITY BANK

                                      INTO

                             WHITNEY NATIONAL BANK


     THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of this _____ day of ______________, 1997, between Louisiana National Security Bank, a national banking association domiciled at Donaldsonville, Louisiana ("Bank"), and Whitney National Bank, a national banking association, organized under the laws of the United States ("WNB" or the "Receiving Association").

     WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of WNB and Bank (collectively called the "Merging Associations") deem it advisable that Bank be merged with and into WNB (the "Merger"), as provided in this Agreement and in the Agreement and Plan of Merger dated December 5, 1997 (the "Plan"), among the Merging Associations and Whitney Holding Corporation, a Louisiana corporation ("Whitney"), of which WNB is a wholly-owned subsidiary, which sets forth, among other things, certain representations, warranties, covenants and conditions relating to the Merger; and

     WHEREAS, as required by law, at least a majority of the members of the respective Boards of Directors of the Merging Associations wish to enter into this Agreement and submit it to the respective shareholders of the Merging Associations for approval in the manner required by law and, subject to said approval and to approval by the Office of the Comptroller of the Currency (the "OCC") being duly given and to such other approvals as may be required by law, to effect the Merger, all in accordance with the provisions of this Agreement.

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the Merger, the parties hereto agree as follows:

     1. THE MERGER. At the Effective Time (as defined in Section 2 hereof), Bank shall be merged with and into WNB under the Articles of Association of WNB, existing Charter No. 14977, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. (S)215a, et seq. At the Effective Time, WNB, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in New Orleans, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to the Effective Time). The Articles of Association of WNB shall not be altered or amended by virtue of the Merger, and the incumbency of the directors and officers of WNB shall not be affected by the Merger nor shall any person succeed to such positions by virtue of the Merger.

     2. EFFECTIVE TIME. The Merger shall become effective at the close of business on the date on which this Agreement is executed by the respective officers of the Merging Associations in the name and on behalf of the Merging Associations (the "Effective Time").

     3.1 CONVERSION OF CAPITAL STOCK OF BANK. Subject to the provisions of this Section 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of Bank common stock, par value $20.00 per share ("Bank Common Stock"), shall be converted as follows:

          (a) Exchange Ratio. Except for (i) shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time as to which dissenter's rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. (S)215a ("Dissenters' Shares") and (ii) shares of Bank Common Stock held by Bank as treasury shares, which shall by reason of the Merger be canceled ("Treasury Shares"), and subject to the provisions of Section 3.1(b) relating to fractional shares, each issued and outstanding share of Bank Common Stock shall be converted into and become that number of shares of Whitney common stock, no par value ("Whitney Common Stock"), that is equal to the quotient (the "Exchange Ratio") obtained by dividing the Maximum Deliverable Amount (as hereinafter defined) by the total number of issued and outstanding shares (not Treasury Shares) of Bank Common Stock at the Effective Time. As used in this
Section 3.1, the following terms shall have the meanings set forth below:

          (i) Purchase Price. The term "Purchase Price" means $32,000,000 plus Retained Net Income After Tax (as hereinafter defined).

          (ii) Maximum Deliverable Amount. The term "Maximum Deliverable Amount" means the quotient obtained by dividing the Purchase Price by the Average Market Price (as hereinafter defined).

          (iii) Retained Net Income After Tax. The term "Retained Net Income After Tax" means the consolidated retained net income for the period July 1, 1997 through the end of the calendar month immediately preceding the Effective Date, as agreed to by the Constituent Corporations, based on normal banking net income MINUS (x) appropriate income taxes accrued and dividends declared and/or paid and (y) any unusual or nonrecurring additions to net income such as reversals of loan loss or other valuation reserves and gains on the sales of investments or other assets. Retained Net Income After Tax shall reflect (and be reduced by) any unusual or nonrecurring deductions from net income such as higher than usual provisions for loan losses or payments for settlements of litigation. Retained Net Income After Tax shall not be reduced by Bank's expenses for counsel and/or an investment advisor incurred in connection with the Merger, provided such expenses do not exceed, in the aggregate, $350,000; any expenses in excess of such limit shall reduce Retained Net Income After Tax on a dollar for dollar basis.

          (iv) Average Market Price. The "Average Market Price" shall be the average of the closing per share trading prices of Whitney Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction which is effected, or for which a record date occurs) (the "Trading Price") on the twenty (20) trading days preceding the fifth trading day immediately prior to the Effective Date, as reported in the Wall Street Journal (corrected for typographical errors); provided, however, that if (x) Whitney issues a press release at any time prior to the Effective Date announcing that it is negotiating or has executed a definitive merger or other acquisition agreement as a result of which Whitney will cease to be an independent, publicly traded company and (y) Whitney has not thereafter issued a press release announcing the termination of such negotiations or definitive agreement prior to the Closing, then the "Average Market Price" shall be the average of the Trading Price on the twenty (20) trading days preceding the tenth trading day immediately prior to the date on which Whitney issues the first of the applicable press releases referred to in clause (x) above.

          (b) Fractional Shares. In lieu of the issuance of fractional shares of Whitney Common Stock, each shareholder of Bank, upon surrender of his or her certificate that immediately prior to the Effective Time represented Bank Common Stock, other than Dissenters' Shares and Treasury Shares, shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of Whitney Common Stock at the Effective Time shall be such fraction multiplied by the Average Market Price.

          (c) Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing a share or shares of Bank Common Stock, other than Dissenters' Shares and Treasury Shares, upon surrender thereof to the exchange agent selected by Whitney (the "Exchange Agent"), together with duly executed transmittal materials provided pursuant to Section 3.1(e) or upon compliance by the holder or holders thereof with the procedures of the Exchange Agent with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of Whitney Common Stock into which such holder's shares of Bank Common Stock were converted. Until so surrendered, each outstanding Bank stock certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions (if any) in respect of Whitney Common Stock, to represent the number of whole shares of Whitney Common Stock into which such holder's shares of Bank Common Stock shall have been converted. Whitney may, at its option, refuse to pay any dividend or other distribution to holders of unsurrendered Bank stock certificates until surrendered; provided, however, that upon the surrender and exchange of any Bank stock certificates there shall be paid, to the extent not previously paid, to the record holders of the Whitney stock certificates issued in exchange therefor the amount, without interest, of accumulated dividends and distributions, if any, which have become payable with respect to the number of whole shares of Whitney Common Stock into which the shares of Bank Common Stock theretofore represented by such certificates shall have been exchanged. The provisions of this Section 3.1(c) are intended for the benefit of the holders of shares of Bank Common Stock and shall be enforceable by such holders and each such holder's heirs, representatives and successors.

          (d) Deposit. Promptly following the Effective Time, Whitney shall deposit or cause to be deposited with the Exchange Agent (i) certificates representing the shares of Whitney Common Stock and (ii) the cash in lieu of fractional shares to be issued and paid, as the case may be, in exchange for outstanding shares of Bank Common Stock pursuant to this Section 3.

          (e) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each former shareholder of record of Bank at the Effective Time, excluding the holders, if any, of Dissenters' Shares, transmittal materials for use in exchanging certificates of Bank Common Stock for certificates of Whitney Common Stock.

          (f) Dissenters' Shares. Holders of Dissenters' Shares shall not be entitled to receive the shares of Whitney Common Stock and any unpaid dividends and distributions payable thereon pursuant to this Section 3.1 and shall only be entitled to receive payment of the fair cash value of such shares in accordance with the provisions of 12 U.S.C. (S)215a, unless and until such holders fail to perfect or effectively withdraw or lose their rights to such appraisal and payment. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Bank Common Stock will be treated as if they had been converted into, at the Effective Time, shares of Whitney Common Stock (and cash in lieu of fractional shares), and any unpaid dividends and distributions payable thereon, pursuant to this Section 3.1, without interest thereon.

      3.2. CLOSING TRANSFER BOOKS. At the Effective Time, the stock transfer books of Bank shall be closed and no transfer of shares of Bank Common Stock shall be made thereafter.

     4. CAPITAL STOCK OF THE RECEIVING ASSOCIATION. The shares of the capital stock of WNB, the Receiving Association, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding, and no additional shares of WNB shall be issued as a result of the Merger. Therefore, at the Effective Time, the amount of capital stock of WNB, the Receiving Association, shall be $3,358,400, divided into 134,336 shares of common stock, par value $25.00 per share.

     5. ASSETS AND LIABILITIES OF THE MERGING ASSOCIATIONS. At the Effective Time, the corporate existence of each of the Merging Associations shall be merged into and continued in WNB, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Merger. All rights, franchises, and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Merger without any deed or other transfer. The Receiving Association, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the Merging Associations at the time of the Merger, subject to the conditions specified in 12 U.S.C. Section 215a(f). The Receiving Association shall, from and after the Effective Time, be liable for all liabilities of the Merging Associations.

     6. SHAREHOLDER APPROVAL; CONDITIONS; FILING. This Agreement shall be submitted to the shareholders of the Merging Associations for ratification and confirmation in accordance with applicable provisions of law. The obligations of the Merging Associations to effect the Merger shall be subject to all the terms and conditions of the Plan. If the shareholders of the Merging Associations ratify and confirm this Agreement, then the fact of such approval shall be certified hereon by the Secretary of each of the Merging Associations and this Agreement, so approved and certified, shall, as soon as is practicable, be signed and acknowledged by the President or Chairman of the Board of each of them. As soon as may be practicable thereafter, this Agreement, so certified, signed and acknowledged, shall be delivered to the OCC for filing in the manner required by law.

     7. MISCELLANEOUS. This Agreement may, at any time prior to the Effective Time, be amended or terminated as provided in the Plan. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. This Agreement shall be governed and interpreted in accordance with federal law and the applicable laws of the State of Louisiana. This Agreement may be assigned only to the extent that the party seeking to assign it is permitted to assign its interests in the Plan, and subject to the same effect as any such assignment. The headings in this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Plan.

     IN WITNESS WHEREOF, this Agreement has been executed by a majority of the directors of each of the Merging Associations, as of the day and year first above written.



                           [Signature lines omitted]

                                                              EXHIBIT 6.02(G) TO
                                                    AGREEMENT AND PLAN OF MERGER


                   [Letter from directors, executive officers
                    and 5% beneficial shareholders of Bank]

                                     [date]


Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

     In consideration of the benefits I will receive as a shareholder of Louisiana National Security Bank ("Bank") from the Agreement and Plan of Merger dated __________________, 1997 (the "Agreement") among Bank, Whitney Holding Corporation ("Whitney") and Whitney National Bank, I agree as follows:

     [If a director or executive officer of Bank: I agree to vote all shares of Bank common stock that I own beneficially or of record in favor of approving the Agreement and the merger to be effected thereby, unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require me to vote any shares of Bank stock over which I have or share voting power solely in a fiduciary capacity on behalf of any person other than Bank, if I determine, in good faith after consultation with and receipt of an opinion of counsel, that such a vote would cause a breach of my fiduciary duties to such other person.]

     I [further] agree that I will not, without the prior consent of Whitney, transfer any of my shares of Bank stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution or, in the case of any transfer more than 30 days before the Effective Date, where the transferee agrees in writing to be bound by the terms of this letter.

     I also acknowledge that Whitney intends to account for the acquisition of Bank as a pooling of interests. I understand that my transfer of any shares of Bank common stock and any Whitney common stock that I receive in exchange for Bank stock, prior to Whitney's publication of financial results covering at least 30 days of its operations following the Effective Date, may impair this accounting treatment. Therefore, I agree that, without the prior consent of Whitney, I will not, except as provided in the preceding paragraph or except by operation of law, by will, or under the laws of descent and distribution, sell or otherwise transfer any shares of Bank stock, (or the Whitney stock which I receive in exchange for my Bank stock) over which I hold the power to sell, transfer, pledge or otherwise alienate or encumber until:

          a. the merger has become effective and Whitney has published financial results covering at least 30 days of its combined operations following the Effective Date, or

          b. the Agreement terminates.

     I authorize Whitney or its authorized agent to hold the certificates representing the shares of Whitney common stock into which my shares of Bank common stock will be converted until the date that I am free to trade those shares in accordance with the foregoing paragraph. I understand that upon my delivery of certificates to the Exchange Agent in compliance with Section 2.01(c) of the Agreement, I will have the right to vote the Whitney shares received in exchange therefore and receive dividends in respect thereof during the time that Whitney or its agent holds the shares under this letter agreement.

     I certify that all of the shares of Bank stock of which I hold the power to sell, transfer, pledge or otherwise alienate or encumber are represented by the following certificates:

     Certificate No.     No. of shares



     I am aware that Whitney intends to structure the acquisition of Bank in a manner consistent with Section 368 of the Internal Revenue Code. I acknowledge that applicable tax regulations require "continuity of interest" in order for the merger to qualify under Section 368. I have no present plan or intention to dispose of any Whitney common stock that I will receive in the merger to be effected pursuant to the Agreement.

     I also understand the resale or other disposition of Whitney common stock that I receive may be governed by Rule 145 of the SEC under the Securities Act of 1933, as amended, which Rule has been explained to me. I agree not to sell any of the Whitney common stock to be held by me in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

     This letter shall constitute an irrevocable agreement of the undersigned, and may be revoked only upon the mutual agreement of the parties. The agreements contained in this letter will terminate upon any termination of the Agreement under Section 7 of the Agreement.


                              Sincerely,


                              [Director, Executive Officer or
                              5% beneficial shareholder]

                                   APPENDIX B
                 FAIRNESS OPINION OF CHAFFE & ASSOCIATES, INC.

                   [LETTERHEAD OF CHAFFE & ASSOCIATES, INC.]



March 12, 1998


The Board of Directors
Louisiana National Security Bank
Donaldsonville, LA

Attention:  Mr. James H. Thibaut
            Chairman

Gentlemen:

          We understand that Louisiana National Security Bank ("LNSB ") and Whitney Holding Corp. ("Whitney") have entered into an Agreement and Plan of Merger, dated as of December 5, 1997 (the "Merger Agreement") which provides, among other things, for the merger of LNSB into Whitney National Bank ("Bank Merger"). Pursuant to the Merger Agreement, each share of LNSB common stock, par value $20.00 per share ("LNSB Common Stock") shall be converted into shares of Whitney common stock, no par value ("Whitney Common Stock") and cash in lieu of fractional shares pursuant to the Exchange Ratio, as defined in the Merger Agreement ("Merger Consideration").

          You have asked our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of LNSB.

          Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for corporate and other purposes, states that it is competent to provide the opinion as to the fairness of the Merger Consideration. Neither Chaffe nor any of its officers or employees has an interest in LNSB Common Stock or Whitney Common Stock. The fee received for the preparation and delivery of the opinion is not dependent or contingent upon any transaction.

          In connection with rendering its opinion, Chaffe, among other things:
(i) reviewed a copy of the Merger Agreement; (ii) reviewed and analyzed certain publicly-available financial statements and other information of Whitney; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning LNSB, prepared by the management of LNSB, including budget projections; (iv) discussed the past and current operations and financial condition, and the prospects of LNSB with senior executives of LNSB;
(v) reviewed the historical prices and trading volumes of the shares of Whitney Common Stock; (vi) compared the financial performance of Whitney , and the prices and trading activity of the Whitney Common Stock, with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe deemed generally comparable to the proposed transaction; (viii) considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and (ix) performed such valuations and such other studies and analyses as we deemed appropriate to this opinion.

The Board of Directors                                           March 12, 1998
Louisiana National Security Bank                                         Page 2



          In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and all other information reviewed by it for purposes of its opinion. Chaffe did not make or obtain an independent review of LNSB 's assets or liabilities, nor was Chaffe furnished with any such appraisals. Chaffe relied solely on LNSB for information as to the adequacy of their respective loan loss reserves and values of other real estate owned. With respect to LNSB's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of LNSB of future financial performance of LNSB. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date hereof. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value to be received by the holders of LNSB Common Stock.

          Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion on the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of LNSB Common Stock.

Very truly yours,

CHAFFE & ASSOCIATES, INC.

                                   APPENDIX C
                    SELECTED PROVISIONS OF 12 U.S.C. (S)215A

12 U.S.C. SECTION 215A

                            Dissenting shareholders

          (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

                              Valuation of shares

          (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

Application to shareholders of merging associations:  appraisal by Comptroller;
        expenses of receiving association; sale and resale of shares;
                        State appraisal and merger law

          (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 83 of the Louisiana Business Corporation Law ("LBCL") provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The indemnification provisions of the LBCL are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

     The Articles of Incorporation and By-laws of Whitney Holding Corporation ("Whitney") provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Whitney to the full extent permitted by Louisiana law.

     Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of Whitney pursuant to the foregoing provision or otherwise, Whitney has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

          The following Exhibits are filed as part of this Registration
          Statement:

          Exhibit No.    Description

              2 The Plan of Merger (included in the Registration Statement as Appendix A and incorporated herein by reference).

              5 Opinion of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P.

              8 Form of opinion of Arthur Andersen LLP as to certain tax matters.*

             23.1        Consent of Arthur Andersen LLP dated March 11, 1998.*

             23.2        Consent of Postlethwaite & Netterville dated
                         March 11, 1998.*

             23.3        Consent of Chaffe & Associates, Inc. dated
                         March 11, 1998.*

             23.4 Consent of Milling, Benson, Woodward, Hillyer, Pierson & Miller, L.L.P., included in Exhibit 5.

             24 Powers of Attorney of directors of Whitney Holding Corporation (contained on page S-1 of the Registration Statement).

             99          Form of Proxy of Louisiana National Security Bank*
---------
* Filed with this Amendment. All other listed exhibits have been filed previously.


     (b)  Financial Statement Schedules

          None

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

     (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (3) That for purposes of determining any liability under the Securities Act , each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 11th day of March, 1998.

                         WHITNEY HOLDING CORPORATION


                         By: /s/ WILLIAM L. MARKS
                             ----------------------------------
                             William L. Marks
                             Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ William L. Marks           Chairman of the Board           March 11, 1998
-------------------------   and Chief Executive Officer
William L. Marks


/s/ R. KING MILLING            Director and President          March 11, 1998
-------------------------
R. King Milling


/s/ EDWARD B. GRIMBALL       Executive Vice President and      March 11, 1998
-------------------------      Chief Financial Officer
Edward B. Grimball           (Principal Financial Officer
                           and Principal Accounting Officer)


         *                            Director                 March 11, 1998
-------------------------
Guy C. Billups, Jr.


         *                            Director                 March 11, 1998
-------------------------
Harry J. Blumenthal, Jr.


         *                            Director                 March 11, 1998
-------------------------
Joel B. Bullard, Jr.


         *                            Director                 March 11, 1998
-------------------------
James M. Cain


                                      Director                 March   , 1998
-------------------------
Angus R. Cooper, II


                                      Director                 March   , 1998
-------------------------
Robert H. Crosby, Jr.

         *                            Director                 March 11, 1998
-------------------------
Richard B. Crowell


         *                            Director                 March 11, 1998
-------------------------
Camille A. Cutrone


         *                            Director                 March 11, 1998
-------------------------
William A. Hines


         *                            Director                 March 11, 1998
-------------------------
Robert E. Howson


         *                            Director                 March 11, 1998
-------------------------
John J. Kelly


         *                            Director                 March 11, 1998
-------------------------
E. James Kock, Jr.


         *                            Director                 March 11, 1998
-------------------------
Alfred S. Lippman


         *                            Director                 March 11, 1998
-------------------------
John G. Phillips


         *                            Director                 March 11, 1998
-------------------------
John K. Roberts, Jr.


                                      Director                 March   , 1998
-------------------------
W. P. Snyder III


                                      Director                 March   , 1998
-------------------------
Carroll W. Suggs


         *                            Director                 March 11, 1998
-------------------------
Warren K. Watters


By:  /s/ R. King Milling
   ----------------------
         R. King Milling
         Agent and
      Attorney in Fact

                                 EXHIBIT INDEX


                                                                    SEQUENTIALLY
EXHIBIT                                                               NUMBERED
NUMBER    DESCRIPTION                                                   PAGE

2         The Plan of Merger (included in the Registration
          Statement as Appendix A and incorporated herein by reference).

5         Opinion of Milling, Benson, Woodward, Hillyer,
          Pierson & Miller, L.L.P.

8 Form of opinion of Arthur Andersen LLP as to certain tax matters.*

23.1      Consent of Arthur Andersen LLP, Inc. dated
          March 11, 1998.*

23.2      Consent of Postlethwaite & Netterville dated
          March 11, 1998.*

23.3      Consent of Chaffe & Associates, Inc. dated
          March 11, 1998.*

23.4      Consent of Milling, Benson, Woodward, Hillyer,
          Pierson & Miller, L.L.P., included in Exhibit 5.

24        Powers of Attorney of directors of Whitney Holding
          Corporation (contained on page S-1 of the Registration
          Statement).

99        Form of Proxy of Louisiana National Security Bank*

-----------
* Filed with this Amendment. All other listed exhibits have been filed previously.